Exhibit 10.37

RECEIVABLES FUNDING AGREEMENT

Dated as of January 28, 2005

among

AMERICREDIT NEAR PRIME TRUST,

as Borrower,

AMERICREDIT FINANCIAL SERVICES, INC.,

as Originator and as Servicer,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent and as Backup Servicer,

AFS CONDUIT CORP.

as Seller

VARIABLE FUNDING CAPITAL CORPORATION,

as a Lender,

WACHOVIA CAPITAL MARKETS, LLC,

as Deal Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as a Committed Lender

i

ii

Exhibits

Exhibit I	Schedule of Receivables as of the Borrowing Date
Exhibit II	Form of Borrowing Notice
Exhibit III	Form of Reduction Notice
Exhibit IV	[reserved]
Exhibit V	Names of Collection Account Banks; Lockboxes and Lockbox and Collection Accounts and Lockbox Account Banks
Exhibit VI	Form of Note
Exhibit VII	[reserved]
Exhibit VIII	Form of Transfer Request
Exhibit IX	Form of Periodic Report
Exhibit X	Form of Borrowing Base Certificate
Exhibit XI	Form of Assignment and Acceptance
Exhibit XII	[reserved]
Exhibit XIII	Agreed Upon Procedures
Exhibit XIV	Form of Tri-Party Remittance Processing Agreement (Lockbox Agreement)

Schedules

Schedule A	Documents to be Delivered to the Deal Agent on or prior to the Initial Purchase
Schedule B	Commitment Amounts
Schedule C	Schedule of Representations and Warranties of the Borrower
Schedule D	Perfection Representations, Warranties and Covenants
Schedule E	Representations and Warranties of the Servicer and Servicer’s Servicing, Collection and Credit Policies and Procedures

iii

RECEIVABLES FUNDING AGREEMENT

This Receivables Funding Agreement, dated as of January 28, 2005 is entered into by and among:

(a) AMERICREDIT NEAR PRIME TRUST, a Delaware statutory trust (the “Borrower”),

(b) AMERICREDIT FINANCIAL SERVICES, INC., a Delaware corporation (“AmeriCredit”), as originator (the “Originator”) and as servicer (the “Servicer” and, together with the Borrower, the “Loan Parties” and each, a “Loan Party”),

(c) WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity the “Collateral Agent”) and as backup servicer (the “Backup Servicer”),

(d) AFS CONDUIT CORP., a Nevada corporation (“AFS”) and as seller (in such capacity the “Seller”)

(e) VARIABLE FUNDING CAPITAL CORPORATION, a Delaware corporation (“VFCC”), as a lender (“Lender”) hereunder,

(f) WACHOVIA CAPITAL MARKETS, LLC, a Delaware limited liability company (together with its successors and assigns, “Wachovia Capital Markets”) as deal agent (in such capacity, together with its successors and assigns, the “Deal Agent”) and

(g) WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as a lender hereunder.

PRELIMINARY STATEMENTS

The Seller has acquired from the Originator certain receivables.

The Borrower has acquired from the Seller certain receivables, as to which AmeriCredit, in its capacity as Servicer, has agreed to act as Servicer hereunder, and desires to finance its acquisition of such receivables hereunder.

The Lenders, subject to the terms and conditions set forth in this Agreement, agree to make loans to the Borrower secured by certain receivables and other assets of the Borrower.

Wells Fargo Bank, National Association has been requested and is willing to act as Collateral Agent on behalf of the Secured Parties in accordance with the terms hereof.

Wachovia Capital Markets has been requested and is willing to act as Deal Agent on behalf of VFCC and its assigns in accordance with the terms hereof.

Article I

Definitions and Interpretation

Section 1.1 Definitions.

As used in this Agreement, the following terms have the following meanings:

Accepted Servicing Practices: Those customary and usual procedures of institutions which service motor vehicle retail installment sales contracts and, to the extent more exacting, the degree of skill and attention that the Servicer exercises from time to time with respect to all comparable motor vehicle receivables that it services for itself or others; provided, however, that so long as AmeriCredit is the Servicer, such practices shall be those described in Schedule E hereto as amended from time to time in accordance with Section 9.2.

Account: Each of the Collection Account and the Reserve Account.

Account Control Agreement: The Account Control Agreement, dated as of January 28, 2005, among the Borrower, Wachovia Capital Markets, as Agent, and Wells Fargo, as Collateral Agent, Collection Account Bank and Reserve Account Bank, as amended, supplemented or otherwise modified from time to time.

Accountant’s Report: As defined in Section 9.13.

Additional Amount: As defined in Section 4.5(a).

Adjusted Equity: With respect to AmeriCredit Corp., at any time and determined in accordance with GAAP, the net worth of AmeriCredit Corp. at such time less the sum of (i) the intangible assets of AmeriCredit Corp. at such time and (ii) interest-only receivables of AmeriCredit Corp. from securitization trusts offset by any related interest rate swap valuation, adjusted for taxes (based on the effective tax rate as presented in the most recent report on Form 10-K or periodic report on Form 10-Q, as applicable, filed by AmeriCredit Corp. with the Securities and Exchange Commission) at such time.

Advance Rate: On any day during the Revolving Period, one hundred percent (100%) minus the Initial Overcollateralization Percentage.

Adverse Claim: A lien, security interest, pledge, charge or encumbrance, or similar right or claim of any Person (other than the Collateral Agent).

AFS: As defined in the preamble.

Affected Party: As defined in Section 4.4(a).

Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such Person. For purposes of this definition “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Aggregate Commitment: On any day, the aggregate of the Commitments on such day.

Agreement: This Receivables Funding Agreement, as it may be amended, supplemented or otherwise modified from time to time.

Alternate Base Rate: As of any date of determination, a rate per annum equal to the greater of (i) the Prime Rate on such day and (ii) one-half of one percent (0.50%) above the Federal Funds Effective Rate on such day (for purposes of determining the Alternate Base Rate for any day, changes in such Prime Rate or such Federal Funds Effective Rate shall be effective on the date of each such change).

AmeriCredit: As defined in the preamble.

AmeriCredit Corp.: AmeriCredit Corp., a Texas corporation and its successors and assigns.

AmeriCredit Score: With respect to a Receivable at any time, the credit score for the related Obligor at such time, determined in accordance with the Servicing Collection and Credit Policy and Procedures (as in effect from time to time).

Amount Financed: With respect to a Receivable, the aggregate amount advanced under such Receivable toward the purchase price of the Financed Vehicle and any related costs, including amounts advanced in respect of accessories, insurance premiums (excluding premiums on Force-Placed Insurance), service and warranty contracts, other items customarily financed as part of retail automobile installment sale contracts or promissory notes, and related costs.

Annual Percentage Rate or APR: With respect to any Receivable, the annual percentage rate of finance charges or service charges, as stated in the related Contract.

Assignment and Acceptance: As defined in Section 14.3(d).

Authorized Officer: With respect to any Person, its chairman, president, executive vice president, senior vice president, vice president, corporate controller, treasurer, any assistant treasurer, corporate secretary or chief financial officer.

Auto Loan Purchase and Sale Agreement: Any agreement between a Third-Party Lender and AmeriCredit relating to the acquisition of Receivables from a Third-Party Lender by AmeriCredit.

Available Collections: With respect to each Payment Date, all Collections received, from whatever source, during or with respect to the immediately preceding Collection Period.

Backup Servicer: As defined in the preamble.

Backup Servicing Fee: $3,000 per month.

Bankruptcy Code: The Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.

Base Rate: On any day, a fluctuating rate of interest per annum equal to the per annum rate of interest announced by Wachovia as its “base rate”, “prime rate” or “base rate of interest”.

Board of Directors: The governing body of a corporation, elected by the shareholders to establish corporate policy, appoint executive officers, and make major business and financial decisions.

Borrower: As defined in the preamble.

Borrowing Base: On any date of determination, the product of (A) the excess of (i) the Net Receivables Balance on such day over (ii) the aggregate Dealer Concentrations on such day and (B) 100% minus the Minimum Required Overcollateralization Percentage.

Borrowing Base Confirmation: As defined in Section 7.1(n).

Borrowing Base Deficit: On any date of determination, an amount equal to the excess, if any, of (i) the Net Investment over (ii) the Borrowing Base.

Borrowing Date: Any Business Day occurring during the Revolving Period on which the Borrower, in accordance with the terms hereof, requests a Loan to be made hereunder.

Borrowing Notice: As defined in Section 2.2.

Breakage Costs: As defined in Section 4.3(a).

Business Day: Any day except a day (i) which is a Saturday or a Sunday or (ii) on which commercial banks in New York, New York, Minneapolis, Minnesota, Charlotte, North Carolina or Fort Worth, Texas are authorized or obligated by law or executive order to be closed.

Change of Control: With respect to any specified Person, any change resulting when an Unrelated Person or any Unrelated Persons, acting together, that would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than thirty percent (30%) of the aggregate voting power of all classes of Voting Stock of AmeriCredit Corp. or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of AmeriCredit Corp. such that such nominees when added to any existing director remaining on the Board of Directors of AmeriCredit Corp. after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of AmeriCredit Corp. As used herein, (a) “Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Exchange Act, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase or exchange; (b) “Group” shall mean a “group” for purposes of Section 13(d) of the Exchange Act; (c) “Unrelated Person” shall mean at any time any Person other than AmeriCredit Corp. or any of its Subsidiaries, any of the shareholders of AmeriCredit Corp. on the Closing Date and other than any trust for any employee benefit plan of AmeriCredit Corp. or any of its Subsidiaries; (d) “Related Person” of any Person shall mean any other Person owning (1) five percent (5%) or more the outstanding common stock of such Person or (2) five percent (5%) or more of the Voting Stock of such Person; and (e) “Voting Stock” of any Person shall mean the capital stock or other indicia of equity rights of such Person which at the time has the power to vote for the election of one or more members of the Board of Directors (or other governing body) of such Person.

Close of Business: On any date, 5:00 p.m., New York time, on such date, or such other time on such date as the Borrower and the Collateral Agent may agree.

Closing Date: January 28, 2005.

Code: The Internal Revenue Code of 1986, as amended from time to time, and Treasury Regulations promulgated thereunder.

Collateral: The Receivables and Related Security.

Collateral Agent: Wells Fargo Bank, National Association.

Collateral Agent Fee: $10,000 per annum, payable annually in advance on the Closing Date and each anniversary of the Closing Date.

Collateral Insurance: As defined in Section 9.5(a).

Collection Account: The bank account designated as such and maintained at the Collection Account Bank pursuant to Section 3.6.

Collection Account Bank: Wells Fargo Bank, National Association.

Collection Period: With respect to a Payment Date, the period from and including the first day of the month preceding the month in which such Payment Date occurs (or, with respect to the first Payment Date, the Closing Date) to and including the last day of the month preceding the month of such Payment Date. Each Collection Period shall consist of a calendar month.

Collection Period Net Spread: For any Collection Period, the percentage equal to (a) the weighted average APR of the Eligible Receivables as of the last day of such Collection Period minus (b) the sum of (i) the Servicing Fee Rate, (ii) the Program Fee Rate and (iii) the CP Rate for such Collection Period; provided that if, on the last day of any Collection Period there are no Receivables with which to measure the weighted average APR in accordance with clause (a), then the APR used to calculate the Collection Period Net Spread shall be the APR on the last preceding date during such Collection Period, if any, on which Receivables were owned by the Borrower.

Collections: With respect to any Receivable, all funds (i) received by the Originator, the Seller, the Servicer or the Borrower from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, principal, finance charges, late fees, interest and all other amounts and charges) in respect of such Receivable from and after the related Transfer Date, (ii) applied to such amounts owed by such Obligors (including, without limitation, through the liquidation of Collateral or insurance payments or proceeds on account of any casualty loss with respect to any collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), (iii) any amounts received by the Originator, the Seller, the Servicer or the Borrower from the sale or liquidation of the Receivables from and after the related Transfer Date or (iv) received by the Seller, the Servicer or the Originator in respect of Receivables on and after the related Transfer Date in respect of any Receivable that is purchased or repurchased from the Borrower pursuant to the Receivables Purchase Agreement.

Commercial Paper Notes: Short-term promissory notes issued or to be issued by VFCC.

Commitment: The commitment of a Committed Lender to make Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth on Schedule B to this Agreement.

Commitment Fee: As defined in the Fee Letter.

Commitment Termination Date: January 27, 2006 or such later date as the Borrower may request in writing and as to which the Deal Agent and each Lender may agree to (in each of their sole discretions), as evidenced in a written notice to the Borrower.

Committed Lender: Initially, Wachovia and any other Lender who, subject to AmeriCredit’s consent, commits to provide Loans hereunder.

Conduit Assignee: Any commercial paper conduit administered by the Deal Agent or any of its affiliates.

Contract: A motor vehicle retail installment sales contract.

CP Rate: For any day during any Interest Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by VFCC from time to time as interest on or otherwise (taking into consideration any incremental carrying costs associated with short-term promissory notes issued by VFCC maturing on dates other than those certain dates on which VFCC is to receive funds) in respect of the promissory notes issued by VFCC that are allocated, in whole or in part, by the Deal Agent (on behalf of VFCC) to fund or maintain any Loan during such period, as determined by the Deal Agent (on behalf of VFCC) and reported to the Borrower, which rates shall reflect and give effect to (i) the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the Deal Agent (on behalf of VFCC) and (ii) other borrowings by VFCC, including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market.

Cram Down Loss: With respect to a Receivable that has not become a Liquidated Receivable, if a court of appropriate jurisdiction in a proceeding related to an Insolvency Event shall have issued an order reducing the amount owed on a Receivable or otherwise modifying or restructuring the Scheduled Receivable Payment to be made on a Receivable, an amount equal to (i) the excess of the Principal Balance of such Receivable immediately prior to such order over the Principal Balance of such Receivable as so reduced and/or (ii) if such court shall have issued an order reducing the effective rate of interest on such Receivable, the excess of the

Principal Balance of such Receivable immediately prior to such order over the net present value (using as the discount rate equal to the higher of the APR on such Receivable or the rate of interest, if any, specified by the court in such order) of the Scheduled Receivable Payments as so modified or restructured. A “Cram Down Loss” shall be deemed to have occurred on the date of issuance of such order.

Cumulative Net Losses: With respect to a Static Pool, the positive difference, determined as of the last day of each Collection Period, between (i) the sum of (A) the aggregate principal balance of all Receivables that became Liquidated Receivables related to such Static Pool during each Collection Period that has been completed since such Static Pool was established plus (B) aggregate Cram Down Losses related to such Static Pool as of such day minus (ii) Liquidation Proceeds received with respect to the Receivables described in clause (i) related to such Static Pool as of such day.

Cumulative Net Loss Ratio: For any Static Pool, the ratio, calculated as of the last day of each Collection Period and expressed as a percentage, equal to (i) the Cumulative Net Losses for such Static Pool divided by (ii) the aggregate initial principal balance of all Receivables comprising the related Static Pool.

Custodian: AmeriCredit.

Deal Agent: As defined in the preamble.

Deal Agent’s Account: The account of the Deal Agent, number 2000002391825, at Wachovia Bank, National Association.

Dealer: With respect to any Receivable, an automobile dealer that sold the related Financed Vehicle to the related Obligor and that originated and assigned the respective Receivable to AmeriCredit under a Dealer Agreement or pursuant to a Dealer Assignment.

Dealer Agreement: Any agreement between a Dealer and AmeriCredit relating to the acquisition of Receivables from a Dealer by AmeriCredit.

Dealer Assignment: With respect to a Receivable, the assignment executed by a Dealer conveying such Receivable to AmeriCredit.

Dealer Concentrations: On any date of determination, the sum of, for each Dealer, the amount of by which the aggregate Principal Balances of all Receivables acquired from such Dealer exceeds 10% of the aggregate Principal Balance of all Receivables.

Delinquency Ratio: The ratio, calculated as of the last day of each Collection Period, expressed as a percentage, equal to (i) the Net Receivables Balance on such date of all Receivables with respect to which more than 10% of a scheduled payment is more than sixty (60) days past due (excluding a Receivable for which the Financed Vehicle has been repossessed and the proceeds thereof have not been realized by the Servicer) divided by (ii) the Net Receivables Balance of all Receivables on the first day of such Collection Period.

Delinquent Receivable: Each Receivable (other than a Liquidated Receivable) with respect to which more than 10% of a Scheduled Receivable Payment is more than sixty (60) days past due (excluding a Receivable for which the Financed Vehicle has been repossessed and the proceeds thereof have not been realized by the Servicer).

Dollar(s) and $: Lawful money of the United States of America.

EBITDA: For any specified Persons and its consolidated Subsidiaries and any specified period the revenues (or losses) of such Person, minus associated costs (excluding Interest Expense, income taxes, depreciation and amortization), determined in each case on a consolidated basis in accordance with GAAP.

Electronic Ledger: The electronic master record of the retail installment sales contracts or installment loans of the Servicer.

Eligible Assignee: A commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its holding company’s) short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody’s.

Eligible Deposit Account: A segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), having corporate trust powers and acting as trustee for funds deposited in such account, so long as any of the securities of such depository institution have a credit rating from each Rating Agency in one of its generic rating categories which signifies investment grade.

Eligible Investments: Any book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence:

(a) direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America;

(b) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia (or any domestic branch of a foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities (including depository receipts issued by any such institution or trust company as custodian with respect to any obligation referred to in clause (a) above or portion of such obligation for the benefit of the holders of such depository receipts); provided, however, that at the time of the investment or contractual commitment to invest therein (which shall be deemed to be made again each time funds are reinvested following each Payment Date), the commercial paper or other short-term senior unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) of such depository institution or trust company shall have a credit rating from Standard & Poor’s of A-1+ and from Moody’s of Prime-1;

(c) commercial paper and demand notes investing solely in commercial paper having, at the time of the investment or contractual commitment to invest therein, a rating from Standard & Poor’s of A-1+ and from Moody’s of Prime-1;

(d) investments in money market funds having a rating from Standard & Poor’s of AAA-m or AAAm-G and from Moody’s of Aaa (including funds for which the Collection Account Bank or any of its Affiliates is an investment manager or advisor);

(e) bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f) repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) referred to in clause (b) above;

(g) any other investment satisfactory to the Deal Agent in its sole discretion; and

(h) cash denominated in United States dollars.

Eligible Receivable: Any Receivable as to which each of the representations and warranties set forth in Schedule C is true as of the date or dates specified in such Schedule C.

ERISA: The U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Event: (i) a Reportable Event with respect to a Pension Plan; (ii) a withdrawal by the Originator or any of its affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by the Originator or any of its Affiliates from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (iv) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (v) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

Exchange Act: The United States Securities and Exchange Act of 1934, as amended.

Facility Fee: As defined in the Fee Letter.

Facility Fee Rate: As defined in the Fee Letter.

Facility Limit: $150,000,000.

Federal Funds Effective Rate: For any day for any period, a fluctuating interest rate per annum for each day during such period equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve system arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York City time) for such day on such transactions received by Wachovia from three federal funds brokers of recognized standing selected by it.

Federal Reserve Bank: A national banking association of the United States Federal Reserve System.

Fee Letter: The fee letter, dated as of the date hereof, by and among VFCC, as a Lender, Wachovia Capital Markets, as the Deal Agent, Wells Fargo Bank, as the Collateral Agent, the Trust, as Borrower, AFS, as the Seller, AmeriCredit, as the Servicer and the Originator, as the same may be amended, modified, supplemented, waived, restated and/or replaced from time to time.

Fees: All fees and other amounts payable by the Borrower pursuant to the Fee Letter.

FICO Score: A number representing the auto industry adjusted credit score obtained from a national credit reporting agency (for example, Trans Union, Experian or Equifax) for a natural person seeking to obtain financing secured by a motor vehicle.

Filing: As defined in Schedule D.

Final Payout Date: The date, on or following the Termination Date, on which all Obligations hereunder have been indefeasibly paid in full in cash.

Financed Vehicle: In respect of a Receivable an automobile, a light-duty truck or van or a minivan, together with all accessions thereto, securing an Obligor’s indebtedness under the respective Receivable.

Fiscal Quarter: Any quarter in a Fiscal Year.

Fiscal Year: Any period of twelve consecutive calendar months ending on June 30 (in the case of AmeriCredit Corp., AmeriCredit or the Seller) or December 31 (in the case of the Borrower).

Force-Placed Insurance: As defined in Section 9.5(b).

Form 10-K and Form 10-Q: Have the meanings given to such terms in the Exchange Act.

Funding Account: The account of the Borrower, number 16902902, at Wells Fargo Bank, National Association.

GAAP: On any date, generally accepted accounting principles as in effect in the United States at such time, consistently applied.

Governmental Authority: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

Grant: To mortgage, pledge, bargain, warrant, alienate, remise, release, convey, assign, transfer, create, grant a lien upon and a security interest in and right of set-off against, deposit, set over and confirm pursuant to this Agreement. A Grant of the Collateral or of any other agreement or instrument shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect of the Collateral and all other moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

Increased Costs: As defined in Section 4.4(a).

Indebtedness: As defined in Section 9.14(a)(vi).

Indemnified Amounts: As defined in Section 11.1.

Indemnified Party: As defined in Section 11.1.

Independent Accountants: As defined in Section 9.13.

Independent Director: A director of a company or corporation (a) who shall at no time be, or have been, or have any relative who is or at any time has been, a director, officer, stockholder, customer, partner, creditor or supplier of, be employed by, or hold or held at any time (directly or indirectly) any beneficial economic interest in the company or any Affiliate thereof (excluding such director’s position as an Independent Director and any compensation received by such director in such capacity; and provided, further, that the Independent Director may also be an “independent director” of any other special purpose corporations affiliated with the company), and (b) who shall at no time be, or have been, a director, officer, stockholder, customer, partner, creditor or supplier of, be employed by, or hold or held at any time (directly or indirectly) any beneficial economic interest in any person holding (directly or indirectly) a beneficial economic interest in the company or any Affiliate thereof. “Affiliate” as used in this definition shall mean any entity other than the company (i) which owns beneficially (directly or indirectly), 5% or more of the outstanding shares of voting securities of the company, or (ii) of which 5% or more of the outstanding shares of its voting securities is owned beneficially (directly or indirectly) by any entity described in clause (i) above, or (iii) which is controlled by an entity described in clause (i) above, as the term “control” is defined under Section 230.405 of the Rules and Regulations of the Securities and Exchange Commission, 17 C.F.R. Section 230.405.

Initial Overcollateralization Percentage: 4.0%.

Insolvency Event: With respect to a specified Person, (a) the filing of a petition against such Person or the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation or such Person’s affairs, and such petition, decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by, a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

Insurance Add-On Amount: As defined in Section 9.5(c).

Insurance Policy: With respect to a Receivable, any insurance policy benefiting the holder of the Receivable providing loss or physical damage, credit life, credit disability, theft, mechanical breakdown or similar coverage with respect to the Financed Vehicle or the Obligor.

Interest: For any Interest Period relating to Loans made by a Lender or funded by a Liquidity Provider, an amount equal to the product of the applicable Interest Rate for each such Loan multiplied by the principal of such Loan for each day elapsed during such Interest Period, annualized on a 360-day basis.

Interest Expense: With respect to AmeriCredit Corp., on a consolidated basis and for any period, AmeriCredit Corp.’s interest expense during such period for money borrowed (exclusive of any such interest expense on any “off-balance sheet” securitizations or “off-balance sheet” warehouse facilities), calculated in accordance with GAAP.

Interest Period: For any Loan:

(i) if Interest for such Loan is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the Deal Agent and the Borrower, commencing on a Business Day selected by the Deal Agent pursuant to this Agreement. Such Interest Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Interest Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Interest Period shall end on the last Business Day of such succeeding month;

(ii) if Interest for such Loan is calculated on the basis of the Alternate Base Rate, a period of one (1) Business Day; or

(iii) if Interest for such Loan is calculated on the basis of the CP Rate, a period, with respect to any Payment Date equal to the related Collection Period;

provided, however, that if any Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided further, however, that in the case of Interest Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day.

In the case of any Interest Period for any Loan which commences before the occurrence of a Termination Event and would otherwise end on a date occurring after the occurrence of such Termination Event, such Interest Period shall end on the date such Termination Event occurs. The duration of each Interest Period which commences after the occurrence of a Termination Event shall be of such duration as selected by the Deal Agent.

Interest Rate: With respect to each Loan or portion thereof (i) made by a Committed Lender, the applicable LIBO Rate or the applicable Alternate Base Rate, as applicable, (ii) made by VFCC, to the extent that VFCC has funded such Loan or portion thereof under the Liquidity Agreement, the applicable LIBO Rate or the applicable Alternate Base Rate, as applicable, (iii) made by VFCC, to the extent that VFCC has funded such Loan or portion thereof with Commercial Paper Notes, the CP Rate and (iv) outstanding on and after the occurrence of a Termination Event, the Prime Rate plus 3.00%.

Interest Rate Hedge Assignment Acknowledgement: Any assignment of the Borrower’s rights under a Qualifying Hedge Agreement, including without limitation any consent to assignment thereof provided for in the terms of such Qualifying Hedge Agreement, in each case, in form and substance satisfactory to the Deal Agent.

Interest Rate Hedge Provider: Any financial institution having a short-term, unsecured debt rating of at least A-1 by S&P and P-1 by Moody’s and that is reasonably acceptable to the Deal Agent.

Internal Revenue Service: The United States Internal Revenue Service.

Lenders: Collectively VFCC and the Committed Lenders.

LIBO Rate: For any Interest Period, the rate per annum determined on the basis of the offered rate for deposits in U.S. Dollars of amounts equal or comparable to the principal amount of the related Loan offered for a term comparable to such Interest Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address “US0001M <Index> Q <Go>“ effective as of 11:00 a.m. (London time), two (2) Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the LIBO Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the Deal Agent, at approximately 10:00 a.m. (New York City time), two (2) Business Days prior to the first day of such Interest Period, for deposits in U.S. Dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Loan, divided by one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against Wachovia in respect of “Eurocurrency liabilities”, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Interest Period. The LIBO Rate shall be rounded, if necessary, to the next higher 1/100th of 1%.

Lien: A security interest, lien, charge, pledge, equity, or encumbrance of any kind, other than tax liens, mechanics’ liens and any liens that attach to the respective Receivable by operation of law as a result of any act or omission by the related Obligor.

Lien Certificate: With respect to a Financed Vehicle, an original certificate of title, certificate of lien or other notification issued by the Registrar of Titles of the applicable state to a secured party which indicates that the lien of the secured party on the Financed Vehicle is recorded on the original certificate of title. In any jurisdiction in which the original certificate of title is required to be given to the Obligor, the term “Lien Certificate” shall mean only a certificate or notification issued to a secured party. For Financed Vehicles registered in certain states, the “Lien Certificate” may consist of notification of an electronic recordation by either a third-party service provider or the relevant Registrar of Titles of the applicable state, which notification states that the lien of the secured party on the Financed Vehicles is recorded on the original certificate of title for such Financed Vehicle on the electronic lien and title system of the applicable state.

Liquidated Receivable: With respect to any Collection Period, a Receivable (i) as to which ninety (90) days have elapsed since the Servicer repossessed the Financed Vehicle provided, however, that in no case shall 10% or more of a Scheduled Receivables Payment have become 210 or more days delinquent in the case of a repossessed Financed Vehicle, (ii) as to which the Servicer has determined in good faith that all amounts it expects to recover have been received, (iii) as to which the Servicer has received notification that the Obligor is the subject of a current bankruptcy proceeding or (iv) as to which 10% or more of a Scheduled Receivables Payment shall have become 120 or more days delinquent, except in the case of a repossessed Financed Vehicle.

Liquidation Expenses: Expenses that are incurred by the Servicer or any Subservicer in connection with the liquidation of any Receivable or related collateral, if any, such expenses including, without limitation, legal fees and expenses and any unreimbursed amount expended by such Servicer or Subservicer pursuant to Section 9.4 respecting the related Receivable.

Liquidation Proceeds: Cash realized with respect to a Liquidated Receivable or related collateral, if any, (whether through sale or otherwise) net of any related Liquidation Expenses.

Liquidity: With respect to any date, (A) unrestricted cash on such date (after giving effect to any repurchase of stock on such date) and (B) amounts available to be drawn under the credit facilities of AmeriCredit Corp. and its consolidated subsidiaries, including amounts available to be drawn hereunder, so long as AmeriCredit Corp. and its consolidated subsidiaries can satisfy all conditions precedent to borrowing such amounts under such facilities.

Liquidity Agent: Wachovia as liquidity agent under the Liquidity Agreement.

Liquidity Agreement: The Liquidity Purchase Agreement, dated as of the date hereof, by and among VFCC, the Liquidity Providers, Wachovia as the Liquidity Agent and the Deal Agent, as amended, supplemented or otherwise modified from time to time.

Liquidity Provider: The financial institutions as are, or may become, parties to the Liquidity Agreement, as lenders thereunder.

Loan: Any loan made by a Lender to the Borrower pursuant to this Agreement (including, without limitation, any such Loan that is funded in whole or in part under the Liquidity Agreement).

Loan Party: As defined in the preamble.

Lockbox Account: An account maintained on behalf of the Collateral Agent by the Lockbox Account Bank pursuant to Section 9.3.

Lockbox Account Bank: A depository institution named by the Servicer and acceptable to the Deal Agent, such institution initially to be JPMorgan Chase Bank, NA.

Lockbox Agreement: The Tri-Party Remittance Processing Agreement, dated as of January 28, 2005, by and among AmeriCredit, JPMorgan Chase Bank, NA and the Collateral Agent, as such agreement may be amended or supplemented from time to time, unless the Collateral Agent shall cease to be a party thereunder, or such agreement shall be terminated in accordance with its terms, in which event “Lockbox Agreement” shall mean such other agreement, in form and substance acceptable to the Deal Agent, among the Servicer, the Collateral Agent and the Lockbox Account Bank.

LTV: For any Contract, the percentage equivalent, determined as of the date such Contract was entered into, of a fraction the numerator of which is equal to the Amount Financed under such Contract and the denominator of which is equal to (i) in the case of a Financed Vehicle that has not been previously titled, the manufacturer’s suggested retail price of such Financed Vehicle and (ii) in the case of a Financed Vehicle that is a used vehicle, the wholesale value of such Financed Vehicle as set forth in the Valuation Source.

Managed Assets: As of any date, the aggregate outstanding balance of all receivables (whether or not thereafter sold or disposed of) that are serviced by the Servicer or any of its Affiliates as of such date, but excluding receivables in which neither the Servicer nor any of its Affiliates has any direct or indirect beneficial interest, calculated in a manner consistent with the components of “managed receivables” in the most recent reports on Form 10-K or Form 10-Q filed by AmeriCredit Corp.

Maturity Date: The earlier to occur of (i) the date that is seventy-two (72) months after the Termination Date and (ii) the date on which a Termination Event occurs.

Minimum Required Overcollateralization Percentage: On any day prior to the occurrence of an Overcollateralization Increase Event, 6.0% and after the occurrence of an Overcollateralization Increase Event, 10%.

Monthly Extension Rate: For any Collection Period, the fraction expressed as a percentage, calculated as of the last day of such Collection Period, the numerator of which is the aggregate Principal Balance of all Receivables whose payments were extended during the related Collection Period and the denominator of which is the aggregate Principal Balance of all Receivables as of the close of business on the last day of such related Collection Period.

Monthly Principal Payment Amount: On (i) any Payment Date during the Revolving Period, the amount, if any, necessary to reduce the Net Investment as of the last day of the related Collection Period to the Borrowing Base as of the last day of the related Collection Period; provided, however, that the Monthly Principal Payment Amount for any such Payment Date shall not exceed the funds available for distribution pursuant to clause (vi) of Section 3.3(a), (ii) any Payment Date following the termination of the Revolving Period but prior to the occurrence of a Termination Event, an amount equal to the amount necessary to maintain the Minimum Overcollateralization Percentage as of the last day of the related Collection Period; provided, however, that the Monthly Principal Payment Amount for any such Payment Date shall not exceed the funds available for distribution pursuant to clause (vi) of Section 3.3(a) and (iii) the Maturity Date, the Net Investment outstanding on such date.

Monthly Schedule of Receivables: As defined in Section 9.9.

Moody’s: Moody’s Investors Service, Inc. and its successors and assigns.

Multiemployer Plan: As defined in Sections 4001(a)(3) of ERISA.

Net Investment: On any date of determination, the principal amount of all Loans made hereunder minus the aggregate Monthly Principal Payment Amounts received and applied by the Lender to reduce the Net Investment.

Net Receivables Balance: On any date of determination, the sum of (i) the aggregate Principal Balance of the Eligible Receivables on such day and (ii) the amount of Collections representing payments of principal received on the Receivables and that are on deposit in the Collection Account on such date of determination.

Net Spread: For any Collection Period, the percentage, calculated as of the last day of such Collection Period, equal to the three-month average of Collection Period Net Spread for such Collection Period and each of the two (2) immediately preceding Collection Periods; provided, however, that for the first Collection Period, the Net Spread shall be equal to the Collection Period Net Spread for such Collection Period and for the second Collection Period, the Net Spread shall be equal to the two month average of the Collection Period Net Spread for such Collection Period and the preceding Collection Period; provided, further, if the Net Investment was zero on each day during any one or more Collection Periods that would otherwise be included in the calculation of “Net Spread” for a particular period, the Collection Period Net Spread for such Collection Period or Collection Periods during which such Net Investment was zero shall be excluded from this calculation and the Collection Period Net Spread for the most recent preceding Collection Period or Collection Periods, as necessary, shall be used instead.

Note: As defined in Section 2.3.

Obligations: As defined in Section 3.1.

Obligor: With respect to any Receivable, the purchaser and any co-purchasers of the related Financed Vehicle and each other Person obligated to make payments under such Receivable.

Officer’s Certificate: A written certificate signed by an Authorized Officer of the Originator, the Seller, the Borrower or the Servicer, as applicable.

Opinion of Counsel: A written opinion of counsel (such counsel to be reasonably acceptable to the Deal Agent) in form and substance satisfactory to the Deal Agent.

Originator: AmeriCredit Financial Services, Inc.

Overcollateralization Increase Event: As of any date of determination, any of the following events has occurred and is continuing:

(i) the three-month average of the Delinquency Ratio exceeds 3.5%; or

(ii) the three-month average of the Monthly Extension Rate exceeds 2.0% and the Servicer shall not have exercised its Repurchase Obligation such that, after giving effect to the exercise of such Repurchase Obligation, the three-month average of the Monthly Extension Rate is equal to or less than 2.0%; or

(iii) the Cumulative Net Loss Ratio for any Static Pool for any Collection Period, exceeds the percentage set forth opposite the applicable number of months since the Transfer Date of first Receivable included in such Static Pool to the Borrower:

Seasoning in Months	Cumulative Net Loss Ratio
1-3	0.44%
4-6	0.75%
7-9	1.28%
10-12	1.75%
13-15	2.56%
16-18	3.00%
19-21	3.84%
22-24	4.50%
25-30	5.32%
31-36	6.80%
37-42	7.20%
43-48	7.60%
49-54	7.80%
55+	8.00%

(iv) the weighted average FICO Score of all Eligible Receivables is less than 630;

(v) the weighted average AmeriCredit Score of all Eligible Receivables is less than 245;

(vi) the Net Spread is less than 5.25%; or

(vii) as of the second immediately preceding Payment Date, the amount in the Reserve Account was less than the Required Reserve Account Amount, and such deficiency was not cured on or prior to the immediately preceding Payment Date.

Owner Trustee: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, its successors in interest or any successor Owner Trustee under the Trust Agreement.

Payment Date: The 15th day of each month (beginning March 15, 2005) or, if such day is not a Business Day, the next succeeding Business Day.

PBGC: The Pension Benefit Guaranty Corporation, or any successor thereto.

Pension Plan: A pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

Perfection Representations: The representations, warranties and covenants set forth in Schedule D attached hereto.

Periodic Report: A report substantially in the form set forth in Exhibit IX.

Person: An individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

Plan: At any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

Pre-Computed Receivable: Any Receivable under which the portion of a payment allocable to earned interest (which may be referred to in the related Receivable as an add-on finance charge) and the portion allocable to the Amount Financed is determined according to the sum of periodic balances or the sum of monthly balances or any equivalent method or are monthly actuarial receivables.

Prime Rate: On any day, the rate announced by Wachovia as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wachovia in connection with extensions of credit to debtors.

Principal Balance: With respect to any Receivable, as of any date, the sum of (x) the Amount Financed minus (i) that portion of all amounts received on or prior to such date and allocable to principal in accordance with the terms of the Receivable and (ii) any Cram Down Loss in respect of such Receivable plus (y) the accrued and unpaid interest on such Receivable.

Program Document: Any management agreement, administration agreement, referral agreement, depository agreement, security agreement, program liquidity or credit enhancement agreement and any other similar document, agreement or instrument with respect to VFCC’s Commercial Paper Note program, as such documents, agreements and instruments may be from time to time amended, supplemented, replaced or otherwise modified.

Program Fee: As defined in the Fee Letter.

Program Fee Rate: As defined in the Fee Letter.

Purchase Amount: With respect to a Receivable, the Principal Balance and all accrued and unpaid interest on the Receivable, after giving effect to the receipt of any moneys collected (from whatever source) on such Receivable, if any.

Purchase Price: With respect to any Receivable, on any date of determination, the purchase price of such Receivable paid to the Seller under the terms of the Receivables Purchase Agreement minus any principal allocations applied to such Receivables since the related Transfer Date.

Qualifying Hedge Agreement: Any interest rate cap agreement or swap agreement approved by the Deal Agent entered into by the Borrower to hedge its interest rate risk with respect to the Loans under this Agreement that satisfies each of the following conditions:

(i) the counterparty thereunder has a long-term rating of at least “A+” by S&P and “A1” by Moody’s and a short-term rating of at least “A-1” by S&P and “P-1” by Moody’s;

(ii) all of the Borrower’s right, title and interest under such agreement has been pledged by the Borrower to the Collateral Agent hereunder, for the benefit of the Secured Parties, the counterparty thereunder has consented to such pledge and has agreed to make all payments thereunder to the Collateral Agent upon receipt of notice from the Collateral Agent that a Termination Event or Servicer Event of Default has occurred under this Agreement, and the Collateral Agent, on behalf of the Secured Parties, shall have the right to cure any defaults by the Borrower under such agreement;

(iii) the master agreement governing such agreement contains the provisions required by the Deal Agent, and a copy of such agreement and the confirmation issued thereunder shall be delivered to the Collateral Agent and to the Deal Agent, at the request of the Collateral Agent or the Deal Agent, to be held by the Collateral Agent on behalf of each Secured Party;

(iv) the Borrower shall not have any payment obligations thereunder other than a single up-front payment obligation, (other than net swap payments if such interest rate hedge is a swap approved by the Deal Agent) which up-front payment obligation shall be required to have been performed in full before such cap agreement, swaption or option (or other agreement) shall qualify as a Qualifying Hedge Agreement;

(v) the counterparty thereto is obligated to make all payments thereunder to the Collection Account; and

(vi) all such agreements that are outstanding as of any date of determination, in the aggregate, have strike prices or swap rates calculated so that the positive spread of the weighted average APR of the Eligible Receivables over such aggregate strike prices or swap rates are at least 4.00% per annum, covering, in the aggregate, the then-existing Net Investment and based on the expected amortization schedule of such existing Receivables.

Rating Agency Condition: With respect to any action, means that each Rating Agency shall have been given ten (10) days (or such shorter period as is acceptable to each Rating Agency) prior notice thereof and that each Rating Agency shall have notified the Collateral Agent and the Deal Agent in writing that such action will not result in a qualification, reduction or withdrawal of the then-current rating assigned by such Rating Agency to the Commercial Paper Notes.

Rating Agencies: S&P and Moody’s.

Receivable: For any date of determination, any Contract listed on the Schedule of Receivables in effect on such date.

Receivable File: Means a file containing (with respect to each Receivable) each of the following:

(i) The fully executed original Contract related to such Receivable;

(ii) The original credit application, or a copy thereof, of each Obligor, fully executed by each such Obligor on AmeriCredit’s customary form, or on a form approved by AmeriCredit, for such application; and

(iii) The original Lien Certificate (when received) and otherwise such documents, if any, that AmeriCredit keeps on file in accordance with its customary procedures indicating that the Financed Vehicle is owned by the Obligor and subject to the interest of AmeriCredit (or a Titled Third-Party Lender) as first lienholder or secured party, or, if such Lien Certificate has not yet been received, a copy of the application therefor, showing AmeriCredit (or a Titled Third-Party Lender) as secured party.

Receivables Purchase Agreement: The Receivables Purchase Agreement, dated as of the date hereof, by and between the Seller, as seller, and the Borrower, as purchaser, as from time to time amended, modified, waived, supplemented, replaced or restated in accordance with the terms of this Agreement.

Register: As defined in Section 14.3(c).

Registrar of Titles: With respect to any state, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.

Related Security: As defined in Section 15.1.

Reportable Event: Any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

Repurchase Obligation: As defined in Section 9.12.

Required Reserve Account Amount: On any date of determination on and after the date of initial Loan, the greater of (i) Reserve Account Deposit Amount and (ii) 1% multiplied by the Net Receivables Balance.

Reserve Account: As defined in Section 3.5(a).

Reserve Account Bank: Wells Fargo or such other bank or trust company as may be appointed by the Deal Agent from time to time.

Reserve Account Deposit Amount: $250,000.

Revolving Period: The period beginning on the Closing Date and ending on the earlier of (i) the Commitment Termination Date and (ii) the date on which a Termination Event occurs.

S&P: Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor or successors thereto.

Sale and Contribution Agreement: The Sale and Contribution Agreement, dated as of the date hereof, by and between the Originator and the Seller.

Schedule of Receivables: As defined in Section 9.9(d).

Schedule of Representations: As set forth in Schedule C.

Scheduled Receivable Payment: With respect to any Collection Period for any Receivable, the amount set forth in such Receivable as required to be paid by the Obligor in such Collection Period. If after the Closing Date, the Obligor’s obligation under a Receivable with respect to a Collection Period has been modified so as to differ from the amount specified in such Receivable as a result of (i) the order of a court in an insolvency proceeding involving the Obligor, (ii) pursuant to the Servicemembers Civil Relief Act or (iii) modifications or extensions of the Receivable permitted by Section 9.3, the Scheduled Receivable Payment with respect to such Collection Period shall refer to the Obligor’s payment obligation with respect to such Collection Period as so modified.

Secured Parties: Each of VFCC, Wachovia, the Liquidity Providers and their respective successors and assigns.

Seller: As defined in the preamble.

Service Contract: With respect to a Financed Vehicle, the agreement, if any, financed under the related Receivable that provides for the repair of such Financed Vehicle.

Servicer: AmeriCredit Financial Services, Inc. or its successor in interest, or any Successor Servicer appointed as provided in Article IX.

Servicer’s Certificate: As defined in Section 9.9(a).

Servicer Event of Default: As defined in Section 9.14(a).

Servicing Collection and Credit Policy and Procedures: AmeriCredit’s written credit, servicing and collections procedures delivered or otherwise made available to the Deal Agent prior to the Closing Date, as amended from time to time in accordance with Section 9.2.

Servicing Fee Rate: A rate per annum equal to 1.50%.

Servicing Fee: As defined in Section 9.11.

Servicing Portfolio: As defined in Section 9.13.

Simple Interest Method: The method of allocating a fixed level payment on an obligation between principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of the fixed rate of interest on such obligation multiplied by the period of time (expressed as a fraction of a year, based on the actual number of days in the calendar month and 365 days in the calendar year) elapsed since the preceding payment under the obligation was made.

Simple Interest Receivable: A Receivable under which the portion of the payment allocable to interest and the portion allocable to principal is determined in accordance with the Simple Interest Method.

Static Pool: Each pool of Receivables consisting of all of the Receivables acquired by the Borrower from the Seller during a single calendar month (for example, all Receivables acquired during the month of January shall form a single, separate Static Pool). The initial Static Pool shall consist of all Receivables acquired by the Borrower from and including the Closing Date through the end of February 2005.

Subservicer: As defined in Section 9.1(b).

Subsidiary: Of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled and (iii) any entity that is required under GAAP to be consolidated on the balance sheet of such Person.

Successor Servicer: Initially, the Backup Servicer and any successor Servicer appointed pursuant to Section 9.14(b).

Tangible Net Worth: With respect to any Person, the net worth of such Person calculated in accordance with GAAP after subtracting therefrom the aggregate amount of such Person’s intangible assets, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

Take-Out Securitization: (a) A financing transaction of any sort undertaken by the Borrower or any Affiliate of the Borrower secured, directly or indirectly, by any Receivables or (b) any other asset securitization, secured loan or similar transaction involving any Receivables or any beneficial interest therein.

Taxes: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

Termination Date: The earliest of (i) the last day of the Revolving Period and (ii) the date specified by the Borrower in a written request submitted to the Collateral Agent and the Deal Agent.

Termination Event: Any event described in Section 10.1.

Third-Party Lender: An entity that originated a loan to a consumer for the purchase of a Financed Vehicle and sold the loan to the Originator pursuant to an Auto Loan Purchase and Sale Agreement.

Third-Party Lender Assignment: With respect to a Receivable, the executed assignment executed by a Third-Party Lender conveying such Receivable to the Originator.

Titled Third-Party Lender: A Third-Party Lender having a short term debt rating of at least A-1/P-1 from S&P and Moody’s, respectively, that has agreed to assist the Originator, to the extent necessary, with any repossession or legal action in respect of Financed Vehicles with respect to which such Third-Party Lender has assigned its full interest therein to the Originator and is listed as first lienholder or secured party on the certificate of title relating to such Financed Vehicle.

Transaction Documents: Collectively, this Agreement, each Borrowing Notice, the Sale and Contribution Agreement, the Receivables Purchase Agreement, each Collection Account Agreement, each Lockbox Agreement, the Fee Letter, the Trust Agreement and all other instruments, documents and agreements executed and delivered in connection herewith.

Transfer Date: With respect to any Receivables to be transferred to the Borrower pursuant to the Sale and Contribution Agreement, the date on which such transfer is to take place.

Transfer Date Schedule of Receivables: As defined in Section 9.9.

Transfer or Transferred: When used with respect to Eligible Investments held or to be held in the Collection Account or the Reserve Account:

(i) with respect to such of the Eligible Investments as constitute instruments, tangible chattel paper, negotiable documents, or money (each of which shall be treated as a financial asset with respect to any Account), causing the Collateral Agent, for the benefit of the Secured Parties, to take possession of such instruments indorsed to the Collateral Agent or in blank, or such money, negotiable documents, or tangible chattel paper, in the state of New York separate and apart from all other property held by the Collateral Agent, for the benefit of the Secured Parties;

(ii) with respect to such of the Eligible Investments as constitute certificated securities in bearer form, causing the Collateral Agent to acquire possession of the related certificated securities in the state of New York;

(iii) with respect to such of the Eligible Investments as constitute certificated securities in registered form, causing the Collateral Agent, for the benefit of the Secured Parties, to acquire possession of the related certificated securities in the state of New York, indorsed to the Collateral Agent or in blank by effective endorsements, or registered in the name of the Secured Parties, upon original issue or registration of transfer by the issuer of such certificated securities;

(iv) with respect to such of the Eligible Investments as constitute uncertificated securities, causing the issuer of such uncertificated securities to register the Collateral Agent as the registered owner of such uncertificated securities;

(v) with respect to such of the Eligible Investments as constitute security entitlements, causing the financial institution then maintaining such Account to indicate by book entry that the financial asset relating to such security entitlements has been credited to such Account and causing such financial institution to agree that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Borrower; or

(vi) in the case of each of paragraphs (i) through (v) above, such additional or alternative procedures as may hereafter become appropriate to transfer ownership of such items, subject to no prior liens, to the Collateral Agent, consistent with applicable law or regulations.

In each case of Transfer contemplated herein, the financial institution then maintaining the related Account shall make appropriate notations on its records indicating that such Eligible Investments are owned by the Collateral Agent for the benefit of the Secured Parties pursuant to and as provided herein.

Any additional or alternative procedures for accomplishing “Transfer” for purposes of paragraph (vi) of this definition shall be permitted only upon delivery to the Deal Agent and the Collateral Agent of an Opinion of Counsel (in form and substance acceptable to the Collateral Agent) to the effect that such procedures are appropriate to grant a first priority perfected security interest in the applicable type of Eligible Investments. Terms used in this definition that are defined in the UCC and not otherwise defined in this Agreement shall have the meanings set forth in the UCC.

Transfer Release Price: As defined in Section 4.6(b).

Transfer Request: As defined in Section 4.6(b).

Trust: AmeriCredit Near Prime Trust.

Trust Agreement: The Amended and Restated Trust Agreement dated as of the date hereof, among AFS Conduit Corp. and the Owner Trustee, as amended and restated from time to time in accordance with the terms thereof.

Unfunded Pension Liability: Any unfunded pension liability for purposes of ERISA.

Uniform Commercial Code or UCC: The Uniform Commercial Code, as is in effect in the applicable jurisdiction from time to time.

U.S. or United States: The United States of America, including the states thereof and the District of Columbia.

Valuation Source: For any Receivable, the Kelly Blue Book Official Guide or the NADA Blue Book, as in effect as of the date of the related Contract.

VFCC: As defined in the preamble.

Wachovia: As defined in the preamble.

Wachovia Capital Markets: As defined in the preamble.

Wells Fargo: Wells Fargo Bank, National Association, in its individual capacity.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Note or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto.

(b) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Note or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(d) The phrase “three-month average” when used to calculate any amount in this Agreement shall mean (i) for the initial month for which such calculation is made, the average for such initial month, (ii) for the second month for which such calculation is made, the average for the first two months and (iii) beginning on the third month such calculation is made, the average of the month in which such calculation is made and the two immediately preceding calendar months.

Section 1.3 Other Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.4 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Article II

The Loans

Section 2.1 The Loans.

(a) Upon the terms and subject to the conditions hereof, from time to time during the Revolving Period:

(i) the Borrower may, in accordance with the provisions of Section 2.2, request Loans from the Lenders on any Business Day in an amount equal to the product of (x) the Net Receivables Balance of all Eligible Receivables to be acquired by the Borrower on the related Borrowing Date and (y) the Advance Rate; provided, however, that if after giving effect to the requested Loan the Net Investment would exceed the Facility Limit, the amount of such Loan shall be reduced to an amount such that after giving effect to such Loan the Net Investment equals the Facility Limit;

(ii) subject to the terms and conditions of this Agreement, each of the Committed Lenders shall make available Loans in an amount equal to the lesser of its Commitment and such Committed Lender’s pro rata share of the portion of such Loan that the Borrower requests to be made by the Committed Lenders; and

(iii) VFCC may, at its option, make available the requested Loan, or if VFCC shall decline to make available all or any portion of any Loan requested prior to the Commitment Termination Date, subject to Section 6.2, each of the Committed Lenders shall make a Loan in an amount equal to the lesser of its Commitment and such Committed Lender’s pro rata share of VFCC’s requested portion of the requested Loan, it being understood that none of the Committed Lenders shall have any obligation to make any Loan after the Commitment Termination Date.

Each of the Loans, and all other Obligations, shall be secured by the Collateral as provided in Article XV. It is the intent of VFCC to fund all Loans made by it by the issuance of Commercial Paper Notes.

(b) The Borrower may, upon at least thirty (30) days’ notice in a form set forth in Exhibit III hereto to the Deal Agent, terminate in whole or reduce in part the unused portion of the Aggregate Commitment; provided that each partial reduction of the Aggregate Commitment shall be in an amount equal to at least $10,000,000 (or a larger integral multiple of $1,000,000 if in excess thereof).

(c) For purposes of this Agreement, including without limitation, Section 2.1(a)(iii), if and to the extent that, and only for so long as, VFCC or the Deal Agent at any time determines in good faith that VFCC is unable to raise or is precluded or prohibited from raising, or that it is not advisable to raise, funds through the issuance of Commercial Paper Notes in the commercial paper market of the United States to finance any Loan or maintain its investment in any Loan or any portion thereof (which determination may be based on any allocation method employed in good faith by the Deal Agent or VFCC), including by reason of market conditions or by reason of insufficient availability under any of its Liquidity Agreements or the downgrading of any of its Liquidity Providers, such Loan or portion thereof shall be made by the Committed Lenders and shall bear interest at a rate per annum equal to the Alternate Base Rate or the LIBO Rate, as applicable, rather than the CP Rate.

(d) The Deal Agent shall cause an amount equal to 1% of the Net Receivables Balance related to such Loan to be deposited to the Reserve Account on the date of such Loan is funded hereunder.

Section 2.2 Increases.

The Borrower shall provide the Deal Agent with at least one (1) Business Day prior notice in a form set forth as Exhibit II hereto of each Loan (each, a “Borrowing Notice”); provided that such Borrowing Notice is received by the Deal Agent no later than 12:00 noon (New York City time) on such prior Business Day; provided, further, that if any Borrowing Notice is received by the Deal Agent after 12:00 noon. (New York City time) on any Business Day, such Borrowing Notice shall be deemed to have been received by the Deal Agent at 9:00 a.m. (New York City time) on the next succeeding Business Day. Each Borrowing Notice shall be subject to Section 6.2 (and in the case of the initial Loan, Section 6.1) hereof and shall be irrevocable and shall specify the requested increase in Net Investment (which shall not be less than $1,000,000) and the proposed date of such Borrowing (which shall be a Business Day). Following receipt of a Borrowing Notice, the Deal Agent and VFCC will determine whether VFCC will make available its requested portion of the requested Loan. If the Deal Agent or VFCC determines that, in accordance with Section 2.1(c), VFCC will not make available its requested portion of a proposed Loan, then such Loan will be made by the Committed Lenders in accordance with Section 2.1. On the date of each Loan, upon satisfaction of the applicable conditions precedent set forth in Article VI, each Lender (with respect to Loans requested on or before the Commitment Termination Date), as applicable, shall deposit funds to the Deal Agent’s Account in an amount equal to its requested portion of the principal amount of the requested Loan. Upon receipt of such funds, the Deal Agent shall, no later than 2:00 p.m. (New York time) on such date of receipt, initiate a wire in the amount of such Loan from the Deal Agent’s Account to the Funding Account, less the amount required to be deposited to the Reserve Account pursuant to Section 2.1(d).

Section 2.3 Note.

The Loans shall be evidenced by a single promissory note (herein, as amended, modified, extended or replaced from time to time, called the “Note”) substantially in the form set forth in Exhibit VI, with appropriate insertions, payable to the order of the Deal Agent, on behalf of the Lenders. The Borrower hereby irrevocably authorizes the Deal Agent in connection with the Note to make (or cause to be made) appropriate notations in its records, which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the Interest Rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

Section 2.4 Payment Requirements and Computations.

All amounts to be paid or deposited by any Loan Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 p.m. (New York time) on the day when due in immediately available funds, and if not received before 12:00 p.m. (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Deal Agent for the account of VFCC, they shall be paid to the Deal Agent’s Account, for the account of VFCC until otherwise notified by the Deal Agent. All computations of Interest, per annum fees calculated as part of the CP Rate, per annum fees hereunder and per annum Fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

Article III

Collections and Payments; Reserve Account; Collection Account

Section 3.1 Payments of Recourse Obligations.

The Borrower hereby promises to pay the following (collectively, the “Obligations”), in each case pursuant to the terms of this Agreement regarding priority and timing of payments:

(a) all amounts due and owing under Sections 3.2 and 3.3 on the dates specified therein;

(b) the Fees set forth in the Fee Letter on the dates specified therein;

(c) all accrued and unpaid Interest on each Payment Date; and

(d) all Breakage Costs and Indemnified Amounts upon demand made in accordance with this Agreement.

Section 3.2 Repayments and Prepayments.

The Borrower shall repay in full the Net Investment on the Maturity Date. Prior thereto, the Borrower:

(a) may, from time to time on any Business Day, make a prepayment, in whole or in part, of the Net Investment;

(b) shall, immediately upon any acceleration of any Loans following the occurrence of a Termination Event, repay the Net Investment in full; and

(c) shall on any date that the Net Investment exceeds the Facility Limit, prepay the Net Investment in an amount such that after giving effect to such prepayment the Net Investment is less than or equal to the Facility Limit.

Each such prepayment shall be subject to the payment of any amounts required by Section 4.4.

Section 3.3 Application of Available Collections.

(a) On each Payment Date prior to the occurrence of a Termination Event, the Collateral Agent shall, based on the Servicer’s Certificate delivered pursuant to Section 9.9(a), distribute Available Collections for such Payment Date from the Collection Account to pay the following amounts in the following order of priority:

(i) first, to the Interest Rate Hedge Provider any net payments due (other than amounts payable pursuant to subclause (viii) below);

(ii) second, to the Servicer, accrued and unpaid Servicing Fees;

(iii) third, to the Backup Servicer, the Backup Servicing Fee and to the Collateral Agent, the Collateral Agent Fee (if AmeriCredit has not paid the Collateral Agent Fee when due);

(iv) fourth, [Reserved];

(v) fifth, to the Deal Agent, an amount equal to the sum of the following:

(A) Interest accrued for the related Interest Period together with any accrued and unpaid Interest related to prior Interest Periods plus interest on such unpaid amounts at the related Interest Rate accrued from the date on which such amounts were initially due and payable;

(B) the Program Fee and Facility Fee accrued for the related Collection Period; and

(C) any other amounts due to the Deal Agent or any Secured Party under this Agreement;

(vi) sixth, to the Deal Agent, for the payment of the Monthly Principal Payment Amount;

(vii) seventh, prior to the Termination Date, to the Reserve Account until such time as the amount on deposit therein is equal to the Required Reserve Account Amount as of the last day of the related Collection Period;

(viii) eighth, to the Interest Rate Hedge Provider any net termination payments due;

(ix) ninth, if a Termination Event has occurred, the remaining funds to reduce the Net Investment to zero; and

(x) tenth, the balance, if any, will be paid to the Borrower.

(b) If on any Payment Date, Available Collections for any Payment Date are not sufficient to pay in full the sum of the amounts due and payable in clauses first through fifth of Section 3.3(a), then funds on deposit in the Reserve Account shall be withdrawn by the Collateral Agent in an amount equal to the lesser of (x) the amount necessary to cover such deficiency and (y) the amount on deposit in the Reserve Account and such amount shall be applied by the Collateral Agent to pay the amounts due and payable on such Payment Date pursuant to clauses first through fifth of Section 3.3(a), in such order of priority; provided, however, that, upon the occurrence of the Maturity Date or a Termination Event, all funds on deposit in the Reserve Account shall be withdrawn by the Collateral Agent and applied as Available Collections. If, on any Payment Date, the amount of funds on deposit in the Reserve Account (after giving effect to all payments from such funds to be made on such Payment Date) exceeds the Required Reserve Account Amount, the Collateral Agent shall withdraw from the Reserve Account such excess amount and shall pay such amount to the Borrower.

Section 3.4 Payment Rescission.

No payment of any Obligation shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Deal Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus interest thereon from the date of any such rescission, return or refunding.

Section 3.5 The Reserve Account.

(a) Establishment of Reserve Account. On or before the Closing Date, the Borrower shall establish and maintain with the Reserve Account Bank a securities account, which shall be entitled “Reserve Account of AmeriCredit Near Prime Trust, for the benefit of Wells Fargo Bank, National Association, as Collateral Agent for certain secured parties” (the “Reserve Account”). The Reserve Account shall at all times prior to the Final Payout Date be subject to the Account Control Agreement.

(b) Deposits to and Withdrawals from the Reserve Account. On or before the initial Borrowing Date, the Borrower shall deposit or cause to be deposited in the Reserve Account, the Reserve Account Deposit Amount. Such deposit may be made by instruction from the Borrower to the Collateral Agent to withhold from the initial Loan an amount equal to such Reserve Account Deposit Amount and deposit such amount to the Reserve Account on such date. The Borrower shall deposit into the Reserve Account all amounts which are required to be deposited therein by this Agreement. The Collateral Agent shall withdraw from the Reserve Account all amounts required to be withdrawn therefrom pursuant to Section 3.3(b) and shall apply such amounts as required by Section 3.3(b).

(c) Investment of Funds on Deposit in the Reserve Account.

(i) Funds on deposit in the Reserve Account shall be invested in Eligible Investments by or at the written direction of the Borrower, provided that if a Termination Event shall have occurred, such investments shall be made at the direction of the Deal Agent. Any such written directions shall specify the particular investment to be made and shall certify that such investment is an Eligible Investment and is permitted to be made under this Agreement.

(ii) Funds on deposit in the Reserve Account shall be so invested in Eligible Investments that mature on the Business Day preceding the next following Payment Date. No Eligible Investment may be liquidated or disposed of prior to its maturity. All proceeds of any Eligible Investment shall be deposited in the Reserve Account. Investments may be made on any date (provided such investments mature in accordance with the preceding sentence), only after giving effect to deposits to and withdrawals from the Reserve Account on such date. Realized losses, if any, on amounts invested in Eligible Investments shall be charged against undistributed investment earnings on amounts on deposit in the Reserve Account.

(iii) The Borrower shall provide the Collateral Agent on the date hereof and from time to time upon request an incumbency certificate or the substantial equivalent with respect to each officer of the Borrower that is authorized to provide instructions relating to investments in Eligible Investments.

(d) Termination of Reserve Account; Release of Funds. On the Final Payout Date any amounts on deposit in the Reserve Account shall be released to the Borrower and the Reserve Account shall be terminated. Upon the occurrence of a Take-Out Securitization and the receipt of the related Transfer Release Price, any amounts on deposit in the Reserve Account in excess of the Required Reserve Account Amount (calculated after giving effect to the related release of Receivables shall be released to the Borrower.

Section 3.6 The Collection Account.

(a) Establishment of Collection Account. On or before the Closing Date, the Borrower shall establish and maintain with the Collection Account Bank a securities account, which shall be entitled “Collection Account of AmeriCredit Near Prime Trust, for the benefit of Wells Fargo Bank, National Association, as Collateral Agent for certain secured parties” (the “Collection Account”). At all times prior to the Final Payout Date, the Collection Account shall remain subject to the Account Control Agreement.

(b) Deposits to and Withdrawals from the Collection Account. Deposits shall be made to the Collection Account in accordance with the terms of the Lockbox Agreement and the other Transaction Documents. On each Payment Date, the Collateral Agent shall withdraw from the Collection Account the Available Collections for such Payment Date and shall apply such amounts as provided in Section 3.3.

(c) Investment of Funds on Deposit in the Collection Account.

(i) Funds on deposit in the Collection Account shall be invested in Eligible Investments by or at the written direction of the Borrower, provided that if a Termination Event shall have occurred, such investments shall be made at the direction of the Deal Agent. Any such written directions shall specify the particular investment to be made and shall certify that such investment is an Eligible Investment and is permitted to be made under this Agreement.

(ii) Funds on deposit in the Collection Account shall be so invested in Eligible Investments that mature on the Business Day preceding the next following Payment Date. No Eligible Investment may be liquidated or disposed of prior to its maturity. All proceeds of any Eligible Investment shall be deposited in the Collection Account. Investments may be made on any date (provided such investments mature in accordance with the preceding sentence), only after giving effect to deposits to and withdrawals from the Collection Account on such date. Realized losses, if any, on amounts invested in Eligible Investments shall be charged against undistributed investment earnings on amounts on deposit in the Collection Account.

(iii) The Borrower shall provide the Collection Agent on the date hereof and from time to time upon request an incumbency certificate or the substantial equivalent with respect to each officer of the Borrower that is authorized to provide instructions relating to investments in Eligible Investments.

(d) Termination of Collection Account; Release of Funds. On the Final Payout Date any amounts on deposit in the Collection Account shall be released to the Borrower and the Collection Account shall be terminated.

Article IV

Interest; Other Costs

Section 4.1 Interest Rate.

Any outstanding portion of the Net Investment will accrue interest from and including the initial Borrowing Date until Final Payout Date at the applicable Interest Rate.

Section 4.2 Interest Periods.

Each Loan by each Lender shall accrue interest at the applicable Interest Rate for the applicable Interest Period.

Section 4.3 Breakage Costs.

(a) The Borrower shall pay to the Deal Agent for the account of the Lenders, upon receipt of the written request of the Deal Agent containing a calculation of the amount or amounts as shall compensate the Lenders for any loss, cost or expense incurred by a Lender (as reasonably determined by such Lender) as a result of any repayment of any of the Net Investment (and interest thereon) other than on a Payment Date, such compensation to include, without limitation, any loss or expense suffered by a Lender as a result of the rate of interest obtainable by such Lender upon redeployment of an amount of funds equal to the amount of such repayment is less than the Interest Rate applicable to the Loan or portion thereof prepaid (the “Breakage Costs”). The determination by the applicable Lender of the amount of any such Breakage Costs shall be set forth in a written notice to the Borrower and shall be conclusive absent manifest error.

(b) Anything herein to the contrary notwithstanding, no Breakage Costs will be payable by the Borrower either (i) under this Section 4.3 if the repayment of any portion of the Net Investment is made upon ten (10) days’ prior written notice by the Borrower to the Deal Agent or (ii) in connection with any prepayment made in order to reduce or avoid the payment of any amount provided for in Section 4.4 or 4.5.

Section 4.4 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by any Lender or any of its respective Affiliates (each of which, an “Affected Party”) with any guideline or request from any central bank or other governmental agency or authority (whether or not having the force of law), (A) shall subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to the Loans, or on any payment made hereunder or (B) shall impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of interest on the Net Investment), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) shall impose any other condition affecting the Loans or such Affected Party’s rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then, no later than the Payment Date occurring in the calendar month following the calendar month during which written request for payment pursuant to this Section 4.4(a) is made by the Deal Agent to the Borrower (which request for payment shall be accompanied by a statement setting forth the basis for such request for payment, which shall include a calculation in reasonable detail of the amount demanded), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered (such amounts being “Increased Costs”).

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then, no later than the Payment Date occurring in the calendar month following the calendar month during which a written request for payment pursuant to this Section 4.4(b) is made by the Deal Agent to the Borrower (which request for payment shall be accompanied by a statement setting forth the basis for such request for payment), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this Section 4.4.

(c) If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this Section 4.4, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of any Loan hereunder, then, no later than the Payment Date occurring in the calendar month following the calendar month during which a written request for payment pursuant to this Section 4.4(c) is made by the Deal Agent to the Borrower, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any such amounts paid by it (which request for payment shall be accompanied by a statement setting forth the basis for such request for payment).

(d) In determining any amount provided for in this Section 4.4, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 4.4 shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall be conclusive absent demonstrable error; provided that any such Affected Party shall not be compensated for any such amount relating to any period ending, and during which such Affected Party has had knowledge, more than six (6) months prior to the date the Affected Party provides the Borrower with the written notice of such claim.

(e) Each Affected Party agrees that it shall use its reasonable efforts to reduce or eliminate any claim for compensation pursuant to this Section 4.4.

Section 4.5 Taxes.

(a) All payments made by the Borrower in respect of the Net Investment and all payments made by the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to any Lender or the Deal Agent (as the case may be) will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to (i) net income or franchise taxes imposed on any Lender or the Deal Agent, respectively, with respect to payments required to be made by the Borrower or the Servicer under this Agreement, by a taxing jurisdiction in which any Lender or Deal Agent is organized, conducts business or is paying taxes as of the Closing Date (as the case may be), (ii) any taxes that would not have been imposed but for the failure of such Lender or Deal Agent, as applicable, to provide and maintain (to the extent legally able to do so) any certification or other documentation required to qualify for an exemption from, or reduced rate of, any such taxes required by this Agreement to be furnished by such Lender or Deal Agent, or (iii) any taxes imposed as a result of any Lender or Deal Agent changing its registered office. If any Lender or the Deal Agent pays any Taxes in respect of which the Borrower is obligated to pay Additional Amounts under this Section 4.5(a), Borrower shall promptly reimburse any Lender or Deal Agent in full no later than the Payment Date occurring in the calendar month following the calendar month in which the Certificate described in Section 4.5(b) is delivered.

(b) The Borrower will indemnify each Lender and the Deal Agent for the full amount of Taxes in respect of which the Borrower is required to pay Additional Amounts (including, without limitation, any Taxes imposed by any jurisdiction on such Additional Amounts) paid by a Lender or the Deal Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Any Lender or the Deal Agent, as appropriate, making a demand for indemnity payment, shall provide the Borrower, at its address set forth under its name on the signature pages hereof, with a certificate from the relevant taxing authority or from an officer of such Lender or the Deal Agent stating or otherwise evidencing that such Lender or the Deal Agent has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes; provided that any such Lender or Deal Agent shall not be compensated for any such amount relating to any period ending, and during which such Lender or Deal Agent has had knowledge, more than six (6) months prior to the date such Lender or Deal Agent provides the Borrower with the certificate described in this subsection (b). This indemnification shall be made the next succeeding Payment Date from the date such Lender or the Deal Agent (as the case may be) makes written demand (accompanied by the foregoing documentation) therefor.

(c) Each Lender or Deal Agent agrees that it shall use its reasonable efforts to reduce or eliminate any claim for compensation pursuant to this Section 4.5.

(d) Within thirty (30) days after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Deal Agent, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.

(e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to VFCC in connection with this Agreement or the funding or maintenance of the Net Investment hereunder, VFCC is required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 4.5 then no later than the Payment Date occurring in the calendar month following the calendar month in which the Certificate described in Section 4.5(b) is delivered (accompanied by the foregoing documentation) by VFCC, the Borrower shall pay to VFCC such Additional Amount or amounts as may be necessary to reimburse VFCC for any amounts paid by them.

Section 4.6 Release of Collateral.

(a) Final Payout Date. The Collateral Agent shall, on or after the Final Payout date, release any remaining portion of the Collateral from the security interest created by this Agreement and deposit in the Collection Account any funds then on deposit in the Reserve Account, the Lockbox Account and the Funding Account. The Collateral Agent shall release property from the security interest created by this Agreement pursuant to this Section 4.6 only upon receipt of an Officer’s Certificate from the Deal Agent stating that the Final Payout Date has occurred (which notice shall be provided by the Deal Agent upon the reasonable request of the Borrower delivered after the Final Payout Date).

(b) Take-Out Securitization; Other Repurchases. For purposes of selling and transferring Receivables to AmeriCredit, the Seller or third parties in connection with any Take-Out Securitization, or for any other reason, the Borrower may obtain releases of the Collateral Agent’s (for the benefit of the Secured Parties) security interest in all or any part of the Collateral from time to time; provided, that (i) immediately after giving effect to any requested release, there exists no Borrowing Base Deficit, (ii) unless the Net Investment has been reduced to zero and interest thereon and other amounts due hereunder with respect thereto have been paid in full, no Termination Event has occurred and is continuing, (iii) in selecting Receivables for release in connection with any Take-Out Securitization, the Borrower shall select Receivables in accordance with the eligibility criteria established for such Take-Out Securitization and additionally in accordance with the earliest origination date of all Receivables and (iv) in selecting Receivables for release, the Borrower shall not use any adverse selection procedures with respect to the Receivables released or remaining. In addition, the Collateral Agent shall, subject to Section 4.6(d), release its lien on the related Receivable in connection with any repurchase of such Receivable by the Originator, the Servicer or the Seller that is required or permitted under the Transaction Documents. Each Receivable released pursuant to either of the two preceding sentences shall be purchased for an amount equal to (x) if, after giving effect to such release, there shall exist any Borrowing Base Deficit, the Purchase Price or (y) otherwise, zero (the “Transfer Release Price”). Each request (a “Transfer Request”) for a partial release of Collateral, except in connection with a required repurchase by the Originator, the Servicer or the Seller under a Transaction Document, shall be in substantially the form of Exhibit VIII hereto, addressed to the Deal Agent and the Collateral Agent, demonstrating compliance with the third immediately preceding sentence and acknowledging that the Transfer Release Price, if any, related to such sale or transfer shall be deposited into the Collection Account. Each Transfer Request shall be given by the Borrower to the Collateral Agent and the Deal Agent before 1:00 p.m. (New York City time) at least two (2) Business Days prior to the requested date of release, and the Deal Agent shall give notice of any such Transfer Request to the related Lenders before 4:00 p.m. (New York City time) on the day it receives such request from the Borrower.

(c) Transfers. With respect to each Transfer Request that is received by the Deal Agent by 12:00 noon (New York City time) on a Business Day, the Collateral Agent shall use reasonable efforts to review such Transfer Requests and to instruct the Custodian (if AmeriCredit is not the Custodian) to prepare the files, identified in each Transfer Request, for delivery or shipment by 12:00 noon (New York City time) on the second succeeding Business Day.

(d) Continuation of Lien. The security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in any item of Collateral shall continue in effect until such time as the Collateral Agent (on behalf of the Secured Parties) shall have received payment in full of the Transfer Release Price related to such Collateral in accordance with this Section 4.6.

(e) Application of Proceeds; No Duty. Neither of the Collateral Agent nor any Secured Party shall be under any duty at any time to credit the Borrower for any amount due from any third party in respect of any purchase of any Collateral contemplated above as a portion of the related Transfer Release Price, until the Collateral Agent has actually received such amount in immediately available funds for deposit to the Collection Account. Neither the Collateral Agent nor any Secured Party shall be under any duty at any time to collect any amounts or otherwise enforce any obligations due from any third party in respect of any such purchase of Receivables covered by the release of such portion of Collateral or in respect of a securitization thereof with a third party.

(f) Representation in Connection with Releases, Sales and Transfers. The Borrower represents and warrants that each request for any release or transfer in connection with Take-Out Securitizations pursuant to Section 4.6(b) shall automatically constitute a representation and warranty to the Secured Parties, the Collateral Agent and the Deal Agent to the effect that immediately before and after giving effect to such release or Transfer Request, no Termination Event exists.

(g) Release of Security Interest. Upon receipt of a Transfer Request or, in connection with the required repurchase of a Receivable by the Servicer, the Originator or the Seller under a Transaction Document, upon the Servicer’s written request, and, in each case upon receipt in the Collection Account of the related Transfer Release Price, if any, the Collateral Agent shall promptly release, at the Servicer’s expense, such part of Collateral covered in connection with the Transfer Request or such Servicer’s request and shall deliver, at the Servicer’s expense, the documents and certificates on the released portion of Collateral to the trustee or such similar entity in connection with any release pursuant to Section 4.6(b) or the Servicer, as the case may be, acknowledges and agrees (i) that all proceeds thereof, but in an amount not in excess of the Transfer Release Price with respect thereto, that it receives are held in trust for the Noteholders until such time as the Transfer Release Price (if any) has been paid to the Collateral Agent and (ii) on the date such trustee receives such proceeds, if the Transfer Release Price is greater than zero, it shall deposit a portion of such funds equal to the Transfer Release Price in the Collection Account.

Article V

Representations and Warranties

Section 5.1 Representations and Warranties of Borrower.

On the date hereof, the Closing Date and on each Borrowing Date, the Borrower hereby represents and warrants to the Deal Agent and each Secured Party that each of the representations and warranties set forth on the Schedule of Representations attached hereto as Schedule C and the Perfection Representations attached hereto as Schedule D are true and correct as of the date or dates set forth therein, each of which shall survive the pledge of the Collateral to the Collateral Agent and shall not be waived.

Section 5.2 Representations and Warranties of Servicer.

On the date hereof, the Closing Date and on each Borrowing Date, the Servicer hereby represents, warrants and covenants, as to itself, to the Deal Agent, each Secured Party and the Borrower that each of the representations and warranties set forth on Schedule E are true and correct.

Section 5.3 Repurchase upon Breach.

Each of the Originator, the Servicer, the Seller, the Owner Trustee and the Borrower, as the case may be, shall inform the Collateral Agent and the Deal Agent and the other parties to this Agreement promptly, which notice shall be in writing, upon the discovery by any such party of any breach of any of the Borrower’s representations and warranties made pursuant to Section 5.1, the Originator’s representations and warranties made pursuant to Section 3.2 of the Sale and Contribution Agreement and/or the Seller’s representations and warranties made pursuant to Section 3.1 of the Receivables Purchase Agreement. On the Payment Date occurring in the month immediately following the month during which the discovery by the Borrower, the Originator, the Servicer, or the Seller, as applicable, first occurred or the Borrower, the Originator, the Servicer or the Seller, as applicable, received from the Servicer, the Deal Agent, the Owner Trustee or any Lender notice of such breach, unless such breach is cured by such date, the Borrower, the Originator or the Seller, as applicable, shall have an obligation to repurchase any Receivable in which the interests of the Secured Parties are materially and adversely affected by any such breach as of such date. In consideration of and simultaneously with the repurchase of the Receivable, the Borrower, the Originator, the Servicer, the Collateral Agent or the Seller, as applicable, shall remit to the Collection Account (x) if, after giving effect to such repurchase, there shall exist any Borrowing Base Deficit, the Purchase Price or (y) otherwise, zero, and the Borrower and the Collateral Agent shall execute such assignments and other documents reasonably requested by such person in order to effect such repurchase.

Article VI

Conditions to Loans

Section 6.1 Conditions Precedent to Initial Loan.

The initial Loan under this Agreement is subject to the conditions precedent that (a) on or before the Closing Date, the Deal Agent shall have received those documents, agreements, certificates, opinions and other items listed on Schedule A (each in form and substance satisfactory to the Deal Agent) and (b) all fees and expenses required to be paid on such date (to the extent invoices have been rendered therefor) pursuant to the terms of this Agreement and the Fee Letter, shall have been paid in full.

Section 6.2 Conditions Precedent to All Loans.

Each Loan shall be subject to the further conditions precedent that:

(a) (i) The Borrower shall have delivered to the Deal Agent on or prior to the date of such Loan all Periodic Reports and Borrowing Base Certificates due to have been delivered on or prior to such date under Section 7.1, (ii) the Commitment Termination Date shall not have occurred and (iii) the Deal Agent shall have received a Borrowing Base Certificate duly executed by an Authorized Officer of the Servicer showing a calculation of the Borrowing Base as of the date of such Loan;

(b) the following statements shall be true (and acceptance of the proceeds of such Loan shall be deemed a representation and warranty by the Borrower that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct on and as of such date as though made on and as of such date;

(ii) no Termination Event or Servicer Event of Default has occurred, no event has occurred and is continuing, or would result from such Loan, that will constitute a Termination Event, and no event has occurred and is continuing, or would result from such Loan, that would constitute a Servicer Event of Default; and

(iii) the Net Investment does not exceed the Facility Limit.

(c) The Servicer shall have delivered to the Deal Agent and the Borrower a true and correct copy of the Schedule of Receivables in accordance with Section 9.9(d).

Article VII

Covenants of the Borrower

Section 7.1 Affirmative Covenants of Borrower.

From the date hereof until the Final Payout Date, the Borrower hereby covenants as and agrees for the benefit of the Collateral Agent and the Lenders as follows:

(a) Payment of Principal and Interest. The Borrower will duly and punctually pay the principal of and interest on the Note in accordance with the terms of the Note and this Agreement. Without limiting the foregoing, on each Payment Date, the Borrower will cause to be distributed all amounts on deposit in the Collection Account on such Payment Date as set forth in Section 3.3. Amounts properly withheld under the Code from a payment to any Lender of interest and/or principal shall be considered as having been paid by the Borrower to such Lender for all purposes of this Agreement.

(b) Money for Payments to be Held in Trust. On or before each Payment Date and the Maturity Date, the Borrower shall deposit, or cause to be deposited, in the Collection Account the Collections, such sum to be held in trust for the benefit of the Lenders and shall promptly notify the Collateral Agent and the Deal Agent of its action or failure so to act.

(c) Existence. Except as otherwise permitted under the Transaction Documents, the Borrower will keep in full effect its existence, rights and franchises as a statutory trust under the laws of the State of Delaware (unless it becomes, or any successor Borrower hereunder is or becomes, organized under the laws of any other state or of the United States of America, in which case the Borrower will keep in full effect its existence, rights and franchises under the laws of such other jurisdiction) and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Note, the Collateral and each other instrument or agreement included in the Collateral.

(d) Protection of Collateral. The Borrower intends the security interest Granted pursuant to this Agreement in favor of the Lenders to be prior to all other liens in respect of the Collateral, and the Borrower shall take all actions required by law to obtain and maintain, in favor of the Collateral Agent, for the benefit of the Lenders, a first lien on and a first priority perfected security interest in the Collateral. The Borrower will from time to time prepare (or shall cause to be prepared) all amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and will take such other action necessary or advisable to:

(i) Grant more effectively all or any portion of the Collateral;

(ii) maintain or preserve the lien and security interest (and the priority thereof) in favor of the Collateral Agent for the benefit of the Lenders created by this Agreement or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any Grant made or to be made by this Agreement;

(iv) enforce any of the Collateral;

(v) preserve and defend title to the Collateral and the rights of the Collateral Agent in such Collateral against the claims of all persons and parties; and

(vi) pay all taxes or assessments levied or assessed upon the Collateral when due.

(e) Opinions as to Collateral.

(i) On the Closing Date, the Borrower shall furnish to the Collateral Agent and the Deal Agent, for the benefit of the Lenders, an Opinion of Counsel either stating that, in the opinion of such counsel, such action has been taken with respect to the recording and filing of this Agreement, and any other requisite documents, and with respect to the execution and filing of any financing statements and continuation statements, as are necessary to perfect and make effective the first priority lien and security interest in favor of the Collateral Agent, for the benefit of the Lenders, created by this Agreement and reciting the details of such action, or stating that, in the opinion of such counsel, no such action is necessary to make such lien and security interest effective.

(ii) Within 120 days after the beginning of each calendar year, beginning in 2006, the Borrower shall furnish to the Collateral Agent and the Deal Agent, for the benefit of the Secured Parties, an Opinion of Counsel either stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording and refiling of this Agreement and any other requisite documents and with respect to the execution and filing of any financing statements and continuation statements as are necessary to maintain the lien and security interest created by this Agreement and reciting the details of such action or stating that in the opinion of such counsel no such action is necessary to maintain such lien and security interest. Such Opinion of Counsel shall also describe the recording, filing, re-recording and refiling of this Agreement and any other requisite documents and the execution and filing of any financing statements and continuation statements that will, in the opinion of such counsel, be required to maintain the lien and security interest of this Agreement until January 31 in the following calendar year. For purposes of this Section 7.1, the first calendar year shall be the calendar year beginning more than six (6) months after the Closing Date.

(f) Annual Statement as to Compliance. The Borrower will deliver to the Collateral Agent and the Deal Agent, within 120 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended December 31, 2005), an Officer’s Certificate stating, as to the Authorized Officer signing such Officer’s Certificate, that

(i) a review of the activities of the Borrower during such year and of performance under this Agreement has been made under such Authorized Officer’s supervision; and

(ii) to the best of such Authorized Officer’s knowledge, based on such review, the Borrower has complied with all conditions and covenants under this Agreement and the other Transaction Documents throughout such year, or, if there has been a default in the compliance of any such condition or covenant, specifying each such default known to such Authorized Officer and the nature and status thereof.

(g) Servicer’s Obligations. The Borrower shall cause the Servicer to comply with terms of this Agreement and shall not waive timely performance or observance by the Servicer of its respective duties under the Transaction Documents without the prior consent of the Deal Agent.

(h) Compliance with Laws. The Borrower shall comply with the requirements of all applicable laws, the non-compliance with which would, individually or in the aggregate, materially and adversely affect the ability of the Borrower to perform its obligations under the Note, this Agreement or any Transaction Document.

(i) Notice of Events of Default. Upon a responsible officer of the Borrower having actual knowledge thereof, the Borrower agrees to give the Collateral Agent, the Deal Agent and the Rating Agencies prompt written notice of each Termination Event and Servicer Event of Default hereunder and shall specify in such notice the action, if any, the Borrower is taking in respect of such default.

(j) Further Instruments and Acts. Upon request of the Deal Agent, the Borrower will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

(k) Income Tax Characterization. For purposes of federal income, state and local income and franchise and any other income taxes, the Borrower will treat the Note as indebtedness and hereby instructs the Collateral Agent and the Deal Agent, and each Lender shall be deemed (by virtue of acquisition of its interest in such Note) to have agreed, to treat the Note as indebtedness for all applicable tax reporting purposes.

(l) Qualifying Hedge Agreements. The Borrower shall maintain, at all times on and after the date of the initial Loan hereunder, one or more Qualifying Hedge Agreements with an aggregate notional principal amount not less than (and, in the case of any hedge which is not an interest rate cap, not greater than) the Net Investment, each of which is either (i) substantially in the form of Exhibit XII or (ii) otherwise in form and substance reasonably acceptable to the Deal Agent and with respect to each of which the Collateral Agent and the Deal Agent has each received a copy thereof (provided that such person has requested such a copy) and the Collateral Agent shall have received an assignment of such Qualifying Hedge Agreement executed by the Borrower and the Interest Rate Hedge Provider (with a copy thereof to the Deal Agent); provided that the Borrower may deliver the confirmation related to any Qualifying Hedge Agreement by electronic mail or facsimile transmission.

(m) Tangible Net Worth. The Borrower shall maintain at all times a positive Tangible Net Worth.

(n) Borrowing Base Confirmation. The Borrower shall deliver, or cause the Servicer to deliver, a borrowing base confirmation (the “Borrowing Base Confirmation”) to the Deal Agent, (a) in connection with each Loan requested pursuant to Article II, (b) on each date on which a Servicer’s Certificate is required to be delivered and (c) in connection with the delivery of a Transfer Request.

(o) Performance of Obligations. The Borrower shall perform in all material respects each of the respective agreements, warranties and indemnities applicable to it under the Transaction Documents to which it is a party and comply in all material respects with each of the respective terms and provisions applicable to it under the Transaction Documents to which it is party, which agreements, warranties and indemnities are hereby incorporated by reference into this Agreement as if set forth herein in full.

(p) Delivery of Notices. The Borrower shall promptly furnish to the Collateral Agent and the Deal Agent (i) a copy of each certificate, report, statement, notice or other communication furnished by or on behalf of such Borrower to the Lenders or to the Rating Agencies and, promptly after receipt thereof, a copy of each notice, demand or other communication received by or on behalf of such Borrower pursuant to this Agreement, and (ii) such other information, documents, records or reports respecting the Receivables (except to the extent that such communication was received from the Collateral Agent or the Deal Agent or a copy was otherwise provided to such party), which is in the possession or under the control of the Borrower, as the Deal Agent may from time to time reasonably request.

(q) Notice of Actions. The Borrower shall furnish to the Collateral Agent and the Deal Agent promptly after known to such party, information with respect to any action, suit or proceeding involving such party or any of its Affiliates by or before any court or any Governmental Authority which, if adversely determined, would have a material and adverse effect on any Party hereto or the transactions contemplated by, or such party’s ability to perform its obligations under, this Agreement or the other Transaction Documents.

(r) Audits. The Borrower will, at any time and from time to time during regular business hours, on at least ten (10) Business Days’ notice to the Borrower permit the Deal Agent, or its agents or representatives, at the cost and expense of the Deal Agent, at any time (i) to examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Borrower relating to the Receivables, and (ii) to visit the offices and properties of the Borrower no more than four (4) times annually prior to the occurrence of a Termination Event for the purpose of examining such materials described in clause (i) above; provided that following the occurrence of a Termination Event or an event or condition which, with the passage of time or the giving of notice, or both, would become a Termination Event, the Borrower shall permit the Deal Agent, or its agents or representative, at the cost and expense of the Borrower at any time and with one (1) Business Day’s notice to the Borrower (x) to examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Borrower relating to the Receivables, and (y) to visit the offices and properties of the Borrower for the purpose of examining such materials described in clause (x). Any information obtained by the Deal pursuant to this Section 7.1 shall be held in confidence by the Deal Agent, as applicable, in accordance with the provisions of Section 16.4 hereof, except that the Deal Agent may disclose such information to any Lender which shall hold such information in accordance with the provisions of Section 16.4 hereof.

Section 7.2 Negative Covenants of Borrower.

From the date hereof until the Final Payout Date, the Borrower hereby covenants as and agrees for the benefit of the Collateral Agent, the Deal Agent and the Lenders as follows:

(a) No Transfer of Property. The Borrower shall not, except as expressly permitted by this Agreement or the other Transaction Documents, sell, transfer, exchange or otherwise dispose of any of the properties or assets of the Borrower, including those included in the Collateral, unless directed to do so by the Collateral Agent or the Deal Agent.

(b) No Deductions. The Borrower shall not claim any credit on, or make any deduction from the principal or interest payable in respect of, the Note (other than amounts properly withheld from such payments under the Code) or assert any claim against any present or former Lender by reason of the payment of the taxes levied or assessed upon any part of the Collateral.

(c) No Actions With Respect to Transaction Documents. The Borrower shall not (A) permit the validity or effectiveness of this Agreement to be impaired, or permit the lien in favor of the Collateral Agent created by this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to the Note under this Agreement except as may be expressly permitted hereby, (B) permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance (other than the lien of this Agreement) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof or any interest therein or the proceeds thereof (other than tax liens, mechanics’ liens and other liens that arise by operation of law, in each case on a Financed Vehicle and arising solely as a result of an action or omission of the related Obligor), (C) permit the lien of this Agreement not to constitute a valid first priority (other than with respect to any such tax, mechanics’ or other lien) security interest in the Collateral, or (D) amend, modify or fail to comply with the provisions of the Transaction Documents without the prior written consent of the Deal Agent.

(d) No Merger. The Borrower shall not merge, consolidate or convey or transfer all or substantially all of its properties or assets, including those included in the Collateral, to any Person.

(e) No Other Business. The Borrower shall not engage in any business other than financing, purchasing, owning, selling and managing the Receivables in the manner contemplated by this Agreement and the Transaction Documents and activities incidental thereto.

(f) No Borrowing. The Borrower shall not issue, incur, assume, guarantee or otherwise become liable, directly or indirectly, for any Indebtedness except for (i) the Note, and (ii) any other Indebtedness permitted by or arising under the Transaction Documents. The proceeds of the Note shall be used exclusively to fund purchases of Eligible Receivables.

(g) Guarantees, Loans and Other Liabilities. Except as contemplated by this Agreement, the Borrower shall not make any loan or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other Person.

(h) Capital Expenditures. The Borrower shall not make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty or personalty).

(i) Restricted Payments. The Borrower shall not, directly or indirectly, (i) pay any dividend or make any distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, to the Deal Agent or any owner of a beneficial interest in the Borrower or otherwise with respect to any ownership or equity interest or security in or of the Borrower or to the Servicer, (ii) redeem, purchase, retire or otherwise acquire for value any such ownership or equity interest or security or (iii) set aside or otherwise segregate any amounts for any such purpose; provided, however, that the Borrower may make, or cause to be made, distributions to the Servicer, the Collateral Agent, the Deal Agent and the Lenders as permitted by, and to the extent funds are available for such purpose under, this Agreement so long as, at the time of such declaration or payment (and after giving effect thereto), no Termination Event shall occur or be continuing and no amount payable by the Borrower under any Transaction Document is then due and owing but unpaid. The Borrower will not, directly or indirectly, make payments to or distributions from the Collection Account except in accordance with this Agreement and the other Transaction Documents.

(j) Change in Name or Jurisdiction of Organization. The Borrower shall not make any change to its name or use any trade names, fictitious names, assumed names or “doing business as” names or change the jurisdiction under the laws of which it is organized.

(k) Limitation on Transactions with Affiliates. The Borrower shall not enter into, or be a party to any transaction with any Affiliate of the Borrower, except for (a) the transactions contemplated by the Transaction Documents and (b) to the extent not otherwise prohibited under this Agreement, other transactions in the nature of employment contracts and directors’ fees, upon fair and reasonable terms materially no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

(l) Limitation on Investments. The Borrower shall not form, or cause to be formed, any subsidiaries; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except as otherwise permitted herein.

(m) Performance of Obligations; Servicing of Receivables.

(i) The Borrower will not take any action, and will use its best efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s material covenants or obligations under any instrument or agreement included in the Collateral or that would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such instrument or agreement, except as ordered by any bankruptcy or other court or as expressly provided in this Agreement, the other Transaction Documents or such other instrument or agreement.

(ii) The Borrower may contract with other Persons acceptable to the Deal Agent to assist it in performing its duties under this Agreement, and any performance of such duties by a Person identified to the Collateral Agent and the Deal Agent in an Officer’s Certificate of the Borrower shall be deemed to be action taken by the Borrower. Initially, the Borrower has contracted with the Servicer to assist the Borrower in performing its duties under this Agreement.

(iii) The Borrower will punctually perform and observe all of its obligations and agreements contained in this Agreement, the other Transaction Documents and in the instruments and agreements included in the Collateral, including, but not limited to, preparing (or causing to prepared) and filing (or causing to be filed) all UCC financing statements and continuation statements required to be filed by the terms of this Agreement in accordance with and within the time periods provided for herein.

Article VIII

Covenants of the Servicer

Section 8.1 Covenants of Servicer.

By its execution and delivery of this Agreement, the Servicer makes the following covenants on which the Borrower relies in accepting the Receivables and on which the Lenders rely in purchasing and making Loans:

(a) Liens in Force. The Financed Vehicle securing each Receivable shall not be released in whole or in part from the security interest granted by the Receivable, except upon payment in full of the Receivable or as otherwise contemplated herein;

(b) No Impairment. The Servicer shall do nothing to impair the rights of the Borrower or the Collateral Agent in the Collateral except as otherwise expressly provided herein;

(c) Restrictions on Liens. The Servicer shall not (i) create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any Lien or restriction on transferability of the Receivables except for the Lien in favor of the Collateral Agent for the benefit of the Lenders and the restrictions on transferability imposed by this Agreement or (ii) sign or file under the UCC of any jurisdiction any financing statement which names AmeriCredit or the Servicer as a debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, with respect to the Receivables, except in each case any such instrument solely securing the rights and preserving the Lien of the Collateral Agent, for the benefit of the Lenders.

(d) Notices.

(i) Within ten (10) days after the date any material change in or amendment to the Servicing Collection and Credit Policy and Procedures is made, the Servicer will deliver to the Borrower, the Collateral Agent and the Deal Agent a copy of the Servicing Collection and Credit Policy and Procedures then in effect indicating such change or amendment. AmeriCredit shall not change the Servicing Collection and Credit Policy and Procedures or the manner in which it services the Receivables in any way that would have a material adverse effect on the Receivables or the interests of the Secured Parties.

(ii) Without limitation of the provisions of subsection 8.1(d)(i) above, the Servicer shall furnish to the Collateral Agent and the Deal Agent (i) with respect to each Payment Date, a copy of the completed report pursuant to Section 9.9, (ii) a copy of each Officer’s Certificate furnished to the Collateral Agent and the Deal Agent hereunder and (iii) a copy of each annual certified public accountants’ reports received by the Deal Agent pursuant to clause (iii);

(iii) The Servicer shall deliver to the Collateral Agent and the Deal Agent (i) within 120 days following the end of each of the Fiscal Years, beginning with the Fiscal Year ending June 30, 2005, its audited consolidated balance sheet of AmeriCredit Corp. as of the end of such Fiscal Year, and the related audited consolidated statements of income and cash flows for such Fiscal Year, prepared in accordance with GAAP and accompanied by the opinion of the independent certified public accountants of AmeriCredit Corp. and (ii) within forty-five (45) days following the end of each of the Fiscal Quarters of AmeriCredit Corp., beginning with the Fiscal Quarter ending December 31, 2004, the unaudited consolidated balance sheet of AmeriCredit Corp. as of the end of such Fiscal Quarter, and the related unaudited consolidated statements of income and cash flows of AmeriCredit Corp. for such Fiscal Quarter, prepared in accordance with GAAP;

(iv) The Servicer shall furnish to the Collateral Agent and the Deal Agent, promptly after the occurrence of any Termination Event, a certificate of an appropriate officer of the Servicer setting forth the circumstances of such Termination Event and any action taken or proposed to be taken by the Servicer or the related Seller with respect thereto.

(e) Performance of Obligations. The Servicer shall perform in all material respects each of the respective agreements, warranties and indemnities applicable to it under the Transaction Documents to which it is a party and comply in all material respects with each of the respective terms and provisions applicable to it under the Transaction Documents to which it is party, which agreements, warranties and indemnities are hereby incorporated by reference into this Agreement as if set forth herein in full.

(f) Delivery of Notices. The Servicer shall promptly furnish to the Collateral Agent and the Deal Agent (i) a copy of each certificate, report, statement, notice or other communication furnished by or on behalf of such Servicer, as applicable, to the Lenders or to the Rating Agencies promptly after delivery thereof, and (ii) such other information, documents, records or reports regarding the Receivables as the Collateral Agent or the Deal Agent may from time to time reasonably request.

(g) Notice of Actions. The Servicer shall furnish to the Collateral Agent and the Deal Agent promptly after known to such party, information with respect to any action, suit or proceeding involving such party or any of its Affiliates by or before any court or any Governmental Authority which, if adversely determined, would have a material and adverse effect on such party or the transactions contemplated by, or such party’s ability to perform its obligations under, this Agreement or the other Transaction Documents.

(h) Audits. The Servicer will, at any time and from time to time during regular business hours, on at least ten (10) Business Days’ notice to the Servicer permit the Deal Agent, or its agents or representatives, at the cost and expense of the Deal Agent, at any time (i) to examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Servicer relating to the Receivables, and (ii) to visit the offices and properties of the Servicer no more than four (4) times annually prior to the occurrence of a Termination Event for the purpose of examining such materials described in clause (i) above; provided that following the occurrence of a Termination Event or an event or condition which, with the passage of time or the giving of notice, or both, would become a Termination Event, the Servicer shall permit the Deal Agent, or its agents or representative, at the cost and expense of the Servicer at any time and with one (1) Business Day’s notice to the Servicer (x) to examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Servicer relating to the Receivables, and (y) to visit the offices and properties of the Servicer for the purpose of examining such materials described in clause (x). Any information obtained by the Deal pursuant to this Section 8.1(h) shall be held in confidence by the Deal Agent, as applicable, in accordance with the provisions of Section 16.4 hereof, except that the Deal Agent may disclose such information to any Lender which shall hold such information in accordance with the provisions of Section 16.4 hereof.

Article IX

Administration and Collection

Section 9.1 Designation of Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by the Person so designated from time to time in accordance with this Section 9.1. AmeriCredit is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer. Upon written notice to the Servicer following the occurrence of a Servicer Event of Default, unless the Deal Agent shall otherwise specify, the Backup Servicer shall succeed AmeriCredit as applicable.

(b) The Servicer may delegate duties under this Agreement to an Affiliate of AmeriCredit with the prior written consent of the Deal Agent; provided, that the Servicer may delegate its duties hereunder with respect to the servicing of and collections on certain Receivables to AmeriCredit Financial Services of Canada Ltd. without first obtaining the consent of the Deal Agent or any other

Person. The Servicer also may at any time perform through sub-contractors the specific duties of (i) repossession of Financed Vehicles, (ii) tracking Financed Vehicles’ insurance and (iii) pursuing the collection of deficiency balances on certain Liquidated Receivables, in each case, without the consent of the Collateral Agent or the Deal Agent and may perform other specific duties through such sub-contractors in accordance with Servicer’s customary servicing policies and procedures. Neither AmeriCredit nor any party acting as Servicer hereunder shall appoint any subservicer (a “Subservicer”) hereunder without the prior written consent of the Collateral Agent or the Deal Agent. Notwithstanding anything herein to the contrary, no delegation or sub-contracting by the Servicer of any of its duties hereunder shall relieve the Servicer of its responsibilities with respect to such duties.

(c) Within ten (10) days after the date any material change in or amendment to the Servicing Collection and Credit Policy and Procedures is made, the Servicer will deliver to the Collateral Agent and the Deal Agent a copy of the Servicing Collection and Credit Policy and Procedures then in effect indicating such change or amendment. AmeriCredit shall not change the Servicing Collection and Credit Policy and Procedures or the manner in which it services the Receivables in any way that would materially impact the collectibility of any Receivable.

(d) The Servicer acknowledges that the Lenders, Collateral Agent and the Deal Agent have relied on the agreements of the Servicer to act as a Servicer hereunder in their respective decisions to execute and deliver the respective Transaction Documents to which they are parties. In recognition of the foregoing, the Servicer agrees not to resign as a Servicer voluntarily except under the circumstances described herein.

Section 9.2 Duties of Servicer.

(a) The Servicer is hereby authorized to act as agent for the Trust and in such capacity shall manage, service, administer and make collections on the Receivables, and perform the other actions required by the Servicer under this Agreement. The Servicer agrees that its servicing of the Receivables shall be carried out in accordance with customary and usual procedures of institutions which service motor vehicle retail installment sales contracts and, to the extent more exacting, the degree of skill and attention that the Servicer exercises from time to time with respect to all comparable motor vehicle receivables that it services for itself or others. In performing such duties, so long as AmeriCredit is the Servicer, it shall substantially comply with the policies and procedures described on Schedule E, as such policies and procedures may be updated from time to time. The Servicer’s duties shall include, without limitation, collection and posting of all payments, responding to inquiries of Obligors on the Receivables, investigating delinquencies, sending payment coupons to Obligors, reporting any required tax information to Obligors, monitoring the Collateral, complying with the terms of the Lockbox Agreement, accounting for collections and furnishing monthly and annual statements to the Collateral Agent, the Deal Agent and the Owner Trustee with respect to distributions, monitoring the status of Insurance Policies with respect to the Financed Vehicles and performing the other duties specified herein.

(b) The Servicer shall also administer and enforce all rights and responsibilities of the holder of the Receivables provided for in the Dealer Agreements and Auto Loan Purchase and Sale Agreements (and shall maintain possession of the Dealer Agreements and Auto Loan Purchase and Sale Agreements, to the extent it is necessary to do so), the Dealer Assignments, the Third-Party Lender

Assignments and the Insurance Policies, to the extent that such Dealer Agreements, Auto Loan Purchase and Sale Agreements, Dealer Assignments, Third-Party Lender Assignments and Insurance Policies relate to the Receivables, the Financed Vehicles or the Obligors. To the extent consistent with the standards, policies and procedures otherwise required hereby, the Servicer shall follow its customary standards, policies, and procedures and shall have full power and authority, acting alone, to do any and all things in connection with such managing, servicing, administration and collection that it may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer is hereby authorized and empowered by the Trust to execute and deliver, on behalf of the Trust, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and with respect to the Financed Vehicles; provided, however, that notwithstanding the foregoing, the Servicer shall not, except pursuant to an order from a court of competent jurisdiction, release an Obligor from payment of any unpaid amount under any Receivable or waive the right to collect the unpaid balance of any Receivable from the Obligor except in accordance with the Servicer’s customary practices.

(c) The Servicer is hereby authorized to commence, in its own name or in the name of the Trust, a legal proceeding to enforce a Receivable or to commence or participate in any other legal proceeding (including, without limitation, a bankruptcy proceeding) relating to or involving a Receivable, an Obligor or a Financed Vehicle. If the Servicer commences or participates in such a legal proceeding in its own name, the Trust shall thereupon be deemed to have automatically assigned such Receivable to the Servicer solely for purposes of commencing or participating in any such proceeding as a party or claimant, and the Servicer is authorized and empowered by the Trust to execute and deliver in the Servicer’s name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. The Collateral Agent and the Owner Trustee shall furnish the Servicer with any limited powers of attorney and other documents which the Servicer may reasonably request and which the Servicer deems necessary or appropriate and take any other steps which the Servicer may deem necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

Section 9.3 Collection of Receivable Payments.

(a) Consistent with the standards, policies and procedures required by this Agreement, the Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Receivables as and when the same shall become due, and shall follow such collection procedures as it follows with respect to all comparable automobile receivables that it services for itself or others and otherwise act with respect to the Receivables, the Dealer Agreements, the Dealer Assignments, the Auto Loan Purchase and Sale Agreements, the Third-Party Lender Assignments, the Insurance Policies and the other Collateral in such manner as will, in the reasonable judgment of the Servicer, maximize the amount to be received by the Borrower with respect thereto. The Servicer is authorized in its discretion to waive any prepayment charge, late payment charge or any other similar fees that may be collected in the ordinary course of servicing any Receivable.

(b) The Servicer may at any time agree to a modification or amendment of a Receivable in order to (i) not more than once per year, change the Obligor’s regular monthly due date to a date that shall in no event be later than thirty (30) days after the original monthly due date of that Receivable or (ii) re-amortize the Scheduled Receivable Payments on the Receivable following a partial prepayment of principal, in accordance with its customary procedures if the Servicer believes in good faith that such extension, modification or amendment is necessary to avoid a default on such Receivable, will maximize the amount to be received by the Borrower with respect to such Receivable, and is otherwise in the best interests of the Borrower.

(c) The Servicer may grant payment extensions on, or other modifications or amendments to, a receivable (in addition to those modifications permitted by Section 9.3(a)) in accordance with its customary procedures if the Servicer believes in good faith that such extension, modification or amendment is necessary to avoid a default on such Receivable, will maximize the amount to be received by the Borrower with respect to such Receivable, and is otherwise in the best interests of the Borrower; provided, however, that:

(i) in no event may a Receivable be extended more than twice during any twelve month period or more than eight times during the full term of such Receivable;

(ii) in no event may a Receivable be extended beyond the date 80 months after the date on which such Receivable was originated;

(iii) the Servicer shall not amend or modify a Receivable (except as provided in Section 9.3(b) and clause (i) and (ii) of this Section 9.3(c)) if a Borrowing Base Deficit would result therefrom.

(d) The Servicer shall use its best efforts to notify or direct Obligors to make all payments on the Receivables, whether by check or by direct debit of the Obligor’s bank account, to be made directly to the Lockbox Account Bank, acting as agent for the Borrower pursuant to the Lockbox Agreement. The Servicer shall use its best efforts to notify or direct the Lockbox Account Bank to deposit all payments on the Receivables in the Lockbox Account no later than the Business Day after receipt, and to cause all amounts credited to the Lockbox Account on account of such payments to be transferred to the Collection Account no later than the second Business Day after receipt of such payments. The Lockbox Account shall be a demand deposit account held by the Lockbox Account Bank, or at the request of the Deal Agent, an Eligible Deposit Account.

The Servicer will prohibit payments on receivables other than the Receivables from being made to the Lockbox Account.

Notwithstanding the Lockbox Agreement, or any of the provisions of this Agreement relating to the Lockbox Agreement, the Servicer shall remain obligated and liable to the Borrower, the Collateral Agent, the Deal Agent and Secured Parties for servicing and administering the Receivables and the other Collateral in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue thereof; provided, however, that the foregoing shall not apply to the Backup Servicer for so long as the Lockbox Account Bank is performing its obligations pursuant to the terms of the Lockbox Agreement.

In the event of a termination of the Servicer, the successor Servicer shall assume all of the rights and obligations of the outgoing Servicer under the Lockbox Agreement subject to the terms hereof. In such event, the successor Servicer shall be deemed to have assumed all of the outgoing Servicer’s interest therein and to have replaced the outgoing Servicer as a party to the Lockbox Agreement to the same extent as if the Lockbox Agreement had been assigned to the successor Servicer, except that the outgoing Servicer shall not thereby be relieved of any liability or obligations on the part of the outgoing Servicer to the Lockbox Account Bank under the Lockbox Agreement. The outgoing Servicer shall, upon request of the Collateral Agent (at the direction of the Deal Agent), but at the expense of the outgoing Servicer, deliver to the successor Servicer all documents and records relating to each such Lockbox Agreement and an accounting of amounts collected and held by the Lockbox Account Bank and otherwise use its best efforts to effect the orderly and efficient transfer of the Lockbox Agreement to the successor Servicer. If the Deal Agent elects to change the identity of the Lockbox Account Bank, the outgoing Servicer, at its expense, shall cause the Lockbox Account Bank to deliver, at the direction of the Deal Agent to the Collateral Agent or a successor Lockbox Account Bank, all documents and records relating to the Receivables and all amounts held (or thereafter received) by the Lockbox Account Bank (together with an accounting of such amounts) and shall otherwise use its best efforts to effect the orderly and efficient transfer of the lockbox arrangements and the Servicer shall notify the Obligors to make payments to the Lockbox Account established by the successor.

(e) The Servicer shall remit all payments by or on behalf of the Obligors received directly by the Servicer to the Lockbox Account Bank for deposit into the Collection Account, in either case, and as soon as practicable, but in no event later than the second Business Day after receipt thereof. (For purposes of the preceding sentence, “receipt” of a payment shall mean the initial deposit thereof in the Servicer’s bank account.)

Section 9.4 Realization upon Receivables.

(a) Consistent with the standards, policies and procedures required by this Agreement, the Servicer shall use its best efforts to repossess (or otherwise comparably convert the ownership of) and liquidate any Financed Vehicle securing a Receivable with respect to which the Servicer has determined that payments thereunder are not likely to be resumed, as soon as is practicable after default on such Receivable but in no event later than the date on which all or any portion of a Scheduled Receivables Payment due thereunder has become ninety-one (91) days delinquent (measured from the due date of such payment); provided, however, that the Servicer may elect not to repossess a Financed Vehicle within such time period if in its good faith judgment it determines that the proceeds ultimately recoverable with respect to such Receivable would be increased by forbearance. The Servicer is authorized to follow such customary practices and procedures as it shall deem necessary or advisable, consistent with Accepted Servicing Practices, including recourse to Dealers and Third-Party Lenders, sale of the related Financed Vehicle at public or private sale, submission of claims under any Insurance Policy and other actions by the Servicer in order to realize upon such a Receivable. The foregoing is subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with any repair or towards the repossession of such Financed Vehicle unless it shall determine in its discretion that such repair and/or repossession shall increase the proceeds of liquidation of the related Receivable by an amount greater than the amount of such expenses. All amounts received upon liquidation of a Financed Vehicle shall be remitted directly by the Servicer to the

Collection Account without deposit into any intervening account as soon as practicable, but in no event later than the Business Day after receipt thereof. The Servicer shall pay on behalf of the Secured Parties any personal property taxes assessed on repossessed Financed Vehicles. The Servicer shall be entitled to reimbursement of any such tax from Liquidation Proceeds with respect to such Receivable.

(b) If the Servicer elects to commence a legal proceeding to enforce a Dealer Agreement, Auto Loan Purchase and Sale Agreement, Dealer Assignment or Third-Party Lender Assignment or any Contract, the act of commencement shall be deemed to be an automatic assignment from the Secured Parties to the Servicer of the rights under such Dealer Agreement, Auto Loan Purchase and Sale Agreement, Dealer Assignment or Third-Party Lender Assignment or Contract for purposes of collection only. If, however, in any enforcement suit or legal proceeding it is held that the Servicer may not enforce a Dealer Agreement, Auto Loan Purchase and Sale Agreement, Dealer Assignment or Third-Party Lender Assignment or Contract on the grounds that it is not a real party in interest or a Person entitled to enforce the Dealer Agreement, Auto Loan Purchase and Sale Agreement, Dealer Assignment or Third-Party Lender Assignment or Contract, the Deal Agent, at the Servicer’s expense, or the Borrower, at the Servicer’s expense, shall take such steps as the Servicer deems reasonably necessary to enforce the Dealer Agreement, Auto Loan Purchase and Sale Agreement, Dealer Assignment or Third-Party Lender Assignment or Contract, including bringing suit in its name or the name of the Borrower or of the Secured Parties and/or the Collateral Agent for the benefit of the Secured Parties. All amounts recovered shall be remitted directly by the Servicer as provided in Section 9.3(e).

Section 9.5 Insurance.

(a) The Servicer shall require, in accordance with its customary servicing policies and procedures that each Financed Vehicle be insured by the related Obligor under the Insurance Policies referred to in Paragraph 30 of Schedule E and shall monitor the status of such physical loss and damage insurance coverage thereafter, in accordance with its customary servicing procedures. Each Receivable requires the Obligor to maintain such physical loss and damage insurance, naming AmeriCredit and its successors and assigns as additional insureds, and permits the holder of such Receivable to obtain physical loss and damage insurance at the expense of the Obligor if the Obligor fails to maintain such insurance. If the Servicer shall determine that an Obligor has failed to obtain or maintain a physical loss and damage Insurance Policy covering the related Financed Vehicle which satisfies the conditions set forth in clause (i)(a) of such Paragraph 30 (including, without limitation, during the repossession of such Financed Vehicle) the Servicer may enforce the rights of the holder of the Receivable under the Receivable to require the Obligor to obtain such physical loss and damage insurance in accordance with its customary servicing policies and procedures. The Servicer may maintain a vendor’s single interest or other collateral protection Insurance Policy with respect to all Financed Vehicles (“Collateral Insurance”) which policy shall by its terms insure against physical loss and damage in the event any Obligor fails to maintain physical loss and damage insurance with respect to the related Financed Vehicle. All policies of Collateral Insurance shall be endorsed with clauses providing for loss payable to the Servicer. Costs incurred by the Servicer in maintaining such Collateral Insurance shall be paid by the Servicer.

(b) The Servicer may, if an Obligor fails to obtain or maintain a physical loss and damage Insurance Policy, obtain insurance with respect to the related Financed Vehicle and advance on behalf of such Obligor, as required under the terms of the Insurance Policy, the premiums for such insurance (such insurance being referred to herein as “Force-Placed Insurance”). All policies of Force-Placed Insurance shall be endorsed with clauses providing for loss payable to the Servicer. Any cost incurred by the Servicer in maintaining such Force-Placed Insurance shall only be recoverable out of premiums paid by the Obligors or Liquidation Proceeds with respect to the Receivable, as provided in subsection (c) below.

(c) In connection with any Force-Placed Insurance obtained hereunder, the Servicer may, in the manner and to the extent permitted by applicable law, require the Obligors to repay the entire premium to the Servicer. In no event shall the Servicer include the amount of the premium in the Amount Financed under the Receivable. For all purposes of this Agreement, the amount added to an Obligor’s monthly payment (an “Insurance Add-On Amount”) under a Receivable with respect to any Receivable having Force-Placed Insurance will be treated as a separate obligation of the Obligor and will not be added to the Principal Balance of such Receivable, and amounts allocable thereto will not be available for distribution to the Secured Parties. The Servicer shall retain and separately administer the right to receive payments from Obligors with respect to Insurance Add-On Amounts or rebates of Forced-Placed Insurance premiums. If an Obligor makes a payment with respect to a Receivable having Force-Placed Insurance, but the Servicer is unable to determine whether the payment is allocable to the Receivable or to the Insurance Add-On Amount, the payment shall be applied first to any unpaid Scheduled Receivable Payments and then to the Insurance Add-On Amount. Liquidation Proceeds on any Receivable will be used first to pay the Principal Balance and accrued interest on such Receivable and then to pay the related Insurance Add-On Amount. If an Obligor under a Receivable with respect to which the Servicer has placed Force-Placed Insurance fails to make scheduled payments of such Insurance Add-On Amount as due, and the Servicer has determined that eventual payment of the Insurance Add-On Amount is unlikely, the Servicer may, but shall not be required to, purchase such Receivable from the Secured Parties for the Purchase Price on any Business Day. Any such Receivable, and any Receivable with respect to which the Servicer has placed Force-Placed Insurance which has been paid in full (excluding any Insurance Add-On Amounts) will be assigned to the Servicer.

(d) The Servicer may sue to enforce or collect upon any Insurance Policy relating to any Receivable, in its own name, if possible, or as agent of the Secured Parties. If the Servicer elects to commence a legal proceeding to enforce any such Insurance Policy, the act of commencement shall be deemed to be an automatic assignment of the rights of the Secured Parties under such Insurance Policy to the Servicer for purposes of collection only. If, however, in any enforcement suit or legal proceeding it is held that the Servicer may not enforce any such Insurance Policy on the grounds that it is not a real party in interest or a holder entitled to enforce such Insurance Policy, the Secured Parties and/or the Collateral Agent, at the Servicer’s expense, or the Borrower, at the Servicer’s expense, shall take such steps as the Servicer deems necessary to enforce such Insurance Policy, including bringing suit in its name or the name of the Secured Parties and/or the Collateral Agent for the benefit of the Secured Parties.

(e) The Servicer will cause itself and may cause the Collateral Agent to be named as named insured under all insurance policies relating to the Receivables.

(f) Notwithstanding any provision herein to the contrary, the Backup Servicer, as Servicer, shall have no obligation under this Section 9.5.

Section 9.6 Maintenance of Security Interests in Vehicles.

(a) Consistent with the policies and procedures required by this Agreement, the Servicer shall take such steps on behalf of the Collateral Agent and the Secured Parties as are necessary to maintain perfection of the security interest created by each Receivable in the related Financed Vehicle, including, but not limited to, obtaining the execution by the Obligors and the recording, registering, filing, re-recording, re-filing, and re-registering of all security agreements, financing statements and continuation statements as are necessary to maintain the security interest granted by the Obligors under the respective Receivables. The Borrower and the Collateral Agent hereby authorize the Servicer, and the Servicer agrees, to take any and all steps necessary to re-perfect such security interest in favor of the Collateral Agent on behalf of the Secured Parties as necessary because of the relocation of a Financed Vehicle or for any other reason. In the event that the assignment of a Receivable to the Borrower is insufficient, without a notation on the related Financed Vehicle’s certificate of title, or without fulfilling any additional administrative requirements under the laws of the state in which the Financed Vehicle is located, to perfect a security interest in the related Financed Vehicle in favor of the Collateral Agent on behalf of the Secured Parties, the Servicer hereby agrees that the designation of AmeriCredit (or a Titled Third-Party Lender) as the secured party on the Financed Vehicle’s Lien Certificate is in its capacity as Servicer as agent of the Secured Parties.

(b) Upon the occurrence of a Servicer Termination Event, the Servicer shall take or cause to be taken such action as may, in the opinion of the Deal Agent, be necessary to perfect or re-perfect the security interests in the Financed Vehicles securing the Receivables in the name of the Collateral Agent on behalf of the Secured Parties by amending the title documents of such Financed Vehicles or by such other reasonable means as may, in the Opinion of Counsel to the Deal Agent, be necessary or prudent.

AmeriCredit hereby agrees to pay all expenses related to such perfection or reperfection and to take all action necessary therefor. In addition, prior to the occurrence of an Termination Event or Servicer Event of Default, the Deal Agent may instruct the Servicer to take or cause to be taken such action as may, in the Opinion of Counsel to the Deal Agent, be necessary to perfect or re-perfect the security interest in the Financed Vehicles underlying the Receivables in the name of the Collateral Agent on behalf of the Secured Parties, including by amending the title documents of such Financed Vehicles or by such other reasonable means as may, in the Opinion of Counsel to the Collateral Agent, be necessary or prudent. AmeriCredit hereby appoints the Collateral Agent as its attorney-in-fact to take any and all steps required to be performed by AmeriCredit pursuant to this Section 9.6 and the Collateral Agent hereby accepts such appointment.

Section 9.7 Custodial Arrangements.

(a) Subject to the terms and conditions of this Section 9.7, the Collateral Agent irrevocably appoints the Custodian, and the Custodian accepts such appointment to act as Custodian of the Receivable File with respect to each Receivable, which shall be delivered to the Custodian by the Servicer on or before each Borrowing Date.

(b) To the extent any Receivable Files or any portion thereof are held by the Servicer in accordance with Section 9.7(a), the Servicer agrees to act with reasonable care, using that degree of care, skill and attention that a commercial bank acting in the capacity of a custodian would exercise with respect to files relating to comparable automotive or other receivables that it services or holds for itself or others, and, in any event, to exercise at least that degree of care, skill and attention that it exercises with respect to its own assets. The Servicer shall promptly report to the Collateral Agent any material failure by it to hold such Receivable Files as herein provided and shall promptly take appropriate action to remedy such failure. In connection with holding any Receivable Files, the Servicer agrees not to assert, and shall cause any related Subservicer not to assert, any beneficial ownership interests in the Receivables. The Servicer agrees to indemnify the Collateral Agent, the other Secured Parties and the Borrower, and their respective officers, directors, employees, partners and agents for any and all liabilities, obligations, losses, damages, payments, costs, or expenses of any kind whatsoever that may be imposed on or incurred by any such Person arising from the negligence or willful misconduct of such Servicer in holding of the Receivable Files pursuant to Section 9.7(a); provided, however, that the Servicer will not be liable to the extent that any such amount resulted from the gross negligence, bad faith or willful misconduct of such indemnified Person.

(c) The Servicer shall not, without the prior written consent of the Deal Agent, deliver or release to the Borrower (prior to the Final Payout Date) or any other Person any Receivable Files (or the security interest in the related collateral, if any) except (i) to the Subservicers, (ii) in the ordinary course of its business in connection with the release of collateral securing such Receivable alter satisfaction of the related indebtedness thereunder and (iii) in connection with a purchase of a Receivable pursuant to the Receivables Purchase Agreement or the release of the Lien upon payment in full of such Receivable or as otherwise contemplated herein.

(d) Upon termination of AmeriCredit as Servicer, AmeriCredit shall simultaneously be terminated as Custodian and the Successor Servicer shall act as the Custodian, in which case the Successor Servicer shall be deemed to have assumed the obligations of the Custodian specified in this Section 9.7. Upon payment in full of any Receivable, the Servicer will notify the Custodian pursuant to a certificate of an officer of the Servicer (which certificate shall include a statement to the effect that all amounts received in connection with such payments which are required to be deposited in the Collection Account pursuant to Section 9.3 have been so deposited) and shall request delivery of the Receivable and Receivable File to the Servicer. From time to time as appropriate for servicing and enforcing any Receivable, the Custodian shall, upon written request of an officer of the Servicer and delivery to the Custodian of a receipt signed by such officer, cause the original Receivable and the related Receivable File to be released to the Servicer. The Servicer’s receipt of a Receivable and/or Receivable File shall obligate the Servicer to return the original Receivable and the related Receivable File to the Custodian when its need by the Servicer has ceased unless the Receivable is repurchased as described in Section 5.3.

Section 9.8 Credit Scoring Methodology.

AmeriCredit covenants that it will not amend the credit score model it uses to establish AmeriCredit Scores unless it recalibrates, if necessary, the AmeriCredit Scores to materially match the methodology it uses on the Closing Date.

Section 9.9 Reports to the Collateral Agent, the Deal Agent and the Borrower.

(a) Not later than the second Business Day prior to the related Payment Date, the Servicer shall forward to the Collateral Agent, the Backup Servicer and the Deal Agent a statement (each, a “Servicer’s Certificate”) in a form reasonably acceptable to the Collateral Agent and the Deal Agent (as such form may be amended from time to time by agreement between the Collateral Agent and the Deal Agent and the Servicer), certified by the Servicer, setting forth, with respect to the preceding Collection Period: (i) the aggregate amount of Collections in respect of the Receivables received by the Servicer for such Collection Period; (ii) the aggregate amount of deposits made by the Servicer (including any Subservicer) to the Collection Account; (iii) the aggregate amount retained by the Servicer for its own account from such Collections; (iv) the amount of Servicing Fee to be paid to the Servicer on the related Payment Date; (v) the aggregate outstanding balances of the Delinquent Receivables and the Liquidated Receivables (separately stated) as of the end of such Collection Period; (vi) a list of each Subservicer; (vii) a calculation of the Borrowing Base as of the last day of the related Collection Period, (viii) the aggregate Principal Balance of the Loans; (ix) the amount of Interest accrued for the corresponding Interest Period; (x) the aggregate amount distributable in reduction of the Net Investment on the related Payment Date; (xi) the aggregate amount distributable as fees and expenses of transaction parties on the related Payment Date; (xii) any amounts distributable on the related Payment Date which are to be paid with funds withdrawn from the Reserve Account; (xiii) the Delinquency Ratio for such Collection Period; (xiv) the Cumulative Net Loss Ratio for each Static Pool for such Collection Period; (xv) the Monthly Extension Rate for such Collection Period; (xvi) the Net Spread and the Collection Period Net Spread for such Collection Period; (xvii) the amount on deposit in the Reserve Account as of the last day of such Collection Period; (xviii) the Required Reserve Account Amount as of the last day of such Collection Period; and (xix) such other information as the Collateral Agent, the Deal Agent, any Lender or the Borrower shall reasonably request.

(b) Not later than five (5) Business Days after the close of each Collection Period, the Collateral Agent shall forward to the Borrower a statement, setting forth the balance of the Collection Account as of the close of business on the last day of such Collection Period and showing, for the previous Payment Date, the aggregate of withdrawals from the Collection Account for each category of distributions specified in Section 3.3.

(c) The Servicer shall verify that each Receivable included as an Eligible Receivable, for purposes of determining the Borrowing Base in any Borrowing Base Certificate, is in fact an Eligible Receivable as of the date of such Borrowing Base Certificate.

(d) The Servicer shall deliver to the Collateral Agent, the Deal Agent and the Borrower on or prior to (i) the Business Day immediately preceding each Transfer Date, a list identifying each Receivable to be transferred by the Originator to the Seller and by the Seller to the Borrower on such Transfer Date (each, a “Transfer Date Schedule of Receivables”) and (ii) each date on which a Servicer’s Certificate is delivered, a complete and accurate list of all Receivables upon which the Borrowing Base is calculated (such list as of such date of delivery, the “Schedule of Receivables”).

Section 9.10 Annual Statement as to Compliance.

The Servicer will deliver to the Borrower, the Collateral Agent and the Deal Agent on or before October 31, of each year, beginning with October, 2005, a certificate of an Authorized Officer stating that (a) a review of the activities of the Servicer during the preceding Fiscal Year (or such other period as shall have elapsed from the Closing Date) and of its performance under this Agreement has been made under such employee’s supervision, (b) to the best of such employee’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such employee and the nature and status thereof and (c) to the best of such employee’s knowledge, each Subservicer has fulfilled its obligations, or, if there has been a material default in the fulfillment of such obligations, specifying such default known to such employee and the nature and status thereof.

Section 9.11 Servicing Compensation.

The Servicer, as compensation for its activities hereunder, shall be entitled to receive a fee for each Collection Period equal to (A) the product of (i) the Servicing Fee Rate, (ii) the aggregate Principal Balance of the Eligible Receivables as of the first day of such Collection Period and (iii) 1/12 plus (B) any amounts paid by Obligors during the related Collection Period that did not relate to principal and interest payments due on the Receivables plus (C) with respect to each Receivable that was sold to the Borrower during the related Collection Period, the product of (i) the Servicing Fee Rate, (ii) the Principal Balance of such Receivable as of the related Transfer Date and (iii) a fraction, the numerator of which is the number of days from and including the related Transfer Date to and including the last day of the related calendar month and the denominator of which is the number of days in such calendar month (the “Servicing Fee”). The Servicing Fee shall be payable in arrears by the Borrower on each Payment Date from funds on deposit in the Collection Account in accordance with Section 3.3; provided that prior to the occurrence of a Termination Event and so long as no Servicer Event of Default shall have occurred and be continuing, the Servicer may withhold its Servicing Fee payable to it with respect to any Collection Period from the amount of Collections to be deposited thereby into the Collection Account for such Collection Period.

The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of the fees and expenses of any Subservicer) and shall not be entitled to reimbursement therefor except as specifically provided hereunder; provided, however, that the Servicer shall be entitled to recover all reasonable Liquidation Expenses expended by it or for its account during the related Collection Period, but only out of the Liquidation Proceeds.

Section 9.12 Repurchase Obligation.

If at the end of any three consecutive Collection Periods, the three-month average of the Monthly Extension Rate exceeds 2.0%, then the Servicer shall, on or before the fifth Business Day of the third such Collection Period, purchase from the Borrower (the “Repurchase Obligation”) the Receivables with respect to which payment had been extended (starting with the Receivables most recently so extended) in an aggregate Principal Balance equal to the product of (i) the difference between such three-month average Monthly Extension Rate and 2.0% and (ii) the aggregate Principal Balance of all Receivables, and pay the related aggregate Purchase Price of such Receivables on the last day of such third Collection Period.

Section 9.13 Annual Independent Accountants’ Report.

The Servicer shall cause a firm of nationally recognized independent certified public accountants (the “Independent Accountants”), who may also render other services to the Servicer or to the Seller, to deliver to the Deal Agent, on or before October 31 (or 120 days after the end of the Servicer’s Fiscal Year, if other than June 30) of each year, beginning on October 31, 2005, with respect to the twelve months ended the immediately preceding June 30 (or other applicable date) (or such other period as shall have elapsed from the Closing Date to the date of such certificate (which period shall not be less than six months)), a statement (the “Accountants’ Report”) addressed to the Board of Directors of the Servicer and to the Deal Agent, to the effect that such firm has audited the books and records of AmeriCredit Corp., in which the Servicer is included as a consolidated subsidiary, and issued its report thereon in connection with the audit report on the consolidated financial statements of AmeriCredit Corp. and that (1) such audit was made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as such firm considered necessary in the circumstances; (2) the firm is independent of the Originator, the Borrower and the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants, and (3) includes a report on the application of agreed upon procedures (such procedures to be substantially similar to those set forth in the letter attached as Exhibit XIII hereto) to (A) the most recent Servicer’s Certificate including the delinquency, default and loss statistics required to be specified therein noting whether any exceptions or errors in the Servicer’s Certificate were found and (B) a statistically significant number of randomly selected receivables files, selected from the entire pool of receivables that are serviced by the Servicer or any of its Affiliates as of such date (whether or not thereafter sold or disposed of) (the “Servicing Portfolio”), that have been originated within the 12 months prior to the date of such report (which shall in no event be less than 50 or more than 190); provided, that if (x) within the 120 days prior to the date on which such Accountant’s Report is due, AmeriCredit shall have closed an asset securitization transaction and (y) the Independent Accountants shall have issued a report on the application of agreed upon procedures to a statistically significant number of randomly selected receivables files (which shall in no event be less than 50 or more than 190), which are in the Servicing Portfolio, in connection with the closing of such transaction, then the Servicer may substitute the report on the application of agreed upon procedures to such receivables files in lieu of the report required by this clause (B). If the long-term senior unsecured debt of AmeriCredit Corp. is rated by either S&P or Moody’s below B+ or Ba3, respectively, or if an Termination Event shall have occurred and be continuing, then the Servicer will cause the Independent Accountants to deliver an Accountants’ Report semi-annually to the Collateral Agent and the Deal Agent and the Backup Servicer, on or before October 31 and April 30 of each year with respect to the six months ended the immediately preceding June 30 or December 31, as applicable; provided, however, that any Accountants’ Report due on April 30 is not required to include the statement referred to in clause (1) of the preceding sentence.

Section 9.14 Servicer Event of Default.

(a) “Servicer Event of Default,” wherever used herein, means any one of the following events:

(i) any failure by the Servicer to deliver to the Collateral Agent for distribution to the Lenders any proceeds or payment required to be so delivered under the terms of this Agreement that continues unremedied for a period of two (2) Business Days after written notice is received by the Servicer from the Collateral Agent or the Deal Agent or after discovery of such failure by an Authorized Officer of the Servicer.

(ii) the Servicer shall fail to observe or perform in any respect any other of the covenants or agreements on the part of the Servicer contained in this Agreement and such failure materially and adversely affects the Borrower or the interests of the Secured Parties and shall continue unremedied for a period of thirty (30) days after the earlier of the date (A) it knew of such failure and (B) the date on which written notice of such failure shall have been given to the Servicer by the Collateral Agent, the Deal Agent or any Lender;

(iii) the occurrence of an Insolvency Event with respect to Servicer;

(iv) the Servicer shall have materially breached any of the representations and warranties set forth in the Transaction Documents (other than any representation or warranty set forth in Schedule C), and such incorrectness has a material adverse effect on the Receivables or the interests of the Secured Parties and, within thirty (30) days after knowledge thereof by the Servicer or after written notice thereof shall have been given to the Servicer by the Collateral Agent or the Deal Agent or the circumstances or condition in respect of which such representation or warranty was incorrect shall not have been eliminated or otherwise cured;

(v) a Termination Event shall have occurred, which has not been remedied or waived;

(vi) a failure of the Servicer or any of its Subsidiaries to pay Indebtedness in excess of $10,000,000 in aggregate principal amount (hereinafter, “Indebtedness”) when due; or the termination of AmeriCredit as Servicer under any agreement under which the Servicer undertakes to perform servicing functions for receivables similar to the Receivables following the occurrence of any “Servicer Default,” “Servicer Event of Default,” “Servicer Termination Event” or other similar occurrence under any such agreement; or any Indebtedness of the Servicer or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(b) If a Servicer Event of Default shall occur (which has not been waived), then, and in each and every such case, the Deal Agent may, by notice in writing to the Servicer (with a copy to the Borrower), terminate all of the rights and obligations of the Servicer under this Agreement and in and to the Servicer’s interest in and to the Receivables and the proceeds thereof, subject to compensation, rights of reimbursement, indemnity and limitation on liability to which the Servicer is then entitled. Such notice shall specify to the extent possible, the timing and method of transition to a successor Servicer (a “Successor Servicer”), which shall initially be the Backup Servicer. On and after the receipt by the Servicer of such written notice and upon the effective date of the transfer to the new Servicer specified in such notice, all authority and power of the Servicer under this Agreement, whether with respect to the Receivables or otherwise, shall pass to and be vested in the Successor Servicer appointed pursuant to Section 9.15; provided, however, that the Successor Servicer shall not be liable with respect to prior actions or omissions of the predecessor Servicer and, without limitation, such Person is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Receivables and related documents, or otherwise. The Servicer agrees to cooperate with such responsibilities and rights hereunder, including, without limitation, the transfer to such party for administration by it of all cash amounts that shall at the time be credited to a Lockbox Account or the Collection Account or thereafter be received with respect to the Receivables. If the Servicer is terminated pursuant to this Section 9.14, then the Servicer, shall bear all of the costs and expenses of transferring the duties and obligations of the Servicer to a Successor Servicer; provided, however, that if the Servicer fails to bear all such costs and expenses the Successor Servicer shall be entitled to reimbursement from amounts realized on the related Collateral, if any, by retention of such amounts prior to the distribution of any Collections from the Collection Account in accordance with Section 3.3.

Section 9.15 Appointment of Successor.

On and after the time the Servicer receives a notice of termination pursuant to Section 9.14, the Deal Agent shall appoint a successor to such Servicer, and such appointee shall be the successor in all respects to such Servicer in its capacity as Servicer under this Agreement; provided, however, that no Successor Servicer shall be liable with respect to prior actions or omissions of the predecessor Servicer. As compensation therefor, the Successor Servicer shall be entitled to all funds relating to the Receivables that the replaced Servicer would have been entitled to receive if such replaced Servicer had continued to act hereunder; provided, however, the Deal Agent may approve such additional amounts based upon servicing bids obtained thereby.

Section 9.16 Removal of a Servicer.

Upon thirty (30) days prior written notice of a Servicer Event of Default, the Servicer may be removed by the Borrower (with the prior written consent of the Deal Agent).

Section 9.17 Monthly Tape.

On or before the eighteenth calendar day of each month, the Servicer will deliver to the Collateral Agent and the Backup Servicer an electronic transmission in a format acceptable to the Collateral Agent and the Backup Servicer containing information with respect to the Receivables as of the last day of the related Collection Period necessary for preparation of the Servicer’s Certificate for such Collection Period and necessary to review the application of Collections as provided in Section 3.3. The Backup Servicer shall use such electronic transmission to (i) confirm that the Servicer’s Certificate is complete on its face, (ii) confirm that such tape, diskette or other electronic transmission is in readable form and (iii) calculate and confirm (A) the aggregate amount distributable in reduction of the Net Investment on the related Payment Date, (B) the aggregate amount distributable as fees and expenses of transaction parties on the related Payment Date, (C) any amounts distributable on the related Payment Date which are to be paid with funds withdrawn from the Reserve Account, (D) the Delinquency Ratio for each Static Pool for such Collection Period, (E) the Cumulative Net Loss Ratio for each Static Pool for such Collection Period, (F) the Monthly Extension Rate for such Collection Period, (G) the Net Spread and the Collection Period Net Spread for such Collection Period, (H) the amount on deposit in the Reserve Account as of the last day of such Collection Period and (I) the Required Reserve Account Amount as of the last day of such Collection Period. The Backup Servicer shall certify to the Collateral Agent and the Deal Agent that it has verified the Servicer’s Certificate in accordance with this Section 9.17 and shall notify the Servicer, the Collateral Agent and the Deal Agent of any discrepancies, in each case, on or before the second Business Day following the Payment Date. In the event that the Backup Servicer reports any discrepancies, the Servicer and the Backup Servicer shall attempt to reconcile such discrepancies prior to the next succeeding Payment Date, but in the absence of a reconciliation, the Servicer’s Certificate shall control for the purpose of calculations and distributions with respect to the related Payment Date. In the event that the Backup Servicer and the Servicer are unable to reconcile discrepancies with respect to a Servicer’s Certificate by such Payment Date, the Servicer shall cause the Independent Accountants, at the Servicer’s expense, to audit the Servicer’s Certificate and, prior to the last day of the month after the month in which such Servicer’s Certificate was delivered, reconcile the discrepancies. The effect, if any, of such reconciliation shall be reflected in the Servicer’s Certificate for such next succeeding Payment Date. In addition, upon the occurrence of a Servicer Event of Default the Servicer shall, if so requested by the Collateral Agent or the Deal Agent, deliver to the Backup Servicer its Monthly Records within fifteen (15) days after demand therefor and a computer tape containing as of the close of business on the date of demand all of the data maintained by the Servicer in computer format in connection with servicing the Receivables. Other than the duties specifically set forth in this Agreement, the Backup Servicer shall have no obligations hereunder, including, without limitation, to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer shall have no liability for any actions taken or omitted by the Servicer.

Section 9.18 Backup Servicer.

The Servicer, the Borrower, the Collateral Agent and the Deal Agent each hereby irrevocably appoint Wells Fargo Bank, National Association as the Backup Servicer and Wells Fargo Bank, National Association hereby accepts such appointment and agrees to act as the Backup Servicer hereunder and, upon any termination of AmeriCredit as Servicer, to assume the duties and responsibilities of the Servicer hereunder in accordance with the terms hereof.

Article X

Termination Events

Section 10.1 Termination Events.

The occurrence of any one or more of the following events shall constitute a Termination Event:

(a) the three-month average of the Delinquency Ratio exceeds 4.0%; or

(b) the three-month average of the Monthly Extension Rate exceeds 2.5% and the Servicer shall not have exercised its Repurchase Obligation such that, after giving effect to the exercise of such Repurchase Obligation, the three-month average of the Monthly Extension Rate is equal to or less than 2.5%; or

(c) the Cumulative Net Loss Ratio for any Static Pool for any Collection Period, exceeds the percentage set forth opposite the applicable number of months since the Transfer Date of first Receivable included in such Static Pool to the Borrower:

Seasoning in Months	Cumulative Net Loss Ratio
1-3	0.61%
4-6	1.00%
7-9	1.76%
10-12	2.25%
13-15	3.52%
16-18	4.00%
19-21	5.28%
22-24	5.80%
25-30	7.32%
31-36	9.35%
37-42	9.90%
43-48	10.45%
49-54	10.73%
55+	11.00%

(d) the weighted average FICO Score of the Eligible Receivables is less than 620; or

(e) the Net Spread is less than 4.0%; or

(f) the weighted average AmeriCredit Score of the Eligible Receivables is less than 235 for more than three (3) consecutive Business Days; or

(g) the ratio, expressed as a percentage, of the Adjusted Equity of AmeriCredit Corp. to the Managed Assets of AmeriCredit Corp. shall be less than 8.0% as of any Fiscal Quarter end; or

(h) any material change in the Servicer Collection and Credit Policy and Procedures occurs without the consent of the Deal Agent (which consent may not be unreasonably withheld or delayed); or

(i) default in the payment of any interest on the Note or any other amount (except principal) due with respect to any such Note when the same becomes due and payable, and such default shall continue for a period of two (2) days; or

(j) default in the payment of the principal of or any installment of the principal of the Note when the same becomes due and payable, and such default shall continue for a period of one day; or

(k) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of the Borrower or the Servicer or any substantial part of the Collateral in an involuntary case under any applicable U.S. federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or the Servicer or for any substantial part of the Collateral, or ordering the winding-up or liquidation of the affairs the Borrower or the Servicer, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

(l) the commencement by the Borrower or the Servicer of a voluntary case under any applicable U.S. federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Borrower or the Servicer to the entry of an order for relief in an involuntary case under any such law, or the consent by the Borrower or the Servicer to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or the Servicer or for any substantial part of the Collateral, or the making by the Borrower of any general assignment for the benefit of creditors, or the failure by the Borrower or the Servicer generally to pay its debts as such debts become due, or the taking of action by the Borrower or the Servicer in furtherance of any of the foregoing; or

(m) default in the observance or performance of any covenant or agreement of the Borrower, the Seller or AmeriCredit (in any capacity) made in this Agreement (other than a covenant or agreement, a default in the observance or performance of which is elsewhere in this Section 10.1 specifically dealt with), or any representation or warranty of the Borrower, the Seller or AmeriCredit (in any capacity) made in this Agreement, in any Transaction Document or in any certificate or any other writing delivered pursuant hereto or thereto or in connection herewith or therewith (including any Servicer’s Certificate or any Borrowing Base Confirmation) proving to have been incorrect in any material respect as of the time when the same shall have been made or deemed to have been made, and such default shall continue or not be cured, or the circumstance or condition in respect of which such misrepresentation or warranty was incorrect shall not have been eliminated or otherwise cured, for a period of, except in the case of the covenants and agreements contained in Section 7.1(m) of this Agreement (as to which a five Business Day grace period shall apply), thirty (30) days after there shall have been given, by registered or certified mail, to the Borrower, the Seller or AmeriCredit by the Owner Trustee or to the Borrower, the Seller or AmeriCredit and the Owner Trustee by the Deal Agent, a written notice specifying such default or incorrect representation or warranty and requiring it to be remedied and stating that such notice is a “Notice of Termination Event” hereunder; provided that no breach shall be deemed to occur hereunder in respect of any representation or warranty relating to eligibility of any Receivable on the Closing Date or its related Borrowing Date to the extent the Seller has repurchased such Receivable in accordance with the provisions of the Receivables Purchase Agreement; or

(n) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or any material portion of the assets of Servicer and such Lien shall not have been released within thirty (30) days, or the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Servicer and such Lien shall not have been released within thirty (30) days; or

(o) a Servicer Event of Default shall have occurred; or

(p) the Borrower shall fail to pay any principal of or premium or interest on any Indebtedness having a principal amount of $50,000) or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness of the Borrower or the Servicer, as applicable, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; or

(q) there shall occur a “termination event” or “Termination Event” or similar event (other than a default by a Lender or by an Interest Rate Hedge Provider) under any other Transaction Document; or

(r) a notice of termination with respect to the Lockbox Account shall have been delivered, or a termination of the Lockbox Agreement shall have otherwise occurred, and a replacement Lockbox Account Bank satisfactory to the Deal Agent shall not have executed a lockbox agreement substantially in the form of Exhibit XIV hereto within thirty (30) days of such notice; or

(s) a Change of Control shall occur with respect to AmeriCredit Corp.; or

(t) the Tangible Net Worth of AmeriCredit Corp. shall be less than the sum of (a) $1,700,000,000 plus (b) 75% of the cumulative positive net income (without deduction for negative net income) of AmeriCredit Corp. for each Fiscal Quarter having been completed since June 30, 2003, as reported in each annual report on Form 10-K and periodic report on Form 10-Q filed by AmeriCredit Corp. with the Securities and Exchange Commission plus (c) 75% of the net proceeds of any equity issued by AmeriCredit Corp. since June 30, 2003 minus (d) the lesser of (i) $100,000,000 and (ii) the purchase price of all common stock of AmeriCredit Corp. repurchased after November 5, 2003; or

(u) the Seller shall cease to be a direct or indirect wholly-owned subsidiary of AmeriCredit; or AmeriCredit shall cease to be a direct or indirect wholly-owned subsidiary of AmeriCredit Corp.; or

(v) the average of the ratios of AmeriCredit Corp.’s EBITDA to its Interest Expense for its two (2) most recent Fiscal Quarters shall be less than 1.2x; or

(w) any repurchase of common stock by AmeriCredit Corp. results in AmeriCredit Corp. and its subsidiaries, determined on a consolidated basis in accordance with GAAP, having less than $200,000,000 of Liquidity on such date of such common stock purchase for cash. For purposes of the foregoing sentence, if AmeriCredit Corp. shall deposit funds in a bank for the purpose of making repurchases of its common stock over a period of time, the date of repurchase with respect to the repurchases of all such common stock shall be deemed to be the date such funds are deposited with such bank and the cash so deposited shall not be considered unrestricted cash for the purposes of determining Liquidity with respect to this Section 10.1(aa).

Section 10.2 Remedies.

Upon the occurrence and during the continuation of a Termination Event, the Collateral Agent may, or upon the direction of the Liquidity Providers shall, take any of the following actions (to the extent it has not already done so in accordance with the provisions of this Agreement): (a) declare the Maturity Date to have occurred, whereupon the Net Investment shall immediately, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, become due and payable in full; provided, however, that upon the occurrence of Termination Event described in Sections 10.1(k) or (l), the Maturity Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Party whereupon the Net Investment shall immediately, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, become due and payable in full and (b) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Collateral Agent and the Lenders otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

Article XI

Indemnification

Section 11.1 Indemnities by the Loan Parties.

Without limiting any other rights that the Collateral Agent, the Deal Agent or any of the Lenders may have hereunder or under applicable law, (x) the Borrower hereby agrees to indemnify (and pay upon demand to) the Collateral Agent, the Deal Agent, each of the Lenders and each of the respective assigns, officers, directors, agents and employees of the foregoing (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including attorneys’ fees (which attorneys may be employees of the Collateral Agent, Deal Agent or another Indemnified Party) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by it in connection with, arising out of or as a result of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby, and (y) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by it arising out of the breach of this Agreement by the Servicer, the negligence, misfeasance, or bad faith of the Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement excluding, however, in all of the foregoing instances under the preceding clauses (x) and (y):

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) (i) net income or franchise taxes imposed on any Indemnified Party with respect to payments required to be made by the Borrower or the Servicer under this Agreement, by a taxing jurisdiction in which any Indemnified Party is organized, conducts business or is paying taxes as of the Closing Date (as the case may be); (ii) any taxes that would not have been imposed but for the failure of such Indemnified Party to provide and maintain (to the extent legally able to do so) any certification or other documentation required to qualify for an exemption from, or reduced rate of, any such taxes required by this Agreement to be furnished by such Indemnified Party; or (iii) any taxes imposed as a result of any Indemnified Party changing its registered office;

(c) (1) except as otherwise provided herein, nonpayment by any Obligor of an amount due and payable with respect to a Receivable, (2) any loss in value of any Financed Vehicle or Eligible Investment due to changes in market conditions or for other reasons beyond the control of AmeriCredit or the Borrower and (3) any amount which represents legal, accounting or other costs incurred by an Indemnified Party in respect of any legal action between such party and AmeriCredit or any Affiliate of AmeriCredit if a court of competent jurisdiction makes a final determination that AmeriCredit or such Affiliate is the prevailing party;

provided, however, that nothing contained in this sentence shall limit the liability of any Loan Party or limit the recourse of VFCC to a Loan Party for amounts otherwise specifically provided to be paid by such Loan Party under the terms of this Agreement.

Section 11.2 Other Costs and Expenses.

The Borrower shall pay to the Deal Agent and the Lenders on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of the Deal Agent’s auditors auditing the books, records and procedures of the Borrower, fees and out-of-pocket expenses of legal counsel for the Deal Agent and the Lenders, not to exceed $60,000 (which counsel may be employees of the Deal Agent or a Lender) with respect thereto and with respect to advising the Deal Agent or such Lender as to its rights and remedies under this Agreement. The Borrower shall pay to the Deal Agent on demand any and all costs and expenses of the Deal Agent and any Lender, including counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event or a Servicer Event of Default.

Article XII

The Deal Agent

Section 12.1 Authorization and Action.

The Borrower and each Lender hereby designates and appoints Wachovia Capital Markets as Deal Agent hereunder, and authorizes the Deal Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Deal Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Deal Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Deal Agent shall be implied or otherwise exist for the Deal Agent. In performing its functions and duties hereunder, the Deal Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Deal Agent shall not be required to take any action which exposes the Deal Agent to personal liability or which is contrary to this Agreement or applicable law. The appointment and authority of the Deal Agent hereunder shall terminate at the indefeasible payment in full of the Obligations.

Section 12.2 Delegation of Duties.

The Deal Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Deal Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.3 Exculpatory Provisions.

Neither the Deal Agent nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Deal Agent, the breach of its obligations expressly set forth in this Agreement), or (b) responsible in any manner to any Person for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article VI. The Deal Agent shall not be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Deal Agent shall not be deemed to have knowledge of any Termination Event or Servicer Event of Default unless the Deal Agent has received notice from the Borrower or a Secured Party.

Section 12.4 Reliance.

The Deal Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), Independent Accountants and other experts selected by the Deal Agent. The Deal Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of VFCC or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties; provided, that, unless and until the Deal Agent shall have received such advice, the Deal Agent may take or refrain from taking any action, as the Deal Agent shall deem advisable and in the best interests of the Secured Parties. The Deal Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of VFCC and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

Section 12.5 Non-Reliance on Deal Agent.

Each Lender expressly acknowledges that neither the Deal Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Deal Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Deal Agent. Each Secured Party represents and warrants to the Deal Agent that it has and will, independently and without reliance upon the Deal Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement.

Section 12.6 Deal Agent in its Individual Capacity.

The Deal Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Deal Agent, were not the Deal Agent hereunder.

Section 12.7 Successor Deal Agent.

The Deal Agent may, upon five (5) days’ notice to the Secured Parties, and the Deal Agent will, upon the direction of the Lenders, resign as Deal Agent. If the Deal Agent shall resign, then the Lenders shall, during such five-day period, appoint a successor Deal Agent. If for any reason no successor Deal Agent is appointed by the Lenders during such five-day period, then effective upon the expiration of such five-day period, Wachovia shall perform all of the duties of the Deal Agent hereunder. After any retiring Deal Agent’s resignation hereunder as Deal Agent, the provisions of Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Deal Agent under this Agreement.

Article XIII

The Collateral Agent

Section 13.1 Authorization and Action.

Each Secured Party hereby designates and appoints Wells Fargo Bank, National Association as Collateral Agent hereunder, and authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Collateral Agent shall be implied or otherwise exist for the Collateral Agent. In performing its functions and duties hereunder, the Collateral Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Collateral Agent shall not be required to take any action which exposes the Collateral Agent to personal liability or which is contrary to this Agreement or applicable law. The appointment and authority of the Collateral Agent hereunder shall terminate at the indefeasible payment in full of the Obligations. AmeriCredit agrees to pay the Collateral Agent the Collateral Agent Fee for acting as Collateral Agent hereunder; if for any reason AmeriCredit fails to pay the Collateral Agent Fee when due, the Collateral Agent fee shall be paid pursuant to Section 3.3(a)(iii).

Section 13.2 Delegation of Duties.

The Collateral Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 13.3 Exculpatory Provisions.

Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Collateral Agent, the breach of its obligations expressly set forth in this Agreement), or (b) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article VI. The Collateral Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Collateral Agent shall not be deemed to have knowledge of any Termination Event or Servicer Event of Default unless the Collateral Agent has received notice from the Borrower or a Secured Party.

Section 13.4 Reliance.

The Collateral Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), Independent Accountants and other experts selected by the Collateral Agent. The Collateral Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of VFCC or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties; provided, that, unless and until the Collateral Agent shall have received such advice, the Collateral Agent may take or refrain from taking any action, as the Collateral Agent shall deem advisable and in the best interests of the Secured Parties. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of VFCC and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

Section 13.5 Non-Reliance on Collateral Agent.

Each Secured Party expressly acknowledges that neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Collateral Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Collateral Agent. Each Secured Party represents and warrants to the Collateral Agent that it has and will, independently and without reliance upon the Collateral Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement.

Section 13.6 Collateral Agent in its Individual Capacity.

The Collateral Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Collateral Agent, were not the Collateral Agent hereunder.

Section 13.7 Successor Collateral Agent.

The Collateral Agent may, upon five (5) days’ notice to the Secured Parties, and the Collateral Agent will, upon the direction of the Lenders, resign as Collateral Agent. If the Collateral Agent shall resign, then the Lenders shall, during such five-day period, appoint a successor Collateral Agent. If for any reason no successor Collateral Agent is appointed by the Lenders during such five-day period, then effective upon the expiration of such five-day period, Wells Fargo shall perform all of the duties of the Collateral Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the Lenders and the Secured Parties directly to the Lenders and the Secured Parties and for all purposes shall deal directly with the Secured Parties. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

Article XIV

Assignments and Participations

Section 14.1 Assignments and Participations by VFCC.

Notwithstanding the provisions of Section 14.3, each of the parties hereto, on behalf of its successors and assigns, hereby agrees and consents to the complete or partial sale by VFCC of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Liquidity Providers pursuant to the Liquidity Agreement, regardless of whether such sale constitutes an assignment or the sale of a participation in such rights and obligations.

Section 14.2 Prohibition on Assignments by the Loan Parties.

No Loan Party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the Deal Agent and VFCC and, if such assignment is by any Loan Party other than the Borrower, with the Borrower’s consent.

Section 14.3 Assignments and Participations by Lenders.

(a) Any Lender or its Affiliate may, upon at least thirty (30) days’ written notice to the Collateral Agent, the Deal Agent, the Servicer and the Borrower, assign to one or more financial institutions or other entities all or a portion of its rights and obligations under this Agreement (subject to the Servicer’s consent, which shall not be unreasonably withheld); provided, however, that

(i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $5,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the assigning Lender’s Commitment, (iii) with respect to an assignment by a Lender, each such assignment shall be to an Eligible Assignee, (iv) the assigning Lender and the assignee with respect to each such assignment shall execute and deliver to the Deal Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (v) the parties to each such assignment shall have agreed to reimburse the Collateral Agent and the Deal Agent for all fees, costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Collateral Agent, the Deal Agent and VFCC) incurred by the Collateral Agent, the Deal Agent and VFCC, respectively, in connection with such assignment. Upon such execution, delivery and acceptance by the Deal Agent and the Liquidity Agent and the recording by the Deal Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Deal Agent and the Liquidity Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of any Lender hereunder and (ii) any Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, any Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the VFCC or the performance or observance by the VFCC of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Collateral Agent, the Deal Agent or the Liquidity Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assigning Lender and such assignee confirm that such assignee is an Eligible Assignee; (vi) such assignee appoints and authorizes each of the Collateral Agent, the Deal Agent and the Liquidity Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Deal Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and the amount of each Loan made by each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Collateral Agent, the Deal Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Liquidity Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Deal Agent and the Liquidity Agent shall each, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit XI hereto (an “Assignment and Acceptance”), accept such Assignment and Acceptance, and the Deal Agent shall then (i) record the information contained therein in the Register and (ii) give prompt notice thereof to the Borrower.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the portion of each Loan made by it); provided, however, that without the prior consent of the Borrower (such consent not to be unreasonably withheld), no such participation may be sold to any Person, reasonably believed by an officer of any Lender selling such participation, to be a Person (i) who has business operations materially the same as those of the Servicer and (ii) who is in direct competition with the Servicer; provided, further, that (A) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Deal Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding anything herein to the contrary, each participant shall have the rights of a Lender (including any right to receive payment) under Article III; provided, however, that no participant shall be entitled to receive payment under such Article in excess of the amount that would have been payable under such Article by the Borrower to any Lender granting its participation had such participation not been granted, and no Lender granting a participation shall be entitled to receive payment under either such section in an amount which exceeds the sum of (I) the amount to which such Lender is entitled under such Article with respect to the any portion of any Loan made by such Lender which is not subject to any participation plus (II) the aggregate amount to which its participants are entitled under such Article with respect to the amounts of their respective participations. With respect to any participation described in this Section 14.3, no participant shall have any right, to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or any other document or to exercise or refrain from exercising any powers or rights which such Lender may have under or in respect of this Agreement or any other document.

(f) Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 14.3, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or the Servicer furnished to such Lender by or on behalf of the Borrower or the Servicer.

(g) Nothing herein shall prohibit any Lender from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank in accordance with applicable law and any such pledge or collateral assignment may be made without compliance with this Section 14.3.

Article XV

Security Interest

Section 15.1 Grant of Security Interest.

To secure the due and punctual payment of the Obligations to the Secured Parties, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all assets of the Borrower, including, without limitation, all of the Borrower’s right, title and interest, whether now owned and existing or hereafter arising in and to the Receivables and the following (as listed in subclause (i) through (x) collectively, the “Related Security”):

(i) the proceeds of any or all Receivables;

(ii) the security interests in the Financed Vehicles granted by Obligors pursuant to such Receivables and any other interest of the Sellers in such Financed Vehicles;

(iii) any proceeds and the right to receive proceeds with respect to such Receivables from claims on any physical damage, credit life or disability insurance policies covering the related Financed Vehicles or Obligors and any proceeds from the liquidation of such Receivables;

(iv) any proceeds from any Receivable repurchased by a Dealer pursuant to a Dealer Agreement or a Third-Party Lender pursuant to an Auto Loan Purchase and Sale Agreement as a result of a breach of representation or warranty in the related Dealer Agreement or Auto Loan Purchase and Sale Agreement;

(v) all rights under any Service Contracts on the related Financed Vehicles:

(vi) the related Receivables Files;

(vii) all rights of the Borrower under the Receivables Purchase Agreement and the Sale and Contribution Agreement;

(viii) all of the Borrower’s right, title and interest in, to and under the Reserve Account and all Eligible Investments, securities, instruments and other financial assets (as defined in Section 8-102(a)(9) of the New York UCC) credited to the Reserve Account and the proceeds thereof;

(ix) all of the Borrower’s right, title and interest in, to and under each Collection Account, each Lockbox Account and all amount at any time on deposit therein; and

(x) all proceeds of the foregoing.

Section 15.2 Termination after Final Payout Date.

Upon the Final Payout Date, all right, title and interest of the Collateral Agent and the other Secured Parties in and to the Collateral shall terminate.

Article XVI

Miscellaneous

Section 16.1 Waivers and Amendments.

(a) No failure or delay on the part of the Collateral Agent, the Deal Agent or VFCC in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 16.1(b). VFCC, the Borrower, the Collateral Agent and the Deal Agent, at the direction of the Liquidity Providers, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i) without the consent of VFCC and each affected Liquidity Provider, (A) extend the Commitment Termination Date or the date of any payment or deposit of Collections by the Borrower or the Servicer, (B) reduce the rate or extend the time of payment of Interest or any CP Rate (or any component of Interest or CP Rate), (C) reduce any fee payable to the Deal Agent for the benefit of VFCC, (D) reduce the Net Investment, (E) amend, modify or waive any provision of the definition of Required Liquidity Providers or this Section 16.1(b), (F) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable” or “Borrowing Base” (or any component thereof) or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the then Collateral Agent and the Deal Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Collateral Agent or Deal Agent, as the case may be;

and any material amendment, waiver or other modification of this Agreement shall require satisfaction of the Rating Agency Condition.

Section 16.2 Notices.

Except as provided in this Section 16.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or facsimile numbers set forth on the signature pages hereof or at such other address or facsimile number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by facsimile, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 16.2. The Borrower hereby authorizes the Deal Agent to effect Loans and Interest Period and Interest Rate selections based on telephonic notices made by any Person whom the Deal Agent in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Deal Agent a written confirmation of each telephonic notice signed by an Authorized Officer of the Borrower; provided, however, the absence of such confirmation shall not affect the validity of such telephonic notice. If the written confirmation differs from the action taken by the Deal Agent, the records of the Deal Agent shall govern absent manifest error.

Section 16.3 Protection of Collateral Agent’s Security Interest.

(a) The Borrower agrees that from time to time, at its expense, it will promptly authorize and deliver all instruments and documents, and take all actions, that may be necessary pursuant to applicable law or desirable, or that the Deal Agent may request, to perfect, protect or more fully evidence the Collateral Agent’s security interest in the Collateral, or to enable the Collateral Agent or VFCC to exercise and enforce its rights and remedies hereunder. After the occurrence of a Termination Event, the Deal Agent may, or the Deal Agent may direct the Borrower or the Servicer to, notify the Obligors, at the Borrower’s expense, of the security interests of the Collateral Agent (on behalf of the Secured Parties) under this Agreement. The Borrower or the Servicer (as applicable) shall, at the Deal Agent’s request, withhold the identities of the Collateral Agent, the Deal Agent and VFCC in any such notification.

(b) If any Loan Party fails to perform any of its obligations hereunder, the Collateral Agent or VFCC may (but shall not be required to) perform, or cause performance of, such obligations, and the Collateral Agent’s or VFCC’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Section 10.2. Each Loan Party irrevocably authorizes the Collateral Agent at any time and from time to time in the sole discretion of the Collateral Agent, and appoints the Collateral Agent as its attorney-in-fact, to act on behalf of such Loan Party (i) to authorize on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Collateral Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Collateral Agent for the benefit of the Secured Parties in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, for the benefit of the Secured Parties. This appointment is coupled with an interest and is irrevocable.

(c) (i) Each of the Loan Parties hereby authorizes the Collateral Agent to file financing statements and other filing or recording documents with respect to the Collateral (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of the Loan Party, in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect or maintain the perfection of the security interest of the Collateral Agent hereunder, (ii) each of the Loan Parties acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Collateral (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Collateral Agent, consenting to the form and substance of such filing or recording document, and (iii) each of the Loan Parties approves, authorizes and ratifies any filings or recordings made by or on behalf of the Collateral Agent in connection with the perfection of the security interests in favor of the Borrower or the Collateral Agent.

Section 16.4 Confidentiality.

(a) Each of the parties to this Agreement and any Person who becomes a Lender after the Closing Date shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the parties to this Agreement and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such party and its officers and employees may disclose such information to such party’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b) Anything herein to the contrary notwithstanding, each Loan Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Collateral Agent, the Deal Agent, the Liquidity Providers or VFCC by each other, (ii) by the Collateral Agent, the Deal Agent or VFCC to any prospective or actual assignee or participant of any of them and (iii) by the Collateral Agent or the Deal Agent to any Rating Agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to VFCC or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Wachovia acts as the administrative Deal Agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided that each such Person is informed of the confidential nature of such information. In addition, VFCC, the Collateral Agent and the Deal Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 16.5 Bankruptcy Petition.

The Borrower, the Servicer, the Collateral Agent and the Deal Agent hereby covenants and agrees that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding senior indebtedness of VFCC, it will not institute against, or join any other Person in instituting against, VFCC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 16.6 Limitation of Liability.

Except with respect to any claim arising out of the willful misconduct or gross negligence of VFCC, the Deal Agent or any Liquidity Provider, no claim may be made by any Loan Party or any other Person against VFCC, the Deal Agent or any Liquidity Provider or their respective Affiliates, directors, officers, employees, attorneys or Deal Agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Loan Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 16.7 CHOICE OF LAW.

THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF THE BORROWER OR THE SECURITY INTEREST OF THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN ANY OF THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 16.8 CONSENT TO JURISDICTION.

EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHTS OF THE COLLATERAL AGENT OR THE DEAL AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST THE

COLLATERAL AGENT, THE DEAL AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE COLLATERAL AGENT, THE DEAL AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH LOAN PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 16.9 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY LOAN PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 16.10 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Loan Party pursuant to Article V, (ii) the indemnification and payment provisions of Article XI, and (iii) Section 16.4 and Section 16.5 shall be continuing and shall survive any termination of this Agreement.

(c) Each of the Loan Parties, VFCC and the Deal Agent hereby acknowledges and agrees that the Liquidity Providers are hereby made express third party beneficiaries of this Agreement and each of the other Transaction Documents.

Section 16.11 Counterparts; Severability; Section References.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of a signature page to this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 16.12 No Recourse to Owner Trustee.

It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely as trustee of the Borrower, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Borrower is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Borrower, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Borrower or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Borrower under this Agreement or the other Transaction Documents.

Section 16.13 Independence of the Servicer.

For all purposes of this Agreement, the Servicer shall be an independent contractor and shall not be subject to the supervision of the Borrower, the Collateral Agent, the Deal Agent, the Backup Servicer, the Owner Trustee or any other party with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by this Agreement, the Servicer shall have no authority to act for or represent the Borrower or the Owner Trustee in any way and shall not otherwise deemed an agent of the Issuer or the Owner Trustee.

Section 16.14 State Business Licenses.

The Servicer or the Seller shall prepare and instruct the Borrower to file each state business license (and any renewal thereof) required to be filed under applicable state law without further consent or instruction from the Instructing Party (as defined in the Trust Agreement), including a Sales Finance Company Application (and any renewal thereof) with the Pennsylvania Department of Banking, Licensing Division, and a Financial Regulation Application (and any renewal thereof) with the Maryland Department of Labor, Licensing and Regulation.

Section 16.15 Intention to Include Electronic Chattel Paper.

It is the intention of the parties to enter into an amendment to this Agreement in order to provide for the inclusion of “electronic chattel paper” in Paragraph 2 of Schedule D. Such an amendment is subject to the requirement that a favorable Opinion of Counsel be received by the Deal Agent opining as to the acceptability of the amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly Authorized Officers or attorneys-in-fact as of the date hereof.

AMERICREDIT NEAR PRIME TRUST,
as Borrower

By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

Address:

[Additional Signatures to Follow]

AFS CONDUIT CORP., as Seller

By:
Name:
Title:

Address:

AMERICREDIT FINANCIAL SERVICES, INC., as Originator and as Servicer

By:
Name:
Title:

Address:

[Additional Signatures to Follow]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent and as Backup Servicer

By:
Name:
Title:

Address:

[Additional Signatures to Follow]

VARIABLE FUNDING CAPITAL CORPORATION,
as a Lender

By: Wachovia Capital Markets, LLC, as Attorney- in-Fact

By:
Name:
Title:

Address:

Variable Funding Capital Corporation c/o Wachovia Capital Markets, LLC 301 South College Street, TW-16 Charlotte, NC 28288 Attention: Douglas R. Wilson Telephone: (704) 374-2520 Fax: (704) 383-9579

WACHOVIA CAPITAL MARKETS, LLC
as Deal Agent

By:
Name:
Title:

Address:

301 South College Street, TW-10 Charlotte, NC 28288 Attention: Prakash Wadhwani Telephone: (704) 374-3455 Fax: (704) 383-9106

[Additional Signatures to Follow]

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

Address:

301 South College Street, TW-11 Charlotte, NC 28288 Attention: Kevin McConnell Telephone: (704) 383-7171 Fax: (704) 383-8417

[End of Signatures]

EXHIBIT I

SCHEDULE OF RECEIVABLES

(as of the Borrowing Date)

[to be provided]

EXHIBIT II

FORM OF BORROWING NOTICE

EXHIBIT III

FORM OF REDUCTION NOTICE

AMERICREDIT NEAR PRIME TRUST

REDUCTION NOTICE

dated                     , 20

for [Aggregate Reduction] on                     , 20

Wachovia Capital Markets, LLC, as Deal Agent

301 South College Street, TW-10

Charlotte, North Carolina 28288

Attention: [Douglas R. Wilson], Fax No. [(704) 383-9579]

[Each Committed Lender]

[addresses]

Ladies and Gentlemen:

Reference is made to that certain Receivables Funding Agreement, dated as of January 28, 2005 (as amended, supplemented or otherwise modified from time to time, the “Funding Agreement”) among AmeriCredit Near Prime Trust, as Borrower, AmeriCredit Financial Services, Inc., as Originator and as Servicer, Wells Fargo Bank, National Association, as Collateral Agent and as Backup Servicer, AFS Conduit Corp., as Seller, Variable Funding Capital Corporation, as a Lender, Wachovia Capital Markets, LLC, as Deal Agent and Wachovia Bank, National Association, as a Committed Lender. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Funding Agreement.

1. The [Servicer, on behalf of the] Borrower hereby certifies, represents and warrants to the Deal Agent and the Lenders that on and as of the date hereof, this is the only [Reduction Notice] outstanding.

2. The [Servicer, on behalf of the] Borrower hereby requests that the following Loans be reduced on                     , 20     (the “Proposed Reduction”) as follows:

(a)	Committed Lenders:

VFCC:	$

[Wachovia]	$

[Committed Lender]	$

IN WITNESS WHEREOF, the [Servicer, on behalf of the] Borrower has caused this [Reduction Notice] to be executed and delivered as of this          day of                     ,         .

[ , as Servicer, on behalf of:] , as Borrower

By:
Name:
Title:

EXHIBIT IV

[reserved]

EXHIBIT V

NAMES OF COLLECTION ACCOUNT BANKS AND LOCKBOX ACCOUNT BANKS;

LOCKBOXES AND LOCKBOX AND COLLECTION ACCOUNTS

Wells Fargo Bank, N.A.

Wire Instructions

AmeriCredit Near Prime Trust

For Daily Collection deposits:

Wells Fargo Bank, N.A.

ABA: 121000248

Acct: 0001038377

Acct Name: Wells Fargo Corporate Trust

For further credit: Acct #16902900 AMCARNP Collection

Attn: Jason Post (612) 667-4842

For Reserve Fund deposits:

Wells Fargo Bank, N.A.

ABA: 121000248

Acct: 0001038377

Acct Name: Wells Fargo Corporate Trust

For further credit: Acct #16902901 AMCARNP Reserve

Attn: Jason Post (612) 667-4842

For Funding Account deposits:

Wells Fargo Bank, N.A.

ABA: 121000248

Acct: 0001038377

Acct Name: Wells Fargo Corporate Trust

For further credit: Acct #16902902 AMCARNP Funding

Attn: Jason Post (612) 667-4842

EXHIBIT VI

FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS EITHER REGISTERED UNDER THE ACT AND SUCH APPLICABLE STATE OR OTHER LAWS OR EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS ARE AVAILABLE.

NOTE DUE JANUARY 27, 2006

No. 1	New York, New York
$150,000,000.00	January 28, 2005

Reference is hereby made to that certain Receivables Funding Agreement (as amended, modified, supplemented or otherwise modified in accordance with the terms thereof and in effect from time to time, the “Receivables Funding Agreement”), dated as of January 28, 2005 by and among AmeriCredit Near Prime Trust, a Delaware statutory trust, AmeriCredit Financial Services, Inc., a Delaware corporation, Wells Fargo Bank, National Association, AFS Conduit Corp., a Nevada Corporation, Variable Funding Capital Corporation, a Delaware Corporation, Wachovia Capital Markets, LLC, a Delaware limited liability company and Wachovia Bank, National Association. All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Receivables Funding Agreement. This Note is issued pursuant to the Receivables Funding Agreement.

FOR VALUE RECEIVED, the undersigned, AMERICREDIT NEAR PRIME TRUST (the “Issuer”), hereby promises to pay to the order of WACHOVIA CAPITAL MARKETS, LLC, as agent for certain secured parties or registered transferees (the “Note Holder”), the lesser of (a) the principal amount of $150,000,000.00 and (b) such lesser principal amount as may then constitute the principal amount outstanding of the Loans (as reflected from time to time on the schedule attached hereto) made by the Note Holder to the Borrower pursuant to the Receivables Funding Agreement, in lawful money of the United States of America in immediately available funds.

This Note is subject to, and entitled to, all provisions and benefits of the Receivables Funding Agreement and is secured by the Collateral as defined in Section 15.1 of the Receivables Funding Agreement.

The Issuer unconditionally promises to pay interest on the unpaid principal amount of this Note outstanding from time to time for each day from Closing Date until such principal amount is paid in full (whether upon maturity, by reason of acceleration or otherwise) at the rates determined pursuant to Section 4.1 of the Receivables Funding Agreement. Nothing contained in this Note or the Receivables Funding Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by any applicable law. In the event that any rate of interest required to be paid hereunder exceeds the maximum rate permitted by applicable law, the provisions of the Receivables Funding Agreement relating to the payment of interest under such circumstances shall control.

Payments of the principal of this Note, and interest thereon, shall be made by the Issuer to the Deal Agent on each Payment Date by wire transfer of immediately available funds in the manner and at the address specified for such purpose to the Issuer in writing from time to time by the Deal Agent.

The Deal Agent is authorized to record, on the schedule annexed hereto and made a part hereof, the date and the amount of each Loan made by the Note Holder, the date and amount of each payment, and the remaining unpaid principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of the Deal Agent to make any such recordation (or any error in such recordation) shall not affect the obligations of the Issuer hereunder or under the Receivables Funding Agreement in respect of the Loans.

The entire outstanding principal amount of this Note and accrued interest thereon will be due and payable on the date determined under Section 3.2 of the Receivables Funding Agreement.

The Issuer shall pay all costs of collection of any amount due hereunder when incurred, including, without limitation, attorney’s fees and expenses, and including all costs and expenses actually incurred in connection with the pursuit by the Note Holder of any of its rights or remedies referred to herein or the protection of or realization upon the Collateral.

Presentment for payment, demand, protest and notice of demand, notice of dishonor, notice of non-payment and all other notices are hereby waived by the Issuer, except to the extent expressly provided in the Receivables Funding Agreement. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the Note Holder hereof shall operate as a waiver of such rights. No extension of the time for the payment of this Note or any payment due hereunder made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the liability of the Issuer or any other person liable under this Note, either in whole or in part, unless the Note Holder agrees otherwise in writing.

No right or remedy conferred upon the Note Holder is intended to be exclusive of any right or remedy contained herein or in any instrument or document delivered in connection with or pursuant to this Note, and every right or remedy contained herein or therein or now or hereafter existing at law or in equity or by statute, or otherwise may be exercised separately or in any combination.

The term “the Issuer” shall include the maker of this Note and each person and entity now or hereafter liable hereunder, whether as maker, principal, surety, guarantor, endorser or otherwise. The Issuer shall not assign or delegate to any Person any of its obligations hereunder unless the Note Holder consents to such assignment and/or delegation in writing. The provisions of this Note shall apply to and bind the Issuer and its successors and permitted assigns and shall inure to the benefit of the Note Holder, its successors and assigns.

Any provision of this Note which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note. No amendment, modification, termination, or waiver of any provision of this Note, nor consent to any departure by the Issuer from any term of this Note, shall in any event be effective unless it is in writing and signed by the Note Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

Upon the occurrence of a Termination Event, the Note Holder shall have all of the remedies specified in the Receivables Funding Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[signatures appear on following page]

IN WITNESS WHEREOF, the undersigned has executed this note as of the date first written above.

AMERICREDIT NEAR PRIME TRUST

By:	Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

[Signature page to Note to Variable Funding Capital Corporation]

Schedule

to

NOTE

PAYMENTS OF PRINCIPAL

Date	Amount of Funding	Amount of Principal Paid	Unpaid Principal Balance	Notation made by (initials)

EXHIBIT VII

[reserved]

EXHIBIT VIII

FORM OF TRANSFER REQUEST

[To be provided by Servicer]

EXHIBIT IX

FORM OF PERIODIC REPORT

EXHIBIT X

FORM OF BORROWING BASE CERTIFICATE

EXHIBIT XI

FORM OF ASSIGNMENT AND ACCEPTANCE

[to be provided]

Dated                     , 20

Reference is made to the Liquidity Purchase Agreement dated as of January 28. 2005 (the “Agreement”) among Variable Funding Capital Corporation, the Investors (as defined in the Agreement), Wachovia Capital Markets, LLC, as Deal Agent and as Documentation Agent, and Wachovia Bank, National Association, as Liquidity Agent for the Investors. Terms defined in the Agreement are used herein with the same meaning.

                                          (the “Assignor”) and                                          (the “Assignee”) agree as follows:

(1) The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Agreement, including, without limitation, such interest in the Assignor’s Commitment and the Capital of Percentage Interests owned by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of Capital of Percentage Interests owned by the Assignee will be as set forth in Section 2 of Schedule 1.

(2) The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of VFCC or the performance or observance by VFCC of any of its obligations under the Agreement or any other instrument or document furnished pursuant thereto; and (iv) confirms that the Assignee is an Eligible Assignee.

(3) The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (2) agrees that it will, independently and without reliance upon the Deal Agent, the Documentation Agent, the Liquidity Agent, the Assignor or any other Investor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (3) confirms that it is an Eligible Assignee; (4) appoints and authorizes the Deal Agent, the Documentation Agent and the Liquidity Agent each to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Deal Agent, the Documentation Agent and the Liquidity Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto and (5) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as an Investor.

(4) Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to each of the Documentation Agent and the Liquidity Agent for acceptance and recording by the Documentation Agent. The effective date of this Assignment and Acceptance (the “Transfer Date”) shall be the date of acceptance thereof by the Documentation Agent and the Liquidity Agent, unless a later date is specified in Section 3 of Schedule 1.

(5) Upon such acceptance by the Documentation Agent and the Liquidity Agent and upon such recording by the Documentation Agent, as of the Transfer Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of an Investor thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

(6) Upon such acceptance by the Documentation Agent and the Liquidity Agent and upon such recording by the Documentation Agent, from and after the Transfer Date, the Deal Agent and the Liquidity Agent shall make, or cause to be made, all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fee with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Transfer Date directly between themselves.

(7) This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

Address for notices
[Address]

[ASSIGNEE]

By:
Name:
Title:

Address for notices
[Address]

Acknowledged and accepted this day of ,

WACHOVIA BANK, NATIONAL ASSOCIATION as Liquidity Agent

By:
Name:
Title:

Acknowledged and accepted this day of ,

WACHOVIA CAPITAL MARKETS, LLC as Deal Agent and as Documentation Agent

By:
Name:
Title:

EXHIBIT XII

[reserved]

EXHIBIT XIII

AGREED UPON PROCEDURES

[to be provided]

SCHEDULE A

DOCUMENTS TO BE DELIVERED TO THE DEAL AGENT

ON OR PRIOR TO THE INITIAL PURCHASE

1. Executed copies of:

a. the Sale and Contribution Agreement, duly executed by the parties thereto and

b. the Receivables Purchase Agreement, duly executed by the parties thereto.

2. A copy of the Servicing Collection and Credit Policy and Procedures as in effect on the Closing Date.

3. A certificate of the Secretary of each Loan Party attaching:

(a) A copy of the resolutions of the Board of Directors of such Loan Party authorizing the execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder;

(b) A copy of the organization documents of such Loan Party.

(c) Good Standing Certificate for such Loan Party issued by the Secretary of State of its state of organization and each jurisdiction where it is organized, each of which is listed below:

(i) Borrower: Delaware;

(ii) Servicer/Originator: Delaware; and

(iii) Seller: Nevada.

(d) A certification of the names and signatures of the Authorized Officers to execute on its behalf this Agreement and any other documents to be delivered by it hereunder.

4. Pre-filing state and federal tax lien, judgment lien and UCC lien searches against each Loan Party, dated on or within thirty (30) days prior to the Closing Date from the following jurisdictions:

(a) Borrower: Delaware;

(b) Servicer/Originator: Delaware; and

(c) Seller: Nevada.

5. Time-stamped receipt copies of proper financing statements, duly filed under the UCC on or before the date of the initial Purchase in all jurisdictions as may be necessary or, in the opinion of the Deal Agent, desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the security interests contemplated by this Agreement and the ownership interests contemplated by the Sale and Contribution Agreement and the Receivables Purchase Agreement.

6. Time-stamped receipt copies of proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower, the Seller and/or the Originator.

7. Executed copies of Collection Account Agreements for each Lockbox and Collection Account and of Lockbox Agreements for each Lockbox Account.

8. A favorable Opinion of Counsel for the Loan Parties, the Originator and the Seller acceptable to the Collateral Agent which addresses the following matters and such other matters as the Collateral Agent, the Deal Agent, the Loan Parties, the Originator may request:

(a) due authorization, execution, delivery, enforceability and other corporate matters with respect to each of the Loan Parties, the Originator and the Seller;

(b) the creation of a first priority perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral;

(c) the creation of a first priority perfected security interest in favor of the Seller in the Collateral;

(d) the existence of a “true sale” of the Receivables from the Originator to the Seller under the Sale and Contribution Agreement;

(e) the existence of a “true sale” of the Receivables from the Seller to the Borrower under the Receivables Purchase Agreement;

(f) the inapplicability of the doctrine of substantive consolidation to the Borrower, the Seller, the Originator and the Servicer in connection with any bankruptcy proceeding involving any of the Borrower, the Seller, the Originator and the Servicer;

(g) the availability of an exemption from registration of the Note under the Securities Act; and

(h) the inapplicability of the Investment Company Act of 1940 to the Loan Parties.

9. A Compliance Certificate of an Authorized Officer of each Loan Party certifying that, as of the Closing Date, no Termination Event or Servicer Event of Default exists and is continuing.

10. An executed copy of the Fee Letter.

11. A Periodic Report as at September 30, 2004.

12. A Borrowing Base Certificate as of April 26, 2005.

13. A pro forma balance sheet of the Borrower as at for the two months ended since March 31, 2005.

14. Executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with this Agreement.

15. Executed copies of each other Transaction Document.

16. The Liquidity Agreement, duly executed by each of the parties thereto.

17. If applicable, for each Liquidity Provider that is not incorporated under the laws of the United States of America, or a state thereof, two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, certifying in either case that such Liquidity Provider is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

SCHEDULE B

COMMITMENT AMOUNTS

Wachovia Bank, National Association	$150,000,000

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower makes the following representations on which the Lenders shall be deemed to have relied in purchasing and making Loans under this Agreement. Unless otherwise specified, the representations speak as of the execution and delivery of this Agreement on the Closing Date, or, with respect to the representations in paragraphs (8) through (33) relating to the Receivables, as of the Transfer Date of the related Receivables, and shall survive the sale of the Receivables to the Borrower and the pledge thereof to the Collateral Agent pursuant to this Agreement.

1. Organization and Good Standing. The Borrower has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power, authority and legal right to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and now has, power, authority and legal right to enter into and perform its obligations under this Agreement;

2. Due Qualification. The Borrower is duly qualified to do business in good standing and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Receivables as required by this Agreement) requires or shall require such qualification;

3. Power and Authority. The Borrower has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out its terms and their terms, respectively, and the execution, delivery and performance of this Agreement and the Transaction Documents to which the Borrower is a party have been duly authorized by the Borrower by all necessary corporate action;

4. Binding Obligation. This Agreement and the Transaction Documents to which the Borrower is a party shall constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law;

5. No Violation. The consummation of the transactions contemplated by this Agreement and the Transaction Documents to which the Borrower is a party, and the fulfillment of the terms of this Agreement and the Transaction Documents to which a Borrower is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of the Borrower, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Borrower is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, or violate any law, order, rule or regulation applicable to the Borrower of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Borrower or any of its properties;

6. No Proceedings. There are no proceedings or investigations pending or, to the Borrower’s knowledge, threatened against the Borrower, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Borrower or its properties (A) asserting the invalidity of this Agreement or any of the Transaction Documents, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any of the Transaction Documents or (D) seeking to adversely affect the federal income tax or other federal, state or local tax attributes of the Notes;

7. No Consents. The Borrower is not required to obtain the consent of any other party or any consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement which has not already been obtained.

8. Good Title. Immediately prior to the conveyance of the Receivables pursuant to the Sale and Contribution Agreement, the Originator was the sole owner thereof and had good and indefeasible title thereto, free of any Lien and, upon execution and delivery of such agreement by the Originator, the Seller had good and indefeasible title and was the owner of such Receivables, free of any Lien. Immediately prior to the conveyance of the Receivables pursuant to the Receivables Purchase Agreement, the Seller was the sole owner thereof and had good and indefeasible title thereto, free of any Lien and, upon execution and delivery of such agreement by the Seller, the Borrower had good and indefeasible title to and will be the sole owner of such Receivables, free of any Lien. No Dealer or Third-Party Lender has a participation in, or other right to receive, proceeds of any Receivable. The Seller has not taken any action to convey any right to any Person that would result in such Person having a right to payments received under the related Insurance Policies or the related Dealer Agreements, Auto Loan Purchase and Sale Agreement, Dealer Assignments or Third-Party Lender Assignments or to payments due under such Receivables.

9. Possession of Original Contracts. The Custodian has in its possession all original copies of the Contracts that constitute or evidence the Collateral.

10. Characteristics of Receivables. Each Receivable (A) was originated (i) by AmeriCredit, (ii) by a Dealer and purchased by AmeriCredit from such Dealer under an existing Dealer Agreement or pursuant to a Dealer Assignment with AmeriCredit and was validly assigned by such Dealer to AmeriCredit pursuant to a Dealer Assignment or (iii) by a Third-Party Lender and purchased by AmeriCredit from such Third-Party Lender under an existing Auto Loan Purchase and Sale Agreement or pursuant to a Third-Party Lender Assignment with AmeriCredit and was validly assigned by such Third-Party Lender to AmeriCredit pursuant to a Third-Party Lender Assignment, (B) was originated by AmeriCredit, such Dealer or such Third-Party Lender for the retail sale of a Financed Vehicle in the ordinary course of AmeriCredit’s, the Dealer’s or the Third-Party Lender’s business, in each case was originated in accordance with AmeriCredit’s credit policies and was fully and properly executed by the parties thereto, and AmeriCredit, each

Dealer and each Third-Party Lender had all necessary licenses and permits to originate Receivables in the state where AmeriCredit, each such Dealer or each such Third-Party Lender was located, (C) contains customary and enforceable provisions such as to render the rights and remedies of the Lender thereof adequate for realization against the collateral security, (D) is a fully amortizing Simple Interest Receivable or Pre-Computed Receivable which provides for level monthly payments (provided that the period in the first Collection Period and the payment in the final Collection Period of the Receivable may be minimally different from the normal period and level payment) which, if made when due, shall fully amortize the Amount Financed over the original term and (E) has not been amended or collections with respect to which waived, other than as evidenced in the Receivable File relating thereto.

11. Fraud or Misrepresentation. Each Receivable was originated (i) by AmeriCredit, (ii) by a Dealer and was sold by the Dealer to AmeriCredit, or (iii) by a Third-Party Lender and was sold by the Third-Party Lender to AmeriCredit, without any fraud or misrepresentation on the part of such Dealer or Third-Party Lender or AmeriCredit in any case.

12. Compliance with Law. All requirements of applicable federal, state and local laws, and regulations thereunder (including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Moss-Magnuson Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z” (including amendments to the Federal Reserve’s Official Staff Commentary to Regulation Z, effective October 1, 1998, concerning negative equity loans), the Servicemembers Civil Relief Act, each applicable state Motor Vehicle Retail Installment Sales Act, and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and other consumer credit laws and equal credit opportunity and disclosure laws) in respect of the Receivables and the Financed Vehicles, have been complied with in all material respects, and each Receivable and the sale of the Financed Vehicle evidenced by each Receivable complied at the time it was originated or made and now complies in all material respects with all applicable legal requirements.

13. Origination. Each Receivable is the Dollar denominated obligation of an Obligor domiciled in the United States of America at the time of origination.

14. Binding Obligation. Each Receivable represents the genuine, legal, valid and binding payment obligation of the Obligor thereon, enforceable by the Lender thereof in accordance with its terms, except (A) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (B) as such Receivable may be modified by the application after the Transfer Date of the Servicemembers Civil Relief Act, as amended; and all parties to each Receivable had full legal capacity to execute and deliver such Receivable and all other documents related thereto and to grant the security interest purported to be granted thereby.

15. No Government Obligor. No Obligor is the United States of America or any state or any agency, department, subdivision or instrumentality thereof.

16. Schedule of Receivables. The information set forth in the Schedule of Receivables including but not limited to the Principal Balance of each Receivable has been produced from the Electronic Ledger and was true and correct in all material respects as of the close of business on the related Transfer Date.

17. Computer Tape. The computer tape or electronic file made available by the Originator or the Seller to the Borrower on the Closing Date or Transfer Date, as applicable, was complete and accurate as of the Closing Date or the related Transfer Date and included a description of the same Receivables that are described in the Schedule of Receivables, including, without limitation, the following information with respect to each such Receivable: loan number, remaining balance ($), original balance ($), remaining term (months), original term (months), WAC (%), vehicle identification number, AmeriCredit Score, 1st payment date (date), next payment date (date), last scheduled payment date (date), payment amount ($).

18. Adverse Selection. No selection procedures adverse to the Lenders were utilized in selecting the Receivables from those receivables owned by the Seller which met the eligibility criteria contained herein.

19. One Original. There is only one original executed copy of each Receivable.

20. Receivable Files Complete. There exists a Receivable File pertaining to each Receivable and such Receivable File contains (a) a fully executed original of the Receivable, (b) the original executed credit application, or a paper or electronic copy thereof and (c) the original Lien Certificate or application therefor. Each of such documents which is required to be signed by the Obligor has been signed by the Obligor in the appropriate spaces. All blanks on any form have been properly filled in and each form has otherwise been correctly prepared. The complete Receivable File for each Receivable currently is in the possession of the Custodian.

21. Receivables in Force. No Receivable has been satisfied, subordinated or rescinded, and the Financed Vehicle securing each such Receivable has not been released from the lien of the related Receivable in whole or in part. No terms of any Receivable have been waived, altered or modified in any respect since its origination, except in accordance with Accepted Servicing Practices.

22. Lawful Assignment. No Receivable was originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale, transfer and assignment of such Receivable under this Agreement.

23. Security Interest in Financed Vehicle. Each Receivable created a valid, binding and enforceable first priority security interest in favor of AmeriCredit or a Titled Third-Party Lender in the Financed Vehicle. The Lien Certificate for each Financed Vehicle shows, or if a new or replacement Lien Certificate is being applied for with respect to such Financed Vehicle the Lien Certificate will be received within 180 days of the Closing Date or related Transfer Date, as applicable, and will show AmeriCredit (or a Titled Third-Party Lender) named as the original secured party under each Receivable as the Lender of a first priority security interest in such

Financed Vehicle. With respect to each Receivable for which the Lien Certificate has not yet been returned from the Registrar of Titles, AmeriCredit has applied for or received written evidence from the related Dealer or Third-Party Lender that such Lien Certificate showing AmeriCredit (or a Titled Third-Party Lender) as first lien holder has been applied for and Seller’s security interest has been validly assigned to the Borrower pursuant to the Receivables Purchase Agreement. If, in the event that, notwithstanding the intent of the Originator, the transfer and assignment contemplated by the Sale and Contribution Agreement is held by a court of competent jurisdiction not to be a sale, the Sale and Contribution Agreement creates a valid and continuing security interest (as defined in the UCC) in the Receivables in favor of the Seller, which security interest is prior to all other liens and is enforceable as such as against creditors of and purchasers from the Originator. Immediately after the sale, transfer and assignment thereof by the Originator to the Seller, each Receivable will be secured by an enforceable and perfected first priority security interest in the Financed Vehicle in favor of the Seller as secured party, which security interest is prior to all other Liens upon and security interests in such Financed Vehicle which now exist or may hereafter arise or be created (except, as to priority, for any lien for taxes, labor or materials affecting a Financed Vehicle). If, in the event that, notwithstanding the intent of the Seller, the transfer and assignment contemplated by the Receivables Purchase Agreement is held by a court of competent jurisdiction not to be a sale, the Receivables Purchase Agreement creates a valid and continuing security interest (as defined in the UCC) in the Receivables in favor of the Borrower, which security interest is prior to all other liens and is enforceable as such as against creditors of and purchasers from the Seller. Immediately after the sale, transfer and assignment thereof by the Seller to the Borrower, each Receivable will be secured by an enforceable and perfected first priority security interest in the Financed Vehicle in favor of the Collateral Agent as secured party, which security interest is prior to all other Liens upon and security interests in such Financed Vehicle which now exist or may hereafter arise or be created (except, as to priority, for any lien for taxes, labor or materials affecting a Financed Vehicle). There are no Liens or claims for taxes, work, labor or materials affecting a Financed Vehicle which are or may be Liens prior or equal to the Liens of the related Receivable.

24. All Filings Made. All filings (including, without limitation, UCC filings) required to be made by any Person and actions required to be taken or performed by any Person in any jurisdiction to give the Borrower a first priority perfected lien on, or ownership interest in, the Collateral have been made, taken or performed.

25. Receivable Not Assumable. No Receivable is assumable by another Person in a manner which would release the Obligor thereof from such Obligor’s obligations to AmeriCredit with respect to such Receivable.

26. No Defenses. No Receivable is subject to any right of rescission, setoff, counterclaim or defense and no such right has been asserted or threatened with respect to any Receivable.

27. No Default. There has been no default, breach, violation or event permitting acceleration under the terms of any Receivable (other than payment delinquencies of not more than thirty (30) days), and no condition exists or event has occurred and is continuing that with notice, the lapse of time or both would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable, and there has been no waiver of any of the foregoing. No Financed Vehicle has been repossessed.

28. Insurance. At the time of an origination of a Receivable by AmeriCredit or a purchase of a Receivable by AmeriCredit from a Dealer or Third-Party Lender, each Financed Vehicle is required to be covered by a comprehensive and collision Insurance Policy (i) in an amount at least equal to the lesser of (a) its maximum insurable value or (b) the principal amount due from the Obligor under the related Receivable, (ii) naming AmeriCredit as loss payee and (iii) insuring against loss and damage due to fire, theft, transportation, collision and other risks generally covered by comprehensive and collision coverage. Each Receivable requires the Obligor to maintain physical loss and damage insurance, naming AmeriCredit and its successors and assigns as additional insured parties, and each Receivable permits the Lender thereof to obtain physical loss and damage insurance at the expense of the Obligor if the Obligor fails to do so. No Financed Vehicle is insured under a policy of Force-Placed Insurance.

29. No Financed Repossessions. No Receivable is secured by Financed Vehicle which is a financed repossession.

30. No Corporate Obligor. No Obligor is a corporation, trust, partnership or limited liability company.

31. Extensions. No Receivable has had its payments extended beyond the date eighty (80) months after the date on which such Receivable was originated.

32. Rewrite of Loan Number. No Receivable has been rewritten to a new loan number in connection with a refinancing of the related Financed Vehicle.

33. No Future Loans. The full amount of each Receivables has been advanced and there are no requirements for future advances under the related Contract.

34. Eligible Receivables: As of each Transfer Date, related to a Receivable, such Receivable is a Receivable:

(a) that constitutes “tangible chattel paper” as defined in the Uniform Commercial Code as in effect in all applicable jurisdictions;

(b) that provides for equal monthly payments that fully amortize the amount financed over its original maturity;

(c) the Obligor of which (A) has a FICO score of at least 600 and (B) is not subject to an Insolvency Event;

(d) has an original term of at least six (6) months and not more than seventy-two (72) months;

(e) has a Principal Balance of at least $1,000 and not more than $80,000;

(f) has an Annual Percentage Rate of at least 5.00%;

(g) with respect to which more than 10% of a Scheduled Receivable Payment is no more than thirty (30) days past due and is not a Liquidated Receivable;

(h) has, with respect to a new vehicle Contract, a maximum LTV of 130%; provided that no more than 5.00% of the Contracts (by aggregate Principal Balance of all Contracts) may be secured by Financed Vehicles that at the time of purchase by the related Obligors were new vehicles with LTVs greater than or equal to 130% but less than or equal to 140%;

(i) has, with respect to a used vehicle Contract, a maximum LTV of 120%; provided that no more than 5.00% of the Contracts (by aggregate Principal Balance of all Contracts) may be secured by Financed Vehicles that at the time of purchase by the related Obligors were used vehicles with LTVs greater than or equal to 120% but less than or equal to 130%;

(j) the Obligor of which has an AmeriCredit Score of at least 230;

(k) that is denominated and payable only in Dollars;

(l) with respect to which the full principal amount has been advanced and with respect to which there are no requirements for future advances under the related Contract; and

(m) with respect to which no litigation, proceeding or governmental investigation is pending, or any order, decree or injunction is outstanding;

provided that with respect to any day, in addition to the requirements of paragraph (a) through (m) above (which must be satisfied only as of the related Transfer Date), each Receivable:

(i) is duly authorized, in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any offset, counterclaim or defense whatsoever;

(ii) does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no Person is in violation of any such law, rule or regulation in any material respect;

(iii) is free and clear of all Adverse Claims; and

(iv) does not contravene or conflict with any law, rule or regulation or any contractual or other restriction, limitation or encumbrance because of its assignment by the Originator to the Seller and by the Seller to the Borrower and the sale or assignment of which does not require the consent of the Obligor thereof.

SCHEDULE D

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in this Agreement, to induce the Lenders, the Collateral Agent and the Deal Agent to enter into this Agreement and, in the case of the Lenders, to make the Loans hereunder, the Borrower hereby represents, warrants, and covenants to the Lenders, the Collateral Agent and the Deal Agent as to itself as follows, and with respect to paragraphs 8 and 11 only, Servicer, hereby represents, warrants and covenants to the Lenders, the Collateral Agent and the Deal Agent as to itself as follows on the date hereof and on each Payment Date thereafter:

General

1. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Collateral Agent, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Borrower.

2. The Receivables constitute “tangible chattel paper” within the meaning of the applicable UCC.

Creation

4. The Borrower owns and has good and marketable title to the Receivables free and clear of any Adverse Claim.

5. The Seller has received all consents and approvals to the sale of the Receivables under the Receivables Purchase Agreement to the Borrower required by the terms of the Receivables that constitute payment intangibles.

Perfection

6. The Borrower has caused the filing of all appropriate financing statements in the proper filing offices in the appropriate jurisdictions under applicable law in order to perfect the sale of the Receivables from the Seller to the Borrower, and the security interest in the Receivables granted to the Collateral Agent under this Agreement; and all financing statements referred to in this paragraph contain a statement that: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Collateral Agent.”

Priority

7. Other than the transfer of the Receivables to the Borrower under the Receivables Purchase Agreement and the security interest granted to the Collateral Agent pursuant to this Agreement, none of the Borrower, the Seller or the Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables, the Collection Account, any Lockbox Account or any other item of Collateral. None of the Borrower, the Seller or the Originator has authorized the filing of, or is aware of any financing statements against the Borrower, the Seller or the Originator that include a description of collateral covering the

Receivables, the Collection Account, any Lockbox Account or any other item of Collateral other than any financing statement relating to the security interest granted to the Collateral Agent under this Agreement or that has been released or terminated.

8. None of the Borrower, the Seller or the Servicer is aware of any judgment, ERISA or tax lien filings against either the Borrower, the Seller or the Originator.

9. Survival of Perfection Representations. Notwithstanding any other provision of this Agreement or any other Transaction Document, the Perfection Representations contained in this Schedule shall be continuing, and remain in full force and effect until such time as all Obligations under the Receivables Funding Agreement have been finally and fully paid and performed.

10. No Waiver. The parties to this Agreement shall not, without obtaining the prior written consent of the Collateral Agent, waive any of the Perfection Representations or waive a breach of any of the Perfection Representations.

11. Servicer to Maintain Perfection and Priority. The Servicer covenants that, in order to evidence the interests of the Borrower and the Collateral Agent under this Agreement, they each shall take such action, or execute and deliver such instruments (other than effecting a Filing (as defined below) unless such Filing is effected in accordance with this paragraph) as may be necessary or advisable (including, without limitation, such actions as are requested by the Deal Agent), to maintain and perfect, as a first priority interest, the Collateral Agent’s security interest in the Collateral. Servicer shall, from time to time and within the time limits established by law, prepare and present to the Deal Agent for the Deal Agent to authorize (based in reliance on the Opinion of Counsel hereinafter provided for) the Servicer to file, all financing statements, amendments, continuations, initial financing statements in lieu of a continuation statement, terminations, partial terminations, releases or partial releases, or any other filings necessary or advisable to continue, maintain and perfect the Collateral Agent’s security interest in the Collateral as a first-priority interest (each a “Filing”). The Servicer shall present each such Filing to the Deal Agent together with (x) an Opinion of Counsel to the effect that such Filing is (i) consistent with grant of the security interest to the Collateral Agent pursuant to this Agreement, (ii) satisfies all requirements and conditions to such Filing in this Agreement and (iii) satisfies the requirements for a Filing of such type under the UCC (or if the UCC does not apply, the applicable statute governing the perfection of security interests), and (y) a form of authorization for the Deal Agent’s signature. Upon receipt of such Opinion of Counsel and form of authorization, the Deal Agent shall promptly authorize in writing the Servicer to, and the Servicer shall, effect such Filing under the UCC without the signature of the Borrower or the Deal Agent where allowed by applicable law. Notwithstanding anything else in the Transaction Document to the contrary, the Servicer shall not have any authority to effect a Filing without obtaining written authorization from the Deal Agent in accordance with this paragraph 11.

SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF THE SERVICER AND SERVICER’S

SERVICING, COLLECTION AND CREDIT POLICIES AND PROCEDURES

A. Representations and Warranties of the Servicer.

The Servicer makes the following representations on which the Lenders shall be deemed to have relied in purchasing and making Loans under this Agreement and on which the Borrower is deemed to have relied in acquiring the Receivables. The representations speak as of the execution and delivery of this Agreement on the Closing Date and as of each applicable Transfer Date, and shall survive the sale of the Receivables to the Borrower and the pledge thereof to the Collateral Agent pursuant to this Agreement.

The representations and warranties set forth on this Schedule E are true and correct and shall not apply to any entity other than AmeriCredit;

1. Organization and Good Standing. The Servicer has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power, authority and legal right to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and now has, power, authority and legal right to enter into and perform its obligations under this Agreement;

2. Due Qualification. The Servicer is duly qualified to do business in good standing and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Receivables as required by this Agreement) requires or shall require such qualification;

3. Power and Authority. The Servicer has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out its terms and their terms, respectively, and the execution, delivery and performance of this Agreement and the Transaction Documents to which the Servicer is a party have been duly authorized by the Servicer by all necessary corporate action;

4. Binding Obligation. This Agreement and the Transaction Documents to which the Servicer is a party shall constitute legal, valid and binding obligations of the Servicer enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law;

5. No Violation. The consummation of the transactions contemplated by this Agreement and the Transaction Documents to which the Servicer is a party, and the fulfillment of the terms of this Agreement and the Transaction Documents to which a Servicer is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of the Servicer, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Servicer is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, or violate any law, order, rule or regulation applicable to the Servicer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or any of its properties;

6. No Proceedings. There are no proceedings or investigations pending or, to the Servicer’s knowledge, threatened against the Servicer, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Servicer or its properties (A) asserting the invalidity of this Agreement or any of the Transaction Documents, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the Transaction Documents or (D) seeking to adversely affect the federal income tax or other federal, state or local tax attributes of the Notes;

7. No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement which has not already been obtained.

B. Servicing, Collection and Credit Policies and Procedures

Note: Applicable Time Periods Will Vary by State

Compliance with state collection laws is required of all AmeriCredit Collection Personnel. Additionally, AmeriCredit has chosen to follow the guidelines of the Federal Fair Debt Collection Practices Act (FDCPA).

The Collection Process

AmeriCredit mails each customer a monthly billing statement 16 to 20 days before payment is due.

A. All accounts are issued to the Computer Assisted Collection System (CACS) at 5 days delinquent or at such other dates of delinquency as determined by historical payment patterns of the account.

B. The CACS segregates accounts into two groups: loans 5 to 45 days delinquent and those over 45 days delinquent.

C. Loans delinquent for up to 45 days are then further segregated into two groups: accounts that have good phone numbers and those that do not.

D. Loans up to 45 days delinquent are transferred to the Concerto system (AmeriCredit’s predictive dialing system). The system automatically dials the phone number related to a delinquent account for all accounts that have a good phone number. When a connection is made, the account is then routed to the next available account representative.

E. Loans without good phone numbers are called manually, through the CACS system, or in a preview dialer campaign.

F. All reasonable collection efforts are made in an attempt to prevent these accounts from becoming 30+ days delinquent – this includes the use of collection letters. Collection letters may be utilized between 5th and 25th days of delinquency.

G. When an account reaches 31 days delinquent, a collector determines if any default notification is required in the state where the debtor lives.

H. When an account exceeds 45 days delinquent, the loan is assigned to a 46+ collection team, which will continue the collection effort until resolution. If the account cannot be resolved through normal collection efforts (i.e., satisfactory payment arrangements) then the account may be submitted for repossession approval. An officer must approve all repossession requests.

I. CACS allows each collector to accurately document and update each customer file when contact (verbal or written) is made.

Repossessions

If repossession of the collateral occurs, the following steps are taken:

A. Proper authorities are notified (if applicable).

B. An inventory of all personal property is taken and a condition report is prepared on the vehicle.

C. Written notification, as required by state law, is sent to the customer(s) stating their rights of redemption or reinstatement along with information on how to obtain any personal property that was in the vehicle at the time of repossession.

D. Written request to the originating dealer for all refunds due for dealer adds is made.

E. Collateral disposition through public or private sale, (dictated by state law), in a commercially reasonable manner, through a third-party auto auction.

F. After the collateral is liquidated, the debtor(s) is notified in writing of the deficiency balance owed, if any.

Use of Due Date Changes

Due dates may be changed subject to the following conditions:

A. The account is contractually current or will be brought current with the due date change.

B. Due date changes cannot exceed the total of 30 days over the life of the contract.

C. The first installment payment has been paid in full.

D. Only one due date change in a twelve month period.

An Officer must approve any exceptions to the above stated policy.

Use of Payment Deferments

A payment deferral is offered to customers who have the desire and capacity to make future payments but who have encountered temporary financial difficulties, with management approval.

A. Without prior approval, minimum of six payments have been made on the account and a minimum of six payments have been made since the most recent deferment (if any).

B. The account will be brought current with the deferment, but not paid ahead, without management approval.

C. A deferment fee is collected on all transactions.

D. No more than eight total payments may be deferred over the life of the loan, without management approval.

E. No single payment deferral may defer payment for more than two payment periods.

An Officer must approve any exceptions to the above stated policy.

Charge-Offs

It is AmeriCredit’s policy that any account that is not successfully recovered by 120 days delinquent is submitted to an Officer for approval and charge-off.

It is AmeriCredit’s policy to carry all Chapter 13 bankruptcy accounts until 120 days delinquent.

A partial charge-off is taken for the unsecured portion of the account. On fully reaffirmed Chapter 7 bankruptcy accounts, the accounts can be deferred current at the time of discharge.

Deficiency Collections

Collections on charged-off accounts are continued internally and/or are assigned to third party collection agencies for deficiency balances.